Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 13

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

ENJOY TECHNOLOGY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are traded on OTC Markets (“OTC”), under the ticker symbol “ENJYQ” for the Common Stock and “ENJWQ” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On July 28, 2022, the closing sale price of our Common Stock as reported by OTC was $0.08 per share and the closing price of our Warrants was $0.01 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJYQ	*
Warrants to purchase common stock	ENJYWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on July 11, 2022 under the symbols “ENJYQ” and “ENJWQ”, respectively.

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2022, Enjoy Technology, Inc. (the “Company”) and certain of its subsidiaries entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Asurion, LLC (the “Buyer”) to sell substantially all of its assets pursuant to a sale conducted under Section 363 of the U.S. Bankruptcy Code. The Purchase Agreement provides for aggregate consideration in the amount of up to $110,000,000 (“Purchase Price”) subject to various deductions including a $23,800,000 holdback amount (the “Holdback”). The Holdback is comprised of (i) deferred revenue, (ii) customer chargebacks, (iii) post-closing residuals and (iv) inventory losses, and such amount earned, if any, will be released to the Company within eight months following the closing of the transaction.

Pursuant to the Purchase Agreement, Buyer agreed to pay the Purchase Price, subject to various deductions, including the Holdback, the aggregate amount of any unpaid and outstanding sums under the DIP Facility (as defined in the Purchase Agreement), certain other filing fees, costs and expenses due in accordance with the DIP Facility and the Purchase Agreement and the amounts required to cure any defaults under contracts that will be assumed and assigned to Buyer pursuant to the Purchase Agreement. The sale is subject to the final order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and a hearing to approve the sale has been scheduled for August 12, 2022. The Purchase Price less all deductions is payable in cash upon closing of the sale.

Pursuant to the order of the Bankruptcy Court entered on July 26, 2022, in the event the Company consummates a sale transaction with another purchaser subject to the bidding and sale procedures, the Bankruptcy Court approved a breakup fee in the amount of $2,586,000.

The Purchase Agreement contains customary representations, warranties, covenants and closing conditions that are subject to certain limitations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding the Purchase Agreement’s terms. They are not intended to provide any other factual information about Buyer. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of the specific date therein, were solely for the benefit of the parties to the Purchase Agreement and may be subject to important limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries. Moreover, information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement containing them, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Credit Agreement

On July 25, 2022, the Company entered into a secured super-priority debtor in possession credit, guaranty and security agreement (the “Credit Agreement”) with Buyer, as lender (the “Lender”), and certain subsidiaries of the Company (together with the Company, the “Borrowers”), pursuant to which the Borrowers borrowed $55.0 million in multiple drawings (the “DIP Loans”) from the Lender on terms and conditions consistent with those set forth in that certain commitment letter attached as Exhibit 10.2 in the Company’s Current Report on Form 8-K filed on June 29, 2022. Upon entry by the Bankruptcy Court of the interim order authorizing and approving the DIP Loans on July 1, 2022, (i) the outstanding amount of the bridge loan under that certain senior secured credit, guaranty and security agreement, dated as of June 29, 2022, by and among the Borrowers and Lender, was converted to obligations under the Credit Agreement, and (ii) the Borrowers borrowed approximately $20.0 million under the DIP Loans. The Borrowers borrowed the remaining balance of the DIP Loans in the amount of $32.5 million on July 26, 2022, upon entry by the Bankruptcy Court of the final order authorizing and approving the Credit Agreement. The proceeds of the DIP Loans may be used by the Borrowers (i) to fund the costs of the administration of the bankruptcy cases (including professional fees and expenses and the section 363 sale processes), (ii) for working capital and other general corporate purposes, and (iii) to fund interest, fees and other payments related to the DIP Loans and Credit Agreement, in each case subject to the applicable orders of the Bankruptcy Court.

The DIP Loans have a scheduled maturity date of September 30, 2022, and will be due and payable in full in cash on such date or such earlier date as provided in the Credit Agreement, including as applicable (i) if a final order has not been entered in connection with the DIP Loans, by July 26, 2022, (ii) the acceleration of the DIP Loans and the termination of the DIP Commitments upon the occurrence of an event of default under the Credit Agreement, (iii) the effective date of any plan of reorganization, (iv) the date the Bankruptcy Court converts any of the chapter 11 cases to a case under chapter 7 of the Bankruptcy Code, (v) the date the Bankruptcy Court dismisses any of the chapter 11 cases, (vi) the consummation of the sale of all or substantially all of the Borrowers’ and its subsidiaries assets and (vii) the date an order is entered in any bankruptcy case appointing a chapter 11 trustee or examiner with enlarged powers. The DIP Loans bear interest at a rate of 12% per annum, accruing monthly, and such interest will be added to the principal amount of the loan and accrue additional interest thereafter and will be payable in kind. The Company must prepay principal on the DIP Loans upon the occurrence of certain events. The Company and all of its domestic subsidiaries are jointly and severally liable for the DIP Loans, and the DIP Loans are secured by substantially all assets of the Company and its domestic subsidiaries. The Credit Agreement contains customary affirmative and negative covenants and representations and warranties, including financial reporting obligations and certain limitations on indebtedness, liens, investments, distributions (including dividends), collateral, investments, mergers or acquisitions and corporate changes. The Credit Agreement also includes events of default, including payment defaults, breaches of provisions under the loan documents, certain losses or impairment of collateral and related security interests, the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Credit Agreement, cross defaults to certain other contracts of the Company, certain bankruptcy or insolvency events, failure to provide budgets or financial reports and occurrence of a “change of control” as described in the Credit Agreement.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Credit Agreement, a copy of which is filed as Exhibit 10.2 and is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

10.1	Asset Purchase Agreement by and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated July 25, 2022.*

10.2	Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated July 25, 2022.*

104	Cover Page Interactive Data File, formatted in Inline XBRL (embedded within the Inline XBRL document).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon request by the SEC. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: July 28, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

ASURION, LLC

and

ENJOY TECHNOLOGY, INC.,

ENJOY TECHNOLOGY OPERATING CORP.,

and

ENJOY TECHNOLOGY LLC

dated as of

July 25, 2022

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		2
1.1	Purchase and Sale of the Transferred Assets	2
1.2	Assumption/Rejection of Certain Contracts	6

ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS		8
2.1	Stalking Horse Bidder and Sale Process	8
2.2	Bankruptcy Court Matters	8
2.3	Entry of Order Approving Sale	9
2.4	Certain Bankruptcy Undertakings by Sellers	10
2.5	Break-Up Fee and Expense Reimbursement	10

ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION		11
3.1	Transfer Documents	11

ARTICLE IV CONSIDERATION; ALLOCATION		11
4.1	Consideration	11
4.2	Allocation	11
4.3	Customer Holdback	12
4.4	No Good Faith Deposit	12

ARTICLE V CLOSING		12
5.1	Closing Date	12

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLERS		12
6.1	Organization, Qualification and Authority	13
6.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	13
6.3	Title to and Condition of Assets	13
6.4	Legal Proceedings	14
6.5	Real Property	14
6.6	No Violation of Laws or Agreements	15
6.7	Employee Benefits; ERISA Matters; Employees and Independent Contractors	15
6.8	Financial Statements	15
6.9	Absence of Certain Changes	16
6.10	Contracts	18
6.11	Customers; Suppliers	18
6.12	Intellectual Property; Privacy	19
6.13	Labor Matters	22
6.14	Environmental Matters	22
6.15	Compliance with Laws	23
6.16	Prepaid Expenses; Deferred Revenue	23
6.17	Brokers	23
6.18	Permits	23
6.19	Insurance	23
6.20	Telephone Numbers and Internet Connections	23

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6.21	Taxes; Tax Returns	24
6.22	Undisclosed Liabilities	24

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER		24
7.1	Organization, Qualification and Authority	24
7.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	24
7.3	Brokers	24
7.4	No Violation of Laws or Agreements	25

ARTICLE VIII COVENANTS AND AGREEMENTS		25
8.1	Conduct of Business	25
8.2	Mutual Covenants	26
8.3	Notification of Certain Matters	27
8.4	Access to Information	27
8.5	Public Announcement	27
8.6	Taxes	28
8.7	Employees	28
8.8	Further Assurances; Post-Closing Access	29
8.9	Confidentiality	29
8.10	No Survival of Representations and Warranties	29
8.11	Communications and Activities with Customers and Suppliers	30
8.12	Treatment of Contracts	30
8.13	Transfer of Acquired Assets	30
8.14	Inventory	30
8.15	Change of Name	31

ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		31
9.1	Accuracy of Representations and Warranties; Performance of this Agreement	31
9.2	Officer’s Certificate	31
9.3	Transfer, Assignment and Assumption Documents	31
9.4	Data Room	31
9.5	Bankruptcy Matters	31
9.6	Winning Bidder	31
9.7	Required Consents	31
9.8	HSR Filings	31
9.9	AT&T Contract	32
9.10	Financing	32
9.11	Key Employee Agreements	32
9.12	Other Employee Hires	32
9.13	Accrued Compensation and Benefits	32
9.14	No Material Adverse Effect	32
9.15	Lease Obligation	32
9.16	Payment of Fees and Expenses	32

ii

ARTICLE X CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		32
10.1	Accuracy of Representations and Warranties; Performance of this Agreement	33
10.2	Officer’s Certificate	33
10.3	Transfer, Assignment and Assumption Documents	33
10.4	Bankruptcy Matters	33
10.5	Winning Bidder	33
10.6	HSR Filings	33

ARTICLE XI TERMINATION		33
11.1	Breaches and Defaults; Opportunity to Cure	33
11.2	Termination	33

ARTICLE XII MISCELLANEOUS		34
12.1	Notices	34
12.2	Expenses	35
12.3	Governing Law	35
12.4	Assignment	35
12.5	Successors and Assigns	35
12.6	Amendments; Waivers	36
12.7	Entire Agreement	36
12.8	Counterparts	36
12.9	Severability	36
12.10	Section Headings	36
12.11	Interpretation	36
12.12	Third Parties	36
12.13	Specific Performance	36
12.14	Disclosure Schedule and Exhibits	37
12.15	Release	37
12.16	Definitions	38

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2022 by and between Asurion, LLC, a Delaware limited liability company (“Buyer”), and Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”) and Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and, together with Enjoy and Enjoy Operating, each a “Seller” and, collectively, “Sellers”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 12.16.

WHEREAS, on June 30, 2022, each Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the cases arising under each such petition, collectively, the “Voluntary Bankruptcy Cases”);

WHEREAS, Sellers are engaged, among other things, in the business of providing services in connection with, and in support of, the AT&T Contract to bring products, services and subscriptions directly to consumers and, in connection therewith, the development of proprietary intellectual property relating thereto, inventory management, and owning, operating and managing a network of “mobile stores”, including both leased physical locations and a fleet of leased vehicles, with significant inventory on consignment and trained personnel to bring retail store experiences directly to the consumer (the “Business”);

WHEREAS, Sellers desire to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with the Assumed Liabilities of Sellers, upon the terms and subject to the conditions set forth in the Agreement (collectively with the transactions contemplated by this Agreement and the other Transaction Documents, the “Transaction”);

WHEREAS, Buyer wishes to purchase and take delivery of the Transferred Assets and assume the Assumed Liabilities upon such terms and subject to such conditions;

WHEREAS, the Transferred Assets will be sold pursuant to the Sale Order under Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, certain of the obligations of Sellers under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article II;

WHEREAS, on or prior to the date hereof, Buyer has entered into the Key Employee Agreements with the Key Employees to be effective as of the Closing; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the Transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Transferred Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(b), at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer (or its designee, which Buyer shall specify in the Bill of Sale(s) or Trademark Assignment Agreement(s), as applicable), and Buyer (or its designee) shall purchase, acquire and take assignment and delivery from Sellers, all of Sellers’ rights, title and interest in, to and under (i) the Sellers-Owned Intellectual Property, whether or not used in or held for use in the Business, and (ii) all other assets, properties and rights (contractual or otherwise) owned by Sellers and relating to, used in or held for use in connection with the Business, including supporting the performance of the AT&T Contract, excluding only the Excluded Assets (collectively, the “Transferred Assets”). Without limiting the foregoing, the Transferred Assets shall include all of Sellers’ right, title and interest in, to and under the following:

(i) all accounts receivable of Sellers derived from the operations of or otherwise related to the Business;

(ii) all tangible personal property of every kind, including inventory (including each Seller’s rights with respect to all inventory or other assets held on consignment, including the right to possession thereof), supplies, equipment, furniture (including couches, tables, chairs, storage equipment, rolling racks and other similar items), computers, tablets, telephones (including iPhones and other cellular devices), electronic and networking hardware (including servers, routers and switches), televisions and other audio/video equipment, appliances, office and warehouse equipment and apparatuses, machinery and any other tangible personal property located at or in (and improvements and additions related thereto) any Leased Real Property or leased vehicle (“Tangible Personal Property”) and any warranty or claims associated therewith;

(iii) subject to Section 1.2, all Contracts and Leases of Sellers set forth on Section 1.1(a)(iii) of the Disclosure Schedule (the “Assumed Contracts”), which Section 1.1(a)(iii) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2, and all rights and interests of Sellers (but not their respective obligations) in, to and under any confidentiality, non-solicitation, non-competition or invention assignment agreements (but not employment agreements) signed by former or current employees of any Seller and other parties in favor of any Seller or its predecessors;

(iv) all Permits transferable to Buyer pursuant to their terms and in accordance with applicable Laws;

(v) all Intellectual Property owned by any Seller and all other Intellectual Property used or held for use in the Business, including (i) the name “Enjoy” and all related names and derivations, and all trademarks, service marks, tradenames and other Intellectual Property rights associated therewith, (ii) Domain Names (including www.enjoy.com and any other domain names owned, used or held for use by any Seller or otherwise associated with the Business), (iii) websites and web pages, and all content thereof or associated therewith, including located at or under the Domain Names described in the foregoing clause (ii) (collectively, the “Websites”) (including, without limitation, (A) web pages, support files and related information and data associated with the Websites; (B) any and all Software, text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps,

2

documentation, audio files, video files, log files or customer data; (C) all content that has appeared in any past or present editions of the Websites, whether archived on the Websites or otherwise; (D) all e-mail databases, and (E) the operation, concepts, look and feel of the Websites, the foregoing Website materials and business ideas associated with the Business), (iv) all Software and other information technology, including Sellers-Owned Software; (v) e-mail addresses, telephone, fax and pager numbers owned, used or held for use by any Seller or otherwise in connection with the Business, (vi) all training, marketing and other client or customer-facing material prepared by, for or in connection with the Business, (vii) all Registered Intellectual Property; and (viii) all Licensed Intellectual Property used in, held for use or related to the Business and all documentary evidence thereof (including records, files, computer tapes or disks, or other media on or in which the same may be evidenced or documented);

(vi) all books and records relating to the Transferred Assets or the Business, including customer or client lists, historical customer data, files, documentation and other records and such records required to be maintained pursuant to the AT&T Contract (including Section 4.9 thereof); provided, however, that Sellers shall have the right to reasonable access to such books and records acquired by Buyer in order to administer their bankruptcy estates;

(vii) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Transferred Assets or the Business (other than those constituting the Excluded Assets) and all rights to enforce, in the name and on behalf of itself and each Seller and its predecessors, and interests of Sellers in, the provisions of any Contract not constituting an Assumed Contract, which is signed by a former or current employee of any Seller or other parties in favor of any Seller or its predecessors, protecting the confidential or proprietary information of any Seller or its predecessors, prohibiting or restricting any solicitation or interference with any employee, customer or other business relation of, or any activities that are competitive with, any Seller or its predecessors or the Business, or otherwise providing for the assignment of Intellectual Property created at the direction of or used or held for use in connection with the Business (or similar protective covenants with respect to any such Intellectual Property), and all rights in favor of any Seller or its predecessors under any other Contracts related to the Business as it relates to the Transferred Assets;

(viii) all deposits and prepayments held by third parties pursuant to any Assumed Contract;

(ix) all Sellers’ rights to telephone number(s), email addresses and websites used by Sellers in connection with the Business;

(x) all rights of Sellers to receive insurance proceeds to the extent that such proceeds are paid after Closing to reimburse Sellers for damages or losses which occurred on or before the Closing Date to any Transferred Assets;

(xi) the bank accounts of Sellers listed on Section 1.1(a)(xi) of the Disclosure Schedule (the “Transferred Bank Accounts”) (which Section 1.1(a)(xi) of the Disclosure Schedule may be updated by Buyer prior to Closing in its sole and absolute discretion), but expressly excluding any cash in the Transferred Bank Accounts and any Closing Cash Consideration except to the extent necessary to cover checks issued by Sellers prior to the Closing and any other payments in process that have not yet cleared as of the Closing Date;

3

(xii) except as provided in Section 1.1(b), all claims and actions of Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code (“Avoidance Claims”); and

(xiii) other than any Excluded Assets, all other assets, properties or rights of every kind and description of Sellers, wherever located, whether real, personal or mixed, tangible or intangible, including all goodwill of Sellers as a going concern and all other intangible property of Sellers, in each case, relating to, used in or held for use in connection with the Business, including supporting the performance of the AT&T Contract.

In accordance with Section 1.2(b), Buyer may, in its sole discretion and by written notice to Sellers, designate any of the Transferred Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Transferred Assets so designated. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Transferred Assets as Excluded Assets pursuant to the operation of this paragraph. Notwithstanding any other provision hereof to the contrary, the Liabilities of Sellers under or related to any Transferred Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, Sellers (collectively, the “Excluded Assets”) shall be retained by Sellers and shall be excluded from the Transferred Assets prior to the Closing notwithstanding any other provision of this Agreement:

(i) the Closing Cash Consideration;

(ii) all cash and cash equivalents held by Sellers other than as set forth in Section 1.1(a)(xi);

(iii) any Permits that are not transferable pursuant to their terms and in accordance with applicable Laws;

(iv) all Contracts and Leases that are not Assumed Contracts including, without limitation, the Contracts and Leases set forth on Section 1.1(b)(iv) of the Disclosure Schedule (the “Excluded Contracts”) (and all deposits thereto), which Section 1.1(b)(iv) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2;

(v) any of the following books and records: corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records (other than personnel files of the Transferred Employees) and any other books and records that Sellers are prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain;

(vi) except as set forth in Section 1.1(a)(x), all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder, including, without limitation, Directors & Officers insurance;

(vii) all Tax assets (including any Tax attributes, duty and Tax refunds and prepayments) of Sellers or any Affiliates of Sellers;

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(viii) equity securities or other ownership interests of any of the Sellers (or any of their respective Subsidiaries or Affiliates);

(ix) any adequate assurance deposit under Section 366 of the Bankruptcy Code;

(x) all interests of Sellers under the Transaction Documents;

(xi) all Employee Plans;

(xii) (A) all records and reports prepared or received by Sellers or any of their Affiliates in connection with the Transactions contemplated by this Agreement, including all analyses relating to the Transactions contemplated by this Agreement or Buyer so prepared and received, (B) all bids and expressions of interest received from third parties with respect thereto, with respect to or related to the transactions contemplated thereby and (C) all privileged communications between Sellers and any of their advisors or representatives;

(xiii) All claims and causes of action, if any, against any current or former equity holder, any Seller or Affiliate of Seller, or any director, officer, Insider, auditor, insurer, accountant or other retained professional of Sellers; and

(xiv) any other assets, properties and rights set forth on Section 1.1(b)(xiii) of the Disclosure Schedule.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter pay, discharge and perform in accordance with their terms, Liabilities of Sellers pursuant to the Assumed Contracts to the extent first arising and accruing (and relating to periods) after the Closing (which shall not include Liabilities of the nature described in clauses (i) through (x) of Section 1.1(d)) (the “Assumed Liabilities”).

(d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or other Liabilities of Sellers or relating to the Business or the Transferred Assets (or which may be asserted against or imposed upon Buyer as a successor or transferee of Sellers, as an acquirer of the Transferred Assets or as a matter of Law) of any kind or nature, fixed or contingent, known or unknown, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) and, without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) any Liability for (A) any Taxes arising out of the ownership of the Transferred Assets or the operation of the Business attributable to any period prior to the Closing, including withholding, payroll, social security, workers compensation, unemployment, disability and other similar Taxes with respect to wages or other compensation of an employee or other service provider, (B) any Taxes attributable to any Excluded Asset, (C) any sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or excise taxes (if any), resulting from the consummation of the Transaction contemplated by this Agreement (“Transfer Taxes”) and (D) any other Taxes owed by Sellers;

(ii) any Liability of Sellers under any Contract or otherwise to the extent arising, accruing or relating to periods prior to the Closing;

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(iii) any Liability of Sellers relating to and arising from Sellers’ operation of the Business or the Transferred Assets prior to the Closing, including, without limitation, accrued compensation, employee expenses and benefits of Employees;

(iv) any Liability of Sellers arising out of or resulting from their compliance or noncompliance with any Law or breach or default under any Contract;

(v) any Liability of Sellers arising out of or related to any Legal Proceeding against it and that was asserted on or prior to, or that relates to any time prior to, the Closing Date;

(vi) any Liability of Sellers arising under or in connection with any Employee Plans of, or maintained or required to be maintained, by Sellers;

(vii) any Liability of Sellers to pay any fees or commission to any broker or finder in connection with the Transactions contemplated by this Agreement;

(viii) all Liabilities related to any current or former employee of Sellers (other than, for the avoidance of doubt, Liabilities of Buyer related to the Transferred Employees arising on or after the later of the Closing and the date such Transferred Employee becomes employed by Buyer);

(ix) any Liability to the extent relating to any Excluded Asset or that is not an Assumed Liability; and

(x) any Liability not expressly assumed by Buyer in this Agreement.

(e) Cure Costs. The Assumed Contracts shall be assumed by Sellers and assigned to Buyer in accordance with the requirements of Section 365 of the Bankruptcy Code, and Seller shall be obligated to pay, from the Purchase Price on the Closing Date pursuant to Section 4.1, all amounts needed to cure any defaults to the extent such defaults are required to be cured and such cure amounts are required to be paid as a condition to assumption and assignment of any such Assumed Contracts (the “Cure Costs”); provided, that if Buyer determines that Sellers cannot or will not satisfy any such Cure Costs at or prior to the Closing, then Buyer may terminate this Agreement in accordance with Section 11.2(g).

(f) Tax Withholding. Except as otherwise provided in the Sale Order, Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is reasonably required to deduct and withhold under any provision of Law with respect to Taxes, as determined in good faith; provided that Buyer shall provide reasonable advance notice to Sellers of any such required deduction and withholding and shall cooperate with Seller to minimize (and, to the extent possible, eliminate) any such required deduction and withholding. All such withheld amounts that are properly remitted to the appropriate Governmental Entity shall be treated as delivered to Sellers hereunder.

1.2 Assumption/Rejection of Certain Contracts.

(a) Assumption and Assignment of Executory Contracts. Section 1.2(a) of the Disclosure Schedule sets forth a list of all executory Contracts (including all Leases with respect to Leased Real Property) to which, to the Knowledge of Sellers, one or more Sellers are party or to which any of their assets are bound and which relate to, are used in or are held for use in connection with the Business. From time to time as requested by Buyer, and no later than three days prior to the Closing, Sellers shall update Section 1.2(a) of the Disclosure Schedule. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases that are

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Assumed Contracts and take all other actions necessary or otherwise required to cause such Contracts to be assumed by and assigned to Buyer or any other Person designated by Buyer pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assumed Contracts as of the Closing (including (x) serving on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contract(s) and of the deadline for objecting to the Cure Costs or any other aspect of the proposed assumption and assignment of their Contracts to Buyer and (y) taking, as promptly as practicable, all other actions reasonably requested by Buyer to facilitate any negotiations with the counterparties to such Assumed Contracts and to obtain an order, including a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Buyer or a Person designated by Buyer, as applicable, the Assumed Contracts, each of which shall be identified by the name or appropriate description and date of the Assumed Contract (if available), the other party to the Assumed Contract and the address of such party for notice purposes, a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assumed Contracts. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assumed Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court. At the Closing and subject to the last paragraph of Section 1.1(a) and Section 1.2(b), Sellers shall, pursuant to the Sale Order (and, if applicable, the Bill of Sale(s)), assume and assign to Buyer or a Person designated by Buyer (the consideration for which is included in the Consideration), all Assumed Contracts that may be assigned by any such Seller to Buyer or a Person designated by Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code. Not less than two and not more than five Business Days prior to the Closing, Sellers shall deliver to Buyer a certificate containing documentary evidence from each payee to which Cure Costs are payable wire instructions with respect to the payment of such applicable Cure Costs ordered by the Bankruptcy Court, together with a detailed listing of all Customer Deferred Revenue as of immediately prior to the Closing, in each case, certified by the Chief Executive Officer of Enjoy (collectively, the “Cure Cost and Deferred Revenue Certificate”). At the Closing, (i) Sellers shall pay all Cure Costs from the Closing Cash Consideration pursuant to Section 4.1 and (ii) Buyer shall, assume or cause to be assumed, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform (or cause to be fully satisfied, discharged and performed) all of the obligations (other than any Excluded Liabilities) that are Assumed Liabilities under each Assumed Contract pursuant to Section 365 of the Bankruptcy Code and the Bill of Sale(s), as applicable.

(b) Excluding or Adding Assumed Contracts Prior to Closing. Without prejudice to Section 8.12, Buyer shall have the right to notify Sellers in writing of any Assumed Contract that it does not wish to assume or a Contract to which any Seller is a party that Buyer wishes to add as an Assumed Contract up to three days prior to the Closing and (i) any such previously considered Assumed Contract that Buyer no longer wishes to assume shall be automatically deemed removed from the Disclosure Schedules related to Assumed Contracts and automatically deemed added to the Disclosure Schedules related to Excluded Contracts, in each case, without any adjustment to the Consideration, and (ii) any such previously considered Excluded Contract that Buyer wishes to assume as an Assumed Contract shall be automatically deemed added to the Disclosure Schedules related to Assumed Contracts, automatically deemed removed from the Disclosure Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Buyer, in each case, without any adjustment to the Consideration. Buyer may request, in its sole discretion, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assumed Contract, and Sellers shall use their reasonable best efforts to obtain such modifications or amendments; provided, however, that, for so long as Sellers use their reasonable best efforts to obtain such modifications or amendments, the failure to obtain any such modifications or amendments shall, in and of itself, not be a condition to Buyer’s obligation to consummate the Transactions contemplated by this Agreement on the Closing Date except as otherwise set forth in Article IX. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Assumed Contracts as contemplated by this Agreement (including the Cure Costs) shall be borne by Sellers.

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(c) Non-Assignment. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Assumed Contracts without the requirement of any consent by the parties thereto. To the extent any Assumed Contract is not assumable and assignable by Sellers to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, Sellers shall use their reasonable best efforts prior to Closing to obtain all such required consents of third parties that are necessary for the consummation of the Transactions contemplated hereby (the “Required Consents”). All such Required Consents shall be in writing, in form and substance reasonably acceptable to Buyer, and executed counterparts thereof shall be delivered to Buyer on or before five days prior to the Closing Date. If a Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, and Buyer elects to waive such Required Consent as a condition to Closing or otherwise proceeds with the Closing, Sellers shall continue to use their reasonable best efforts to obtain such Required Consents promptly following the Closing and, until obtained, use their reasonable best efforts after Closing to provide to Buyer the benefits under any such Assumed Contract or any claim or right, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereto arising out of the default or cancellation by such third party or otherwise.

ARTICLE II

BANKRUPTCY COURT APPROVAL AND OTHER MATTERS

2.1 Stalking Horse Bidder and Sale Process. Sellers have selected Buyer to serve, and Buyer has consented to its selection and service, collectively, as a “Stalking Horse Bidder,” whereby this Agreement shall serve as a base by which other offers for a potential Qualified Bid may be measured and is subject to competing offers for a Qualified Bid by way of the overbid process provided in the Bidding Procedures and as set forth below in Section 2.2. From the date hereof (and any prior time) and until the transactions contemplated hereby are consummated, Sellers are permitted to and to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to Buyer and its Affiliates and representatives) in connection with submitting any Qualified Bid in accordance with the Bidding Procedures Order. In addition, Sellers shall have the authority to respond to any inquiries or offers with respect to a Qualified Bid and perform any and all other acts related thereto to the extent any such act is not in violation of the Bidding Procedures Order or the Bankruptcy Code. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of the Transferred Assets, as determined in Seller’s sole and exclusive discretion in accordance with the Bidding Procedures Order.

2.2 Bankruptcy Court Matters.

(a) Sale Motion. On July 3, 2022, Sellers filed the Sale Motion. Sellers shall not alter, modify, or withdraw the Sale Motion without the prior consent of Buyer in its sole and absolute discretion.

(b) This Agreement. On or before July 25, 2022, Sellers shall file this Agreement with the Bankruptcy Court and provide all required notice of this Agreement.

(c) Bankruptcy Procedures Hearing and Bidding Procedures Order. On or before July 26, 2022, the Bankruptcy Court shall have (i) held a hearing to consider approval of the Bidding Procedures, and (ii) entered the Bidding Procedures Order.

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(d) Final DIP Financing Order. On or before July 26, 2022, the Bankruptcy Court shall have entered the Final DIP Financing Order.

(e) Assumption and Assignment Notice and Cure Schedule. Within three Business Days after entry of the Bidding Procedures Order, Sellers shall file and serve the Assumption and Assignment Notice and Cure Schedule (as defined in the Bidding Procedures). Any objections to the proposed assumption and assignment of the Assumed Contracts and related cure costs must be filed within 14 days of the filing of the Assumption and Assignment Notice and Cure Schedule.

(f) Bid Deadline. On or before August 8, 2022, at 10:00 a.m. ET, all Qualified Bids must be submitted in accordance with the Bidding Procedures (the “Bid Deadline”).

(g) Auction. On or before August 9, 2022, Sellers shall hold the Auction (as defined in the Bidding Procedures) if, inclusive of this Agreement, two or more Qualified Bids are received prior to the Bid Deadline.

(h) Sale Hearing. On or before August 12, 2022, at 10:00 a.m. ET, the Bankruptcy Court shall hold the Sale Hearing.

(i) Sale Order. On or before August 14, 2022, the Bankruptcy Court shall have entered the Sale Order.

2.3 Entry of Order Approving Sale.

(a) If this Agreement and the sale of the Transferred Assets to Buyer on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, the Sale Order shall be in accordance with the terms of this Agreement, shall be in a form satisfactory to Buyer in its sole and absolute discretion, and shall, among other things:

(i) approve this Agreement (as may be amended following an Auction, if one is held and Buyer presents the Successful Bid) and the execution, delivery, and performance by Sellers of this Agreement and the other instruments and agreements contemplated hereby;

(ii) approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assumed Contracts to Buyer free and clear of all Liens, Claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), 365(i), 365(l) and 365(n) of the Bankruptcy Code and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any third parties;

(iii) include a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(iv) include a finding that Buyer is not deemed to be a successor to Sellers, to have, de facto or otherwise, merged with or into Sellers or to be a mere continuation of Sellers;

(v) include a finding that the Consideration is a fair and reasonable price for the Transferred Assets;

(vi) include a finding that Buyer will not have any derivative, successor, transferee or vicarious Liability for Liabilities of any Seller or any Affiliates of any Seller by reason

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of any theory of Law or equity (whether under federal or state Law or otherwise) as a result of the transactions contemplated by this Agreement, including but not limited to any Liabilities on account of Transfer Taxes or any other Tax arising, accruing, or payable under, out of, in connection with, or in any way relating to the Business prior to the Closing or relating to employees of any Seller or any Affiliates of any Seller, executory contracts, or collective bargaining agreements except as expressly assumed by Buyer in this Agreement;

(vii) include a finding that, to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” or similar Laws in any applicable jurisdictions do not apply;

(viii) include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired Lease or right of entry; and

(ix) include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(b) Sellers shall provide notice of the Sale Hearing and any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local rules of bankruptcy procedure or as otherwise ordered by the Bankruptcy Court.

(c) Notwithstanding anything to the contrary in this Section 2.3 or any other provision of this Agreement, in the event that a Qualified Bid of a third party (an “Alternative Purchaser,” and the underlying agreement between the Alternative Purchaser and Sellers, the “Alternative APA”) is approved by the Bankruptcy Court at the hearing on the Sale Motion, Buyer shall have no obligation, under any circumstances, to serve as the Next-Highest Bidder (as defined in the Bidding Procedures) unless otherwise agreed to by Buyer in its sole and absolute discretion.

2.4 Certain Bankruptcy Undertakings by Sellers.

(a) Except as ordered by the Bankruptcy Court, Sellers shall not take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer’s rights hereunder), or (B) the entry of a stay pending appeal.

(b) If the Bidding Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

2.5 Break-Up Fee and Expense Reimbursement. In the event of a sale, transfer, change of control, liquidation or other disposition, directly or indirectly (including through an asset sale, stock sale, merger or other transaction) of any of the Transferred Assets in a single transaction or a series of transactions to one or more Persons (other than Buyer or an Affiliate of Buyer) (a “Third-Party Sale”),

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whether at an Auction, pursuant to a plan of reorganization or otherwise, is consummated, then Buyer will be entitled to receive a break-up fee out of the proceeds of such Third-Party Sale in an amount equal to 3.0% of the Purchase Price (the “Break-Up Fee”), plus Buyer’s reasonable out-of-pocket expenses, including the fees and expenses of Buyer’s attorneys and other professionals and advisors incurred in connection with the negotiation, execution and consummation of this Agreement in an amount not to exceed $500,000.00 of the Purchase Price (the “Expense Reimbursement”). Payment of the Break-Up Fee and Expense Reimbursement shall be made by wire transfer of immediately available U.S. funds to an account designated by Buyer from the proceeds of a sale to an Alternative Purchaser, with such payment to be made immediately upon the consummation of such sale. Until paid, and to the extent approved by the Bankruptcy Court, the Break-Up Fee and Expense Reimbursement shall be an administrative expense claim in the Voluntary Bankruptcy Cases under Section 503(b)(1) and Section 507(a)(2) of the Bankruptcy Code.

ARTICLE III

INSTRUMENTS OF TRANSFER AND ASSUMPTION

3.1 Transfer Documents. At the Closing, Sellers will deliver to Buyer (a) one or more bills of sale, assignment and assumption agreements as may be required by Buyer in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), (b) one or more trademark assignment agreements as may be required by Buyer in substantially the form attached hereto as Exhibit B (the “Trademark Assignment Agreement”), and (c) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement as shall be reasonably necessary to vest in Buyer (or its designee(s)) all of Sellers’ right, title and interest in, to and under the Transferred Assets.

ARTICLE IV

CONSIDERATION; ALLOCATION

4.1 Consideration. At the Closing, and subject to the terms and conditions of this Agreement and the entry and effectiveness of the Sale Order, in exchange for the sale, assignment, transfer, conveyance and delivery by Sellers of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of cash in the amount of $110,000,000.00 (the “Purchase Price”), and such amount, less the sum of (a) the Customer Holdback Amount (which shall be retained by Buyer and administered pursuant to Section 4.3), (b) the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) (whether or not then due and owing), including the principal and interest balance thereof (which amount will be offset against the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) in satisfaction thereof), (c) any fees, costs or expenses provided for under the Final DIP Financing Order (including those due upon Closing), including any fees, costs and expenses owed to counsel or advisors to Buyer under the Final DIP Financing Order to the extent not previously paid by Sellers prior to the Closing (which amounts shall be paid to such account or accounts as such payees shall specify to Buyer), (d) any portion of the HSR Filing Fee that remains unsatisfied by Sellers pursuant to Section 8.2(c), if any, as of immediately prior to the Closing, and (e) the amount of the Cure Costs specified in the Sale Order to the extent not previously paid by Sellers prior to the Closing (which amount shall be paid to the recipients of Cure Costs specified in the Sale Order to satisfy all Cure Costs, in each case, pursuant to the payment instructions contained in the Cure Cost and Deferred Revenue Certificate or, as applicable, the Sale Order) (such net amount, the “Closing Cash Consideration”). The Closing Cash Consideration shall be payable at Closing by wire transfer to an account designated by Sellers.

4.2 Allocation. Within a reasonable time following the Closing, Buyer shall deliver to Sellers a statement allocating the Consideration among the Transferred Assets in accordance with Section 1060 of the Code (the “Allocation Statement”). Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Statement.

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4.3 Customer Holdback. At the Closing, Buyer shall retain from the Purchase Price, and hold and administer pursuant to this Section 4.3, the Customer Holdback Amount. Within 45 days following the last day of the Customer Holdback Measurement Period, Buyer shall, after consultation with the Material Customer, prepare and deliver to Enjoy a written statement (the “Customer Holdback Statement”) prepared in good faith specifying (a) the portion of the Customer Deferred Revenue equal to the gross revenue actually earned pursuant to the AT&T Contract following the Closing Date (the “Customer Post-Closing Revenue”), (b) the sum of all Customer Chargebacks that reduced revenues during the Customer Holdback Measurement Period and which related to periods prior to the Closing (the “Customer Post-Closing Chargebacks”), (c) the amount of any residual payment owing to the Material Customer following the Closing relating to any overpayment by the Material Customer of any prepayment made to Sellers prior to the Closing and not otherwise included in the calculation of the Customer Post-Closing Chargebacks (the “Customer Post-Closing Residual”) and (d) all Customer Inventory Losses. If the Customer Holdback Amount is greater than the sum of the Customer Post-Closing Revenue, the Customer Post-Closing Chargebacks, the Customer Post-Closing Residual and the Customer Inventory Losses, the amount of such excess (such amount, the “Customer Net Seller Earned Revenue”) shall be earned by Sellers pursuant to this Section 4.3. If any Customer Net Seller Earned Revenue is earned by Sellers pursuant to this Section 4.3 as specified in the Customer Holdback Statement, within 10 days following the delivery of the Customer Holdback Statement, Sellers shall provide Buyer wire instructions with respect to the payment of such Customer Net Seller Earned Revenue and, promptly thereafter, Buyer shall deliver to Sellers, or to a designated successor or assignee of Sellers, from the Customer Holdback Amount, the amount of such Customer Net Seller Earned Revenue specified therein, if any, pursuant to such payment instructions delivered by Sellers and shall have no further obligation with respect to any remaining portion of the Customer Holdback Amount (which remaining amount, for the avoidance of doubt, shall be retained by Buyer and shall not be payable, at any time in the future, to Enjoy or any Seller).    In the event following the Closing, Buyer receives information from Material Customer with respect to the amounts to be set forth in the Customer Holdback Statement indicating the actual amounts of all or a portion of such calculations, Buyer shall release such funds from the Holdback Amount to the Sellers as Buyer determines, in its sole discretion, would otherwise be released to Sellers pursuant to the preceding sentence.

4.4 No Good Faith Deposit. Notwithstanding anything herein or in the Bidding Procedures to the contrary, Buyer shall not be obligated to make any Good Faith Deposit (as defined in the Bidding Procedures) or other advance payment.

ARTICLE V

CLOSING

5.1 Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, DocuSign or other electronic means), no later than the second Business Day following the date on which all conditions to Closing set forth in Article IX and Article X have been satisfied or waived (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by Sellers to Buyer prior to the execution and delivery of this Agreement (the “Disclosure Schedule”) (provided, however, disclosure of any item in any section or subsection of the Disclosure Schedule shall only be deemed disclosure with respect to such section indicated therein and any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Sellers represent and warrant to Buyer as follows:

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6.1 Organization, Qualification and Authority. Sellers are entities duly organized, validly existing and in good standing under the Laws of their jurisdiction of formation and under the Laws of each jurisdiction where qualification as a foreign entity is required, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to be material. Sellers have delivered to Buyer true, complete and correct copies of the respective formation and governing documents of each Seller. Sellers have all necessary power and authority to own and operate their properties and to carry on their business as it is now being conducted. Sellers have the power and authority to execute and deliver and perform their obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate or other entity action. This Agreement and each of the Transaction Documents constitute Sellers’ legal, valid and binding obligations, enforceable against each Seller (to the extent it is a party thereto) in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to order of the Bankruptcy Court and pursuant thereto, Sellers will have full power, right and authority to sell and convey to Buyer the Transferred Assets, subject to any necessary authorization from the Bankruptcy Court.

6.3 Title to and Condition of Assets.

(a) Sellers have good and marketable title to, or a valid leasehold interest in, all of the properties and assets included in the Transferred Assets. Sellers have the power and right to use, transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell convey, assign and deliver to Buyer, each of the Transferred Assets owned by them, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer good and marketable title to the Transferred Assets, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use, the Transferred Assets that are not owned by Sellers, in accordance with the Contracts applicable to such Transferred Assets, true, complete and correct copies of which Contracts have been provided to Buyer. The Transferred Assets include, without limitation, all tangible and intangible assets necessary for the conduct of the Business as it is currently conducted and such assets are sufficient for the continued conduct of the Business after the Closing in the Ordinary Course of Business. Other than Sellers, no Subsidiary or Affiliate of any Seller owns any assets used in or held for use in connection with the Business, and all tangible personal property and other tangible assets used in or held for use in connection with the Business (including inventory and other assets held on consignment pursuant to the AT&T Contract) are physically located at the Leased Real Properties. All tangible assets used in or held for use in connection with the Business are, and at Closing will be, located at the Leased Real Properties. Section 6.3(a)(i) of the Disclosure Schedule correctly sets forth all of the tangible assets owned by Sellers (other than (i) office furniture and (ii) office supplies, meaning consumable products or supplies used on a recurring basis in general business and office operations, including, but not limited to, fax and copy paper, writing tools, erasers, toner, fasteners (paper clips, rubber bands, binding clips, etc.), calculators, staplers, adhesives (tape, glue, etc.), scissors, rulers, tape dispensers, pencil sharpeners, notepads and sticky notes, nonprinted envelopes, calendars and planners, rubber stamps, disposable batteries, clocks, portable shredders, desk accessories and organizational aids, document filing and organizers (binders, clipboards, dividers, file folders, file labels, storage boxes, etc.), bulletin boards, marker and chalk boards, cleaning equipment and supplies, first aid supplies, and disposable food service products (and expressly excluding,

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for the avoidance of doubt, tablets, smartphones, computer peripherals (monitors, individual external hard drives, keyboards, etc.), electronic hardware and other electronic tangible personal property)). Section 6.3(a)(ii) of the Disclosure Schedule correctly sets forth a true, complete and correct list of all of the tangible assets leased by Sellers, and all Leases and other Contracts pertaining to such Transferred Assets are identified on such section of the Disclosure Schedule opposite the respective asset.

(b) The Transferred Assets have been properly maintained in accordance with commercial and/or regulatory standards, as applicable, and are in good and working order and repair, free from material defects in construction or design, soundly and properly functioning, usable for their intended purposes in the Ordinary Course of Business and not obsolete. All of the tangible Transferred Assets that are leased by Sellers or are held on consignment by Sellers are in the condition required of such property by the terms of the Contracts applicable thereto.

(c) Sellers own and have in their possession the equipment and supplies in sufficient quantities in order to enable Sellers to operate the Business in the Ordinary Course of Business and pursuant to each Contract to which any Seller is a party, and all such equipment and supplies are included in the Transferred Assets.

6.4 Legal Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened in writing against or affecting Sellers or the Transferred Assets (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or employees of Sellers with respect to their business activities related to or affecting the Transferred Assets) (a) that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that is related to the Transferred Assets, Assumed Liabilities or the Business.

6.5 Real Property.

(a) Sellers do not own any real property.

(b) Section 6.5(b) of the Disclosure Schedule sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by Sellers, whether or not pursuant to a written or oral Lease or sublease (the “Leased Real Properties”) and such Section 6.5(b) of the Disclosure Schedule indicates, for each Leased Real Property, (i) whether such Leased Real Property is used in or necessary for the conduct of the Business and (ii) the date on which the current term of such lease expires. Sellers have made available to Buyer executed originals or true, complete and correct copies of all Leases or subleases with respect to all Leased Real Properties, together with all amendments, extensions or modifications thereto.

(c) For each of the Leased Real Properties, (i) Sellers hold a valid leasehold interest, free and clear of all Liens, (ii) Sellers have the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (iii) Sellers have not received any written notice of a dispute concerning the occupancy or use thereof, (iv) each Lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (v) neither Sellers nor, to the Knowledge of Sellers, any other party to such lease or sublease is in default thereunder (with or without notice or lapse of time, or both), nor has any default been, to the Knowledge of Sellers, threatened. Sellers enjoy exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable Lease.

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6.6 No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by Sellers of this Agreement and the Transaction Documents contemplated hereby, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated herein and therein will not (a) violate any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Sellers are subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets, any Contract, Lease, license, Permit, franchise or other instrument to which a Seller is a party and which relates to any of the Transferred Assets; and (c) contravene, conflict with or result in a violation of any provision of any organizational documents of Sellers. Subject to entry of the Bidding Procedures Order and Sale Order, except (x) as required to comply with the HSR Act, (y) for notices, filings and consents required in connection with the Voluntary Bankruptcy Cases, and (z) for the notices, filings and consents set forth on Section 6.6 of the Disclosure Schedule, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement and each of the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

6.7 Employee Benefits; ERISA Matters; Employees and Independent Contractors.

(a) Sellers have made available to Buyer a summary of the material Employee Plans covering current Employees or consultants in, or related to, the Business. Sellers have not incurred any Liability with respect to any Employee Plan, which may create, or result in any Liability to Buyer.

(b) Section 6.7(b) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ employees and all independent contractor service providers of Sellers other than the Excluded Employees, indicating for each such individual, whether such Person is an employee or independent contractor, their title, hire or engagement date, whether such individual provides services in connection with the Business (and, if so, whether such individual provides services that are necessary for the conduct of the Business and whether such individual’s services are primarily in furtherance of the Business), and Sellers have provided to Buyer in the Data Room true and complete information regarding compensation and benefits to which each such employee of Seller or each such independent contractor service provider of Sellers receives or is otherwise entitled. Not less than two and not more than five Business Days prior to the Closing Date, Seller shall update Section 6.7(b) of the Disclosure Schedule, and such updated Section 6.7(b) of the Disclosure Schedule shall set forth a true, complete and correct list of all of Sellers’ employees and independent contractors other than the Excluded Employees, indicating for each such individual their name and the other information described above.

6.8 Financial Statements.

(a) Each of the consolidated financial statements of Sellers (including all related notes or schedules) included in the Seller SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable report, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Sellers and any Subsidiaries of Sellers as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity (deficit) and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

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(b) Except as publicly disclosed in the Seller SEC Reports filed prior to the date of this Agreement, the Sellers maintain a system of “internal control over financial reporting” (as defined in Rules 13(a)-15(f) and 15(d)-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Sellers’ properties or assets.

(c) Except as publicly disclosed in the Seller SEC Reports filed prior to the date of this Agreement, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Sellers are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sellers in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of each Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of each Seller to make the certifications required under the Exchange Act with respect to such reports.

(d) Section 6.8(d) of the Disclosure Schedule lists all indebtedness for borrowed money of, or guaranteed by, any Seller or which is secured by any assets of Sellers.

(e) The accounts receivable set forth in the consolidated balance sheet contained in the most recent Seller SEC Reports all represent obligations arising from services actually performed by Sellers or goods sold by Sellers in the Ordinary Course of Business. To the Knowledge of Sellers and except as reflected in Sellers’ reserve for uncollectable accounts, there is no account debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, and there is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable (other than prepayment true-ups pursuant to the AT&T Contract).

(f) No Seller has any outstanding Liability with respect to any loss, damage, destruction, theft or similar matters with respect to any inventory or assets of any other Person held by Sellers on consignment, including pursuant to the AT&T Contract and, at Closing, all inventory held by Sellers on consignment will be in the possession of Buyer at the Leased Real Properties assigned to Buyer pursuant to the Assumed Contracts. Section 6.8(f) of the Disclosure Schedule sets forth all Liabilities as of the date hereof, including the dollar amount thereof, of any Seller to a counterparty of any Assumed Contract that would constitute a Cure Cost if Closing occurred simultaneously with the execution of this Agreement.

6.9 Absence of Certain Changes. Since December 31, 2021, Sellers have conducted the Business in the Ordinary Course of Business, and except as disclosed on Section 6.9 of the Disclosure Schedule (which shall be arranged in accordance with the subsections below) or as contemplated by this Agreement, Sellers have not:

(a) in a single transaction or a series of related transactions, acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all the assets of, or by any other manner, any Person;

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(b) in a single transaction or series of related transactions, sold (including sale-leaseback), leased, licensed, pledged, encumbered or otherwise transferred or disposed of, or agreed to sell (or engage in a sale-leaseback), lease (whether such Lease is an operating or capital Lease), license, pledge, encumber or otherwise transferred or disposed of, the Business or any of their assets, including Transferred Assets, or any material rights thereto, other than dispositions in the Ordinary Course of Business;

(c) modified, amended or terminated (excluding any automatic termination upon the expiration of the term thereof) or granted a waiver of any material right under any Company Contract to which any Seller or any Affiliate of any Seller is or was a party other than modifications and amendments in the Ordinary Course of Business to the extent such modification or amendment is disclosed on Section 6.10(a) of the Disclosure Schedule;

(d) made any change in methods of accounting or procedures in effect as of December 31, 2021 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or, other than in the Ordinary Course of Business or with respect to advances of receivables pursuant to the terms of the AT&T Contract, delayed or accelerated the collection of any accounts receivable, notes receivable, negotiable instruments, chattel paper and other receivables or other revenue or engaged in any other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods revenue that would otherwise be expected to occur in post-Closing periods or delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation;

(e) filed or failed to file any material Tax Returns relating to the Business which are legally required to be filed (taking into account any relevant extension periods) nor failed to pay, to the extent required, any material Taxes owed, the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor;

(f) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any material Sellers Intellectual Property relating to the Business;

(g) other than pursuant to the DIP Facility and the Johnson Note, incurred, created, assumed or otherwise became liable for, any indebtedness for borrowed funds other than pursuant to intercompany borrowings;

(h) except for any filings with the Bankruptcy Court or to approve the filing of the Voluntary Bankruptcy Cases, adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction;

(i) amended or proposed to amend or otherwise change their organizational or governance documents;

(j) entered into any agreement or commitment that subjected the Transferred Assets or the Business to any non-competition or other material restrictions;

(k) materially changed the manner in which it has served its customers from the manner it served its customers during the year ended December 31, 2021 and the six months ended June 30, 2022;

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(l) materially reduced its pricing structure to its commercial partners or other revenue sources for Business services;

(m) suffered any material damage, destruction or loss to any tangible personal property as a result of any casualty or similar material event (whether or not covered by insurance), or any damage, destruction or loss to any tangible personal property of any other Person held by Sellers on consignment;

(n) taken any write-down of the value of any Transferred Assets on the books or records of Sellers, except for depreciation and amortization taken in the Ordinary Course of Business;

(o) declared, set aside or paid any dividend or other distribution or purchased, redeemed, or otherwise acquired, or offered to purchase, redeem, or otherwise acquire, outstanding equity interests of any Seller or any Affiliate thereof; or

(p) entered into any agreement or otherwise obligated itself to do any of the foregoing.

6.10 Contracts.

(a) Section 6.10(a) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ Contracts relating to the Business, including (i) any Contracts relating to products or services necessary or useful for purposes of the Business or servicing the AT&T Contract, and (ii) Contracts pursuant to which any Seller leases or otherwise has the right to use any automobile or other vehicle used in the Business (together with the AT&T Contract, the “Company Contracts”).

(b) Except for the AT&T Contract, none of the Company Contracts (w) limit Sellers or any assignee or Affiliate thereof in any way from competing anywhere or in any business or from soliciting any Person as a customer, client, employee or other business relation, (x) would require the use of any supplier or third party on an exclusive basis for all or substantially all requirements or needs relating to any goods or services, (y) would require the provision to the other parties thereto of “most favored nations” pricing, or (z) requires the marketing or co-marketing of any goods or services of a third party. Each Company Contract is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and neither Sellers nor, to the Knowledge of Sellers, any other parties thereto is in default thereunder (with or without notice or lapse of time, or both). To the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in a breach of, or give Sellers or any other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Company Contract. Sellers have not, and to the Knowledge of Sellers, no other party to any Company Contract has, exercised any termination rights with respect thereto. Sellers have made available to Buyer executed originals or true, complete and correct copies of all Company Contracts, together with all amendments or modifications thereto.

6.11 Customers; Suppliers.

(a) Section 6.11(a) of the Disclosure Schedule accurately sets forth the amount of gross revenue attributable to the Material Customer during each month of the 12-month period ended December 31, 2021 and each month of the 6-month period ended June 30, 2022 and all Customer Chargebacks and Liabilities described in clause (b) of the definition of Customer Inventory Losses during each month of such periods. Except as set forth in Section 6.11(a) of the Disclosure Schedule, Sellers have not received any written indication that the Material Customer intends to cease or materially reduce the amount of business that it has been doing with Sellers during such periods or, after the Closing Date, will be doing with Buyer or its Affiliates. Since January 1, 2022, Sellers have not made any written commitment to Material Customer to implement price reductions or downward price adjustments.

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(b) Section 6.11(b) of the Disclosure Schedule sets forth a true, complete and correct list of the vendors and suppliers of goods and services to Sellers to which Sellers paid or accrued expenses in excess of $20,000 during the prior 12-month period ending June 30, 2022. For each such Person, Section 6.11(b) of the Disclosure Schedule accurately sets forth the amount of accrued expenses attributable to such Person during the 12-month period ended June 30, 2022, and whether such good or services are, directly or indirectly, used in connection with the Business, including servicing the AT&T Contract. Except as set forth in Section 6.11(b) of the Disclosure Schedule, Sellers have not received any written indication that any of the Material Suppliers intends to cease or materially reduce the amount of business that it has been doing with Sellers during such periods or, after the Closing Date, will be doing with Buyer or its Affiliates. Since January 1, 2022, Sellers have not made any written commitment to any Material Supplier to modify such relationships in any manner adverse to Sellers, in each case, except as set forth in the applicable Company Contracts that have been made available to Buyer or as would not, individually or in the aggregate, be material.

6.12 Intellectual Property; Privacy.

(a) Section 6.12(a) of the Disclosure Schedule sets forth, for the Sellers-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) Patents and Patent applications issued or pending; (ii) Trademark registrations and applications for registration and material unregistered Trademarks; (iii) all registered Copyrights and material unregistered Copyrights; (iv) all Domain Names; and (v) all other Sellers Intellectual Property owned or purported to be owned by Sellers that is subject of an application, certificate or registration issued by any Governmental Entity (the “Registered Intellectual Property”), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, the application, and the serial or registration number for each.

(b) With respect to each item of Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made. None of the Registered Intellectual Property (i) has been abandoned or withdrawn; or (ii) is the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry anywhere in the world.

(c) Section 6.12(c) of the Disclosure Schedule sets forth all (i) Sellers-Owned Software; and (ii) IP Licenses (excluding off-the-shelf computer programs with annual license fees less than $20,000 and the terms of use or service for any software as a service subject to a subscription or annual fee of less than $20,000).

(d) The Sellers Intellectual Property constitutes all the Intellectual Property material or necessary to the conduct of the Business as presently conducted or as proposed to be conducted. Sellers exclusively own or possess all licenses or other legal rights to use, sell and license all Sellers-Owned Intellectual Property, free and clear of all Liens. Except as set forth on Section 6.12(d) of the Disclosure Schedule, Sellers have not granted to any Person or authorized any Person to retain any rights in any Sellers-Owned Intellectual Property. To the extent that any work, material, invention that has been incorporated into or embodied in any of Sellers’ products or services or any other Sellers-Owned Intellectual Property has been developed or created by an employee or a third party for or on behalf of Sellers, Sellers have a valid and enforceable agreement with such employee or third party obligating such employee or third party to keep the Intellectual Property and confidential information of Sellers and used in the Business confidential and assigning all of such employee’s or third party’s rights in the Intellectual Property to Sellers with respect thereto and thereby Sellers have obtained exclusive ownership of all Intellectual Property rights in and to such work, material, invention or Sellers-Owned Intellectual Property. Sellers owns and possesses all source code for all Sellers-Owned Software.

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(e) Sellers have taken all reasonable actions to protect, preserve and maintain the Sellers-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of Sellers, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of Sellers. To the Knowledge of Sellers, there has not been any breach by any third party of any confidentiality obligation to Sellers. All current and former employees of Sellers, and all current and former independent contractors and consultants of Sellers, who have had access to confidential or proprietary information of Sellers have entered into confidentiality and/or proprietary information agreements with Sellers.

(f) Except as set forth in Section 6.12(f) of the Disclosure Schedule or as would not be material:

(i) the conduct of the Business as currently conducted (and its employees’ and consultants’ performances of their duties in connection therewith) and Sellers’ use of any Sellers Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with any common law, statutory or other right of any Person, including, without limitation, any rights relating to any Intellectual Property, or defamation. Without limiting the generality of the foregoing, there are no Patents that impede or limit the current or currently contemplated operation of the Business or use of the Sellers-Owned Intellectual Property;

(ii) there is no proceeding, opposition, cancellation, objection or claim pending, asserted or threatened in writing against Sellers concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Sellers Intellectual Property. To the Knowledge of Sellers, no valid basis exists for any such Legal Proceeding, opposition, cancellation, objection or claim;

(iii) to the Knowledge of Sellers, no Person has or is copying without permission, infringing, misappropriating, violating, impairing or conflicting with any common law, statutory or other right of Sellers or any other Person with respect to any of the Sellers Intellectual Property;

(iv) the Sellers Intellectual Property is valid, enforceable and subsisting, and none of the Sellers Intellectual Property is subject to any outstanding order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation, ruling or forbearances to sue or similar obligation, or has been the subject of any litigation within the past five years, whether or not resolved in favor of Sellers;

(v) Sellers have not directly or indirectly transferred, assigned, licensed or sublicensed its rights in any Sellers-Owned Intellectual Property;

(vi) all IP Licenses (A) are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by Sellers or, to the Knowledge of Sellers, by any other party thereto; (B) are free and clear of all Liens; and/or (C) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement;

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(vii) all royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Sellers or the Business in respect of any Intellectual Property are disclosed in the financial statements made available to Buyer;

(viii) no open source, public source or freeware software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the Seller’s Software would require any of such Seller’s Software to be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) distributed without charge. No third party (other than third parties that are providing services pursuant to written Contracts containing commercially reasonable confidentiality provisions for or on behalf of the Sellers where such services require such third parties to possess source code) possesses any copy of any source code to any Sellers-Owned Software and at the Closing, Sellers shall have delivered to Buyer all copies, and Sellers shall not have retained any copy of any source code to any Software;

(ix) with respect to Software or other Intellectual Property licensed to Sellers under any IP License (“Licensed Intellectual Property”), Sellers have complied with any and all license obligations and restrictions with respect to the number of copies of the Licensed Intellectual Property Sellers are permitted to install and/or royalty obligations. Neither Sellers nor any of their employees or agents has used, sublicensed, commercialized, placed or installed any Licensed Intellectual Property without a valid license for such Licensed Intellectual Property. With respect to any Licensed Intellectual Property that is Software, no employee, consultant or any third party has copied, over-installed or otherwise used such Licensed Intellectual Property in any manner that would violate the terms and provisions of the agreement through which Sellers licensed the such Licensed Intellectual Property;

(x) neither this Agreement nor the consummation of the contemplated transactions will result in (A) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Sellers-Owned Software, (B) the granting by Sellers or Buyer to any third party any rights in any Sellers Intellectual Property, (C) Buyer being obligated to pay any royalties or other amounts to any third party, with respect to Sellers Intellectual Property in excess of those payable by Sellers prior to the Closing, or (D) the loss or impairment of Sellers or Buyer’s right to own or use any of Sellers Intellectual Property; or (E) require the consent of any third party in respect of any Sellers Intellectual Property; and

(xi) The software and information technology systems used or held for use in connection with the operation of the Business and/or necessary to provide Sellers’ products or services, (A) are in satisfactory working order, operates in accordance with its specifications or documentation and as necessary for the Business as currently conducted, and is scalable to meet current and reasonably anticipated capacity; (B) have appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to Sellers’ business; (C) are configured and maintained to minimize the effects of viruses and does not contain Trojan horses, spyware, adware, malware, or other malicious code; and (D) have not suffered any material error, breakdown, failure, loss of data, ransomware attack or security breach.

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(g) Sellers have maintained and maintain written policies, procedures, plans, controls and safeguards regarding the privacy of Personal Data applicable to the Business (“Privacy Policies”). Sellers and the conduct of the Business are and at all times have been in compliance in all material respects with (i) applicable Laws, consents and Contracts pertaining to the privacy, security, integrity, transmission, storage, or protection of Personal Data and (ii) Privacy Policies. (“Privacy and Security Requirements”). Sellers have not received any notice or complaint during the past six years of, or been charged with or received any claim or notice that Seller is in violation of any Privacy and Security Requirements, and there is no charge, claim, assertion or Legal Proceeding against, and to the Knowledge of Sellers, there are no pending investigations by any Governmental Entity of, Sellers relating to Privacy and Security Requirements. In the last six years, Sellers have not experienced any incident in which any Personal Data was or may have been stolen, compromised or subject to any unauthorized access or use which may create, or result in any Liability to Buyer. Sellers have valid and enforceable rights to use all data collected or used for the Business, including Personal Data, in compliance with applicable Privacy and Security Requirements. Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Data resulting from such transactions, will violate any Privacy and Security Requirements.

6.13 Labor Matters. Except as set forth on Section 6.13 of the Disclosure Schedule, there are no employment, consulting, severance or indemnification Contracts between Sellers and any of their Employees. Sellers (a) are not party to or bound by any collective bargaining or similar agreement with any labor organization; and (b) have no employees that are represented by any labor organization. To the Knowledge of the Sellers, there has not been, and currently there is not, any union organizing activities among the Employees. To the Knowledge of Sellers and except as set forth on Section 6.13 of the Disclosure Schedule, no Employee has, on or prior to the date hereof, provided notice to any Seller of such Employee’s intent to terminate his or her employment as a result of or in contemplation of the Transactions. There are, and since June 30, 2021 there have been, no complaints or allegations or to the Knowledge of Sellers, threatened complaints or allegations of sexual, racial or other discriminatory harassment, misconduct or similar inappropriate behavior against any Employee (other than any Excluded Employee) or any Seller, and since June 30, 2019, no Seller has entered into any settlement agreement relating to allegations or threatened allegations of sexual, racial or other discriminatory harassment or misconduct by any Employee or any Seller. Since June 30, 2019, Sellers have promptly, thoroughly and impartially investigated (to the extent reasonable) all sexual, racial or other discriminatory harassment allegations of which it is aware, and taken prompt corrective action that is reasonably calculated to prevent further improper action with respect to each such allegation found to have merit.

6.14 Environmental Matters.

(a) Except as set forth on Section 6.14 of the Disclosure Schedule, to the Knowledge of Sellers, all uses by Sellers of the assets and Leased Real Properties of Sellers have been, since June 30, 2017, in compliance in all material respects with all Laws and Permits related to the protection of the environment or public health and safety of Persons from exposure to Hazardous Substances (collectively, “Environmental Laws”). Except as set forth in Section 6.14 of the Disclosure Schedule, Sellers have not received any written notice of any Legal Proceedings involving any violations or alleged violations by Sellers of any Environmental Laws. Sellers have complied in all material respects with all Environmental Laws, including those related to the storage, handling and removal of any Hazardous Substance. During Sellers’ leasing of the Leased Real Properties, there has been no Release by Sellers of any Hazardous Substance on such properties that would be material to Sellers, and, to the Knowledge of Sellers, the same never has occurred on such properties. To the Knowledge of Sellers, the Leased Real Properties are not subject to any Liability for the cleanup, Removal, or remediation of any Hazardous Substance. To the Knowledge of Sellers, the Leased Real Properties are not the subject of any notice or notification regarding same nor subject to the threat or likelihood thereof by any Governmental Entity.

(b) To the Knowledge of Sellers, no Underground Storage Tanks are located upon and/or serve any Leased Real Properties.

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6.15 Compliance with Laws. Sellers and the conduct of the Business are and at all times have been in compliance in all material respects with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting the Transferred Assets. Sellers have not received any written notice to the effect that, or otherwise been advised of and to the Knowledge of Sellers there has not occurred with respect to the Transferred Assets or the Business (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (b) any actual, alleged, possible or potential obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violations or failures to comply that would not, individually or in the aggregate, have or be reasonably expected to be material.

6.16 Prepaid Expenses; Deferred Revenue. Section 6.16 of the Disclosure Schedule sets forth a true, complete and correct list of all prepaid expenses and deposits of Sellers relating to the Transferred Assets, including all security deposits for equipment and prepayments on equipment leases of Sellers, all of which are being transferred to Buyer in accordance with this Agreement. Except on Section 6.16 of the Disclosure Schedule, no Seller has any Liability in respect of or in connection with any deferred revenue. Not less than two and not more than five Business Days prior to the Closing Date, Sellers shall update Section 6.16 of the Disclosure Schedule, and such updated Section 6.16 of the Disclosure Schedule shall set forth a true, complete and correct list of all of Sellers’ deferred revenue, including all Customer Deferred Revenue.

6.17 Brokers. Except for those set forth on Section 6.17 of the Disclosure Schedule, for whom Sellers shall be solely responsible for any fees, commissions or other amounts owing or that may become due and owing, Sellers have not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of Sellers which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

6.18 Permits. Section 6.18 of the Disclosure Schedule sets forth all material Permits applicable to any Seller, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, including any Permit, the failure of which to possess would prevent the Business from operating at any existing Business location. Sellers are and at all times have been in compliance in all respects with all Permits applicable to it, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, except for such failures to comply that would not, individually or in the aggregate, be material to any Seller, the Business or any Transferred Asset. Sellers have not received any written notice from any Governmental Entity specifically alleging (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (b) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit.

6.19 Insurance. Sellers are not in default under any of their insurance policies or binders, and Sellers have not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Section 6.19 of the Disclosure Schedule sets forth a true, complete and correct list of all material insurance policies held by Sellers relating to the Business. All such insurance policies are in full force and effect and are sufficient to comply with all requirements of applicable Law and Company Contracts.

6.20 Telephone Numbers and Internet Connections. Section 6.20 of the Disclosure Schedule accurately sets forth all telephone numbers, service and Internet connections that are used or made available for use by Sellers’ customers in connection with the Business.

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6.21 Taxes; Tax Returns. Sellers have filed with the proper Governmental Entities all material Tax Returns required to be filed by them with respect to the Business or the Transferred Assets, and all such Tax Returns are complete and correct in all material respects and disclose all material Taxes required to be paid in respect of the Business and the Transferred Assets. Sellers have paid to the proper Governmental Entities all material Taxes (whether or not shown on any Tax Return) that are due and payable, including any Taxes the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor. Sellers have not received any outstanding notice of audit, and are not undergoing any audit, of Tax Returns relating to the Business and have never received any written notice of deficiency or assessment from any taxing authority with respect to Liability for a material amount of Taxes relating to the Business which has not been fully paid or finally settled. Sellers have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have withheld all amounts required by Law to be withheld from the wages or salaries of employees and independent contractors of the Business and are not liable for any Taxes with respect to the employees and independent contractors of the Business for failure to comply with such Laws, rules and regulations, except for such Liabilities with respect to which Buyer could not be liable after the Closing.

6.22 Undisclosed Liabilities. Except as set forth in Section 6.22 of the Disclosure Schedule, none of the Sellers has any Liabilities relating to the Business except for those current liabilities incurred by them since January 1, 2022 in the Ordinary Course of Business for the purchase or sale of goods, wares, merchandise, materials or supplies to be delivered to or by, or for services rendered or to be rendered to or by, Sellers in connection with the Business and which do not vary in amount and nature from those reflected on the most recent financial statements contained in the Seller SEC Reports and do not relate to a breach of contract, breach of warranty, tort, infringement or violation of Law.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

7.1 Organization, Qualification and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary limited liability company power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, and (c) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby.

7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with their terms by Buyer have been duly and validly authorized and approved by all necessary limited liability company action. Buyer has full limited liability company power, right and authority to acquire the Transferred Assets. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors.

7.3 Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

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7.4 No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not violate (a) any Laws or any order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation or rule of any court or Governmental Entity to which Buyer is subject; or (b) contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer; except that would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1 Conduct of Business. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, Sellers shall use reasonable best efforts to preserve intact the Business and the Transferred Assets and maintain its rights, Contracts and Permits, keep available the services of employees and contractors and preserve their relationships with customers, manufacturers, landlords and others having business dealings with Sellers. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), Sellers will, other than with Buyer’s consent (which consent shall not be unreasonably withheld or delayed), refrain from doing any of the following:

(a) dispose of, transfer, assign or license, any Transferred Asset, including, but not limited to, the AT&T Contract;

(b) transfer any tangible Transferred Asset to any other location to the extent that, at the Closing, such Transferred Asset is not at a location that is not otherwise part of the Transferred Assets;

(c) except as otherwise provided or required in this Agreement, reject, terminate, amend or modify the terms of any of the Assumed Contracts or assign any of the Assumed Contracts, or reject, terminate, enter into or amend any other material Contract with respect to the businesses of any Seller that would affect the Transferred Assets, the Assumed Liabilities or the Employees;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, in a single transaction or a series of related transactions, any Person;

(e) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Sellers Intellectual Property;

(f) amend or propose to amend or otherwise change Sellers’ articles of incorporation, bylaws, certificate of formation, operating agreement or similar governing document;

(g) cancel, compromise, settle, release or discharge any Legal Proceeding or any other material claim of Sellers;

(h) enter into any agreement or commitment that would subject Sellers to any non-competition, non-solicitation or any other material restrictions on Sellers’ ability to conduct its business, or that limits or restricts the use of the Sellers Intellectual Property or any other Intellectual Property in which Sellers have any interest or right;

(i) cancel or terminate the insurance coverage under Sellers’ insurance policies;

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(j) make any change in the operation of any Seller’s businesses that would affect the Transferred Assets, the Assumed Liabilities or the Employees, including, but not limited to, the providing of any notice required by the WARN Act or any other applicable Law;

(k) (A) increase the rate or terms of compensation payable or to become payable to any of the officers or employees of Sellers, (B) increase the rate or terms of any (including entering or adopting any new) Employee Plan covering any of the officers or employees of Sellers except as required by applicable Laws, or (C) pay or agree to pay any retention payment to any of the officers or employees of Sellers, whether before or after the Closing;

(l) take any action that, if taken after December 31, 2021 and prior to the date hereof, would require disclosure pursuant to Section 6.9 or, without limiting the generality of the foregoing, take any action outside of the Ordinary Course of Business except as expressly required by the Bankruptcy Court pursuant to the Voluntary Bankruptcy Cases; or

(m) authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

8.2 Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

(a) subject to Section 8.2(c), from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings are required to be made or consents (including any Required Consents) required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents including any Required Consents (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code;

(b) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner; and

(c) as soon as reasonably practicable (and, in any event, within five Business Days) following the date hereof, Sellers, on the one hand, and Buyer, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall take all other reasonable actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Sellers shall reimburse Buyer for the cost of any applicable filing fee pursuant to the HSR Act or any other antitrust filing (the “HSR Filing Fee”) within three days following receipt of Buyer’s written request for reimbursement.

Notwithstanding the foregoing, nothing in this Section 8.2 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to be material to, or materially impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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8.3 Notification of Certain Matters. Sellers shall give prompt written notice to Buyer of: (a) a breach of any representation or warranty or covenant of Sellers contained in this Agreement, (b) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at any time prior to the Closing determined as if such representation or warranty were made at such time, and (c) the occurrence of any event which has resulted or could reasonably be expected to result in a Material Adverse Effect.

8.4 Access to Information. From the date hereof and through the date on which the Closing occurs or this Agreement is terminated, Sellers shall fully cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Contracts, Leases, equipment, employees, affairs, books, documents, records, data and other information of Sellers to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities and any other aspect of this Agreement, including the evaluation of any potential Transferred Employees, and shall cause their respective officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, and any other aspect of this Agreement, in each case, as Buyer may reasonably request (and Seller shall use reasonable best efforts to obtain any and all consents necessary or advisable, including with respect to personnel files, to permit the sharing of such information under applicable Laws). Buyer and its representatives are hereby expressly authorized to contact any of Sellers’ current and former Employees, customers, vendors, suppliers or other persons having a commercial relationship with Sellers in connection with the transactions contemplated hereby, provided that, with Buyer must provide Sellers with reasonable advance written notice and the opportunity to be present or participate in such communications to the extent such communications are with current customers, vendors or suppliers (and, for the avoidance of doubt, Sellers waive any and all claims and other rights with respect to communications with any such current and former Employees, customers, vendors, suppliers or other persons or with respect to any hiring or other business relationships that develop therefrom).

8.5 Public Announcement. Subject to the provisions of the Bankruptcy Code and Sellers’ right to make such filings and disclosures as are necessary in connection with reporting requirements of the SEC and the Voluntary Bankruptcy Cases including, without limitation, marketing the Transferred Assets in accordance with the Bidding Procedures Order, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement (including any written communication or material communications to Employees of any Seller) concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by Law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement). Notwithstanding anything herein to the contrary, prior to making any filings or disclosures in connection with the Voluntary Bankruptcy Cases or in order to comply with applicable Laws or the rules and regulations of the SEC, Sellers shall provide Buyer with a reasonable opportunity to review the text of any such filings or disclosures and incorporate all reasonable comments received from Buyer or its representatives, including any redactions or requests for confidential treatment.

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8.6 Taxes.

(a) Sellers shall be responsible for all Taxes arising out of the Business or the ownership of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing, including Transfer Taxes, and, for the avoidance of doubt, all such Taxes shall be Excluded Liabilities. Without limiting the foregoing, all Transfer Taxes, to the extent attributable to periods prior to the Closing, shall be paid or otherwise discharged by Sellers, including any and all sales or transfer, documentary, recording, use, stamp, registration and similar Taxes incurred or owed as a result of the transactions contemplated by this Agreement.

(b) Sellers and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

8.7 Employees.

(a) Subject to and in accordance with the provisions of this Section 8.7, Buyer may offer employment to certain of the Employees other than the Excluded Employees who are employed by Sellers as of the Closing, and offers to Field Employees shall contain base compensation comparable to each Field Employee’s current base compensation as of the date hereof with Sellers. Buyer shall hire all of the Employees of Sellers who accept such offers made by Buyer and that meet Buyer’s requirements with respect to employee screening, background checks and other conditions to employment. Employees who accept any offers of employment made by Buyer and become either full-time or part-time employees of Buyer or one of its Affiliates or consultants of Buyer or one of its Affiliates following the Closing are herein referred to as “Transferred Employees.” Sellers shall use reasonable best efforts to assist Buyer in securing the employment of the Employees or former Employees, and, for the avoidance of doubt, Sellers hereby waive any and all claims against any such Employee or former Employee that it may have against such Employee or former Employee, as applicable, in connection with the solicitation, hiring or otherwise by Buyer of any such Employee or former Employee (including the use by such Employee or former Employee of any Seller of any confidential information of any Seller in such employment, or any other claims pursuant to non-competition, confidentiality or other restrictive covenants).

(b) Except as otherwise prohibited by applicable Law, on the Closing Date (immediately prior to Closing), Sellers will be responsible at Sellers’ own cost and expense, to take whatever steps are necessary to pay all obligations and Liabilities arising from or relating to any salary, wage, benefit, bonus, vacation, sick leave, paid time off, insurance, employment Tax or similar Liability of each Seller to any employee, contractor or other similar Person (including under any of the Employee Plans or under any employment Contract) allocable to services performed on or prior to the Closing (and all employment and other Taxes relating thereto), including the prorated amount of any bonus in respect of revenues related to any pre-Closing period, and pay out in cash all accrued but unused paid time off as of immediately prior to the Closing (“Pre-Closing Compensation and Benefits Liabilities”).

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former Employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Sellers or any Transferred Employees, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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8.8 Further Assurances; Post-Closing Access. Subject to the other provisions hereof, Sellers shall use their reasonable best efforts to perform their obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other party hereto and their representatives in connection with any action required to be taken as a part of their obligations hereunder. From time to time after the Closing and without further consideration, each of Buyer and Sellers, at the request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.8 or any other provision of this Agreement, neither Buyer nor Sellers shall be required to execute any document or take any action that would (a) increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (b) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (c) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, for a period of 90 days following the Closing (the “Transition Period”), Sellers shall, at no cost or expense to Buyer, provide Buyer, its Affiliates and their respective representatives with reasonable access, during normal business hours, to such Employees of Sellers that remain with Sellers following the Closing (the “Seller Retained Employees”) that Buyer deems necessary or appropriate to assist Buyer with any matters arising following the Closing Date related to the Business. During the Transition Period, Sellers shall cause such Seller Retained Employees to (i) reasonably cooperate in the provision of information relating to the Business to Buyer, its Affiliates and their respective representatives as requested by Buyer, and (ii) respond promptly (but in no event later than two Business Days) to any and all inbound inquiries, questions, emails or any other communications or requests from Buyer, its Subsidiaries and its representatives during the Transition Period.

8.9 Confidentiality. The terms of the Confidentiality Agreement, effective as of May 27, 2022, between Buyer and Enjoy Technology, Inc. (as amended, supplemented or restated from time to time, the “Confidentiality Agreement”) shall terminate as of the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. Additionally, Sellers acknowledge that they have had access to and the use of confidential materials and information and trade secrets concerning the Business or the Transferred Assets, and that the protection of such confidential materials and information and trade secrets is necessary to protect and preserve the value of the Business and the Transferred Assets after the Closing. Sellers shall not use, for themselves or others, or disclose, divulge or convey to others, except as necessary to fulfill his or its obligations under this Agreement or Sellers’ Transaction Documents, any proprietary or confidential information or data related to the Business or the Transferred Assets. Confidential information and data shall include proprietary or confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by any Seller or its representatives or agents), (b) that is made available to Sellers by a third party on a non-confidential basis provided that such third party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, or (c) that is independently developed after Closing by Sellers without reference to any confidential information protected hereunder.

8.10 No Survival of Representations and Warranties. The representations and warranties of Sellers and Buyer contained in this Agreement shall terminate as of the Closing.

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8.11 Communications and Activities with Customers and Suppliers. The parties hereto shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers in relation to this Agreement and the Transactions contemplated hereby.

8.12 Treatment of Contracts. Notwithstanding anything contained herein to the contrary, during the pendency of the Voluntary Bankruptcy Cases, Sellers shall not reject or transfer any Contract that is not described on Section 1.1(a)(iii) of the Disclosure Schedule without first obtaining Buyer’s prior written consent. In the event that any of the parties to this Agreement discovers a Contract related to the business of Sellers, the Business, the Transferred Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Section 1.1(a)(iii) of the Disclosure Schedule, (ii) is a Contract which Buyer wishes to assume the rights and obligations of, and (iii) has not been rejected by Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or a designee of Buyer to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.1.

8.13 Transfer of Acquired Assets. Sellers shall fully cooperate with Buyer after the Closing to make access available to Buyer to all Leased Real Properties which are not Transferred Leased Properties for a period of at least five Business Days following the Closing so that Buyer, at its expense, may cause to be located at facilities of its choosing all consigned inventory and Transferred Assets from such Leased Real Properties that are not Transferred Leased Properties. All Transferred Assets located at Sellers’ headquarters office (3240 Hillview Avenue, Palo Alto, CA 94304) shall be removed from such premises and delivered where directed by Buyer (in accordance with written notice provided to Sellers by Buyer delivered no less than five Business Days prior to Closing) on or before the second Business Day following Closing, at Sellers’ expense. Without limiting the generality of the foregoing, Sellers shall, at their sole cost and expense, maintain, or caused to be maintained (and not reject or terminate), any and all Leases for Leased Real Properties as of the date hereof, including month-to-month leases (excluding, following Closing, Leases that are for Transferred Leased Properties) for no less than five Business Days following the Closing Date and provide Buyer, its Affiliates and their respective representatives with access to all consigned inventory and Transferred Assets, including Tangible Personal Property, located thereon to permit Buyer, its Affiliates and their respective representatives to relocate such Transferred Assets in its discretion. Notwithstanding anything in this Agreement to the contrary, (a) for any real property occupied as of the date hereof by any Seller pursuant to a Lease that (i) has expired prior to the date hereof or (ii) will expire prior to October 1, 2022 (collectively, the “Subject Properties”), in each such case, Sellers shall, at Sellers’ sole cost and expense, satisfy any and all Liabilities associated with the continued occupancy of each such Subject Property, including all rent and other payment obligations associated with any such Subject Property pursuant to the Subject Leases, in all respects and in a manner sufficient to permit the continued occupancy thereof from the date of this Agreement until the Closing Date, and (b) if Buyer, pursuant to Section 1.2(a), identifies a Subject Lease as an Assumed Contract on Section 1.1(a)(iii) of the Disclosure Schedule, Sellers shall ensure that all rent and other payments have been made in a manner that permits Buyer, at no cost or expense, to enjoy possession of such Subject Properties for not less than 30 days following the Closing (the “Subject Property Obligation”).

8.14 Inventory. Within 30 days following the Closing, Buyer shall arrange for a physical inventory of all inventory and other assets held on consignment pursuant to the AT&T Contract located at or in the Transferred Leased Properties and leased vehicles included in the Transferred Assets or moved pursuant to Section 8.13 (the “Physical Inventory”), and Sellers shall cooperate fully Buyer and its representatives in connection with such Physical Inventory.

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8.15 Change of Name. Promptly (and, in any event, within fifteen (15) days) following the Closing, each Seller shall, and shall cause their Subsidiaries to, discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by each Seller or their Subsidiaries) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Enjoy” and the other names used by Sellers without the prior written consent of Buyer, and each Seller shall cause the name of Sellers in the caption of the Voluntary Bankruptcy Cases to be changed to the new names of each Seller.

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

9.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Sellers shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except for any representations or warranties limited by the terms “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”, which shall be true and correct in all respects as of the date hereof and as of the Closing. Sellers shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them on or prior to the Closing.

9.2 Officer’s Certificate. Sellers shall have delivered to Buyer a certificate, duly executed by an executive officer of Sellers (including incumbency certificates), certifying Sellers’ compliance with the conditions set forth in Section 9.1.

9.3 Transfer, Assignment and Assumption Documents. Sellers shall have delivered to Buyer the Bill of Sale(s), Trademark Assignment Agreement(s) and other transfer documents required to be delivered pursuant to Article III, each duly executed by Sellers.

9.4 Data Room. Sellers shall have delivered to Buyer a true, complete and correct copy of the data room maintained by SS&C Intralinks, Inc. in connection with the transactions contemplated by this Agreement (the “Data Room”).

9.5 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court on or before August 12, 2022 (or such later time as is agreed in writing by Buyer in its sole and absolute discretion), and such Sale Order shall be a Final Order.

9.6 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

9.7 Required Consents. Buyer shall have received all Required Consents, including those set forth on Section 9.7 of the Disclosure Schedule (which may, in Buyer’s sole discretion, be updated to reflect changes in the Assumed Contracts pursuant to Section 1.1(a)(iii)), in form and substance reasonably satisfactory to Buyer, which may be provided by either affirmative consent or operation of law.

9.8 HSR Filings. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

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9.9 AT&T Contract. Without limiting Section 9.7 above, Buyer shall have received from Material Customer an assignment and amendment to the AT&T Contract, in form and substance reasonably satisfactory to Buyer and which shall be duly executed by Material Customer and, if required by Buyer, Enjoy, pursuant to which the Material Customer consents to the assignment of the AT&T Contract to Buyer and eliminates covenants and other provisions that conflict with or would otherwise prohibit any of Buyer’s business activities with competing businesses, including the limitations in Sections 4.5 and 4.14 thereof with respect to Competing Services (as defined in the AT&T Contract).

9.10 Financing. The Final DIP Financing Order shall be a Final Order. Sellers shall be in compliance with, and shall have complied with and performed in all material respects, all of the agreements and covenants required by the DIP Facility to be performed or complied with by them on or prior to the Closing.

9.11 Key Employee Agreements. Each of the Key Employee Agreements shall remain in full force and effect and no party to the Key Employee Agreements (excluding Buyer) shall have terminated any such Key Employee Agreement or provided notice to Buyer or any Seller that any such Person intends to terminate, or otherwise not fulfill the obligations set forth therein during the full term thereof, any such Key Employee Agreements.

9.12 Other Employee Hires. Without limiting Section 9.11, not less than (i) 110 of the HQ Employees, and (ii) 75% of the Field Employees that were extended offers of employment by Buyer pursuant to Section 8.7 hereof, have accepted such employment and have satisfied all Buyer’s requirements with respect to employee screening, background checks, and other conditions to employment, and have not revoked such acceptance or provided notice to Buyer or any Seller than any such Employee intends to terminate such Employee’s employment with Buyer prior to, at or following the Closing.

9.13 Accrued Compensation and Benefits. Enjoy shall have delivered to Buyer documentary evidence satisfactory to Buyer, in its sole discretion, of the satisfaction of all Pre-Closing Compensation and Benefits Liabilities.

9.14 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect to Sellers, the Transferred Assets or the Business.

9.15 Lease Obligation. Sellers shall (a) have maintained in effect all Leases, including Subject Leases, to permit the continued right of occupancy of Sellers with respect to the Leased Real Properties and, as applicable, the Subject Properties through the Closing Date, and (b) have delivered to Buyer documentary evidence satisfactory to Buyer reasonably evidencing that Sellers have satisfied the Subject Property Obligation.

9.16 Payment of Fees and Expenses. Sellers shall have indefeasibly paid in full in cash all professional fees and expenses owed by Sellers pursuant to the Final DIP Financing Order through and including the Closing Date.

ARTICLE X

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The obligation of Sellers under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers:

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10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except for any representations or warranties limited by the terms “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”, which shall be true and correct in all respects as of the date hereof and as of the Closing. Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

10.2 Officer’s Certificate. Buyer shall have delivered to Sellers a certificate, duly executed by an executive officer of Buyer (including incumbency certificates), certifying Buyer’s compliance with the conditions set forth in Section 10.1.

10.3 Transfer, Assignment and Assumption Documents. Buyer shall have delivered to Sellers the documents required to be delivered by Buyer, if any, pursuant to Article III, each duly executed by Buyer.

10.4 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court.

10.5 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

10.6 HSR Filings. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

ARTICLE XI

TERMINATION

11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have 10 calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not cured within such time period, then the Non-Breaching Party’s sole remedy shall be to terminate this Agreement if the breach is such that the condition set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied (as provided in Section 11.2); provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is in material breach of this Agreement.

11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Sellers and Buyer;

(b) by Buyer, if any of the deadlines set forth in Section 2.2 are not met or satisfied;

(c) unless Buyer has elected to serve as the Next-Highest Bidder, by Buyer or Sellers (by written notice given to the other party hereto) if the Bankruptcy Court enters an order approving the sale of the Transferred Assets to an Alternative Purchaser;

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(d) subject to the right to cure set forth in Section 11.1, by Buyer if Sellers are in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and Buyer has not waived such condition in writing on or before the Closing Date;

(e) subject to the right to cure set forth in Section 11.1, by Sellers if Buyer is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 10.1 shall not be satisfied, and Sellers have not waived such condition in writing on or before the Closing Date;

(f) by Sellers or Buyer if the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing; or

(g) by Buyer, if Sellers shall be unable or unwilling to satisfy any Cure Costs in accordance with Section 1.1(e).

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid or electronic mail (with confirmation of receipt), to the following addresses:

If to Sellers:

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, CA 94304

Attn: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

500 Boylston St.

Boston, MA 02116

Attn: [***]

Email: [***]

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If to Buyer:

Asurion, LLC

140 11th Ave. N

Nashville, TN 37203

Attn: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: [***]

Email: [***]

Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by electronic mail shall be effective when received, provided that the burden of proving when notice is transmitted by electronic mail shall be the responsibility of the party providing such notice. Notices delivered by overnight courier shall be effective when received. Notices delivered by registered or certified U.S. mail shall be effective on the date set forth on the receipt of registered or certified delivery or 72 hours after mailing, whichever is earlier.

12.2 Expenses. Except for the HSR Filing Fee, Break-Up Fee and/or Expense Reimbursement or as otherwise provided in the DIP Facility, if applicable, each party shall bear its own expenses and costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Sellers and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Voluntary Bankruptcy Cases have not yet been filed or have been closed, the state or federal courts located in the State of Delaware. Sellers and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

12.4 Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that (a) Buyer may assign any of its rights and delegate performance of any of its obligations under this Agreement (i) to any Affiliate of Buyer, or (ii) in connection with a business combination transaction, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder, or (b) Sellers may assign their rights to receive the Customer Net Seller Earned Revenue, if any, determined in accordance with Section 4.3 of this Agreement, to any liquidation trustee appointed pursuant to a Chapter 11 plan that is confirmed in connection with the Voluntary Bankruptcy Cases.

12.5 Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

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12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

12.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules which are hereby incorporated by reference into and made a part of this Agreement for all purposes) merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

12.10 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.11 Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to”, and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

12.12 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.13 Specific Performance. Buyer and Sellers agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

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12.14 Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Sellers set forth in any particular section of this Agreement are made and given subject to the disclosures contained in the corresponding section of the Disclosure Schedule. Inclusion of the information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Sellers. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement, but each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

12.15 Release.

(a) Effective immediately following the Closing, each Seller for and on behalf of itself and its Affiliates, and its and their respective officers, directors, control persons (as defined in Section 15 of the Securities Act, or Section 20 of the Exchange Act), members, employees, agents, attorneys, financial advisors, consultants, representatives, shareholders, members, partners, successors and assigns (each, a “Seller Releasing Person” and, collectively, the “Seller Releasing Persons”) hereby fully and forever releases and discharges Buyer and its Affiliates and its and their respective directors, officers, control persons (as defined in Section 15 of the Securities Act, or Section 20 of the Exchange Act), members, employees (including, without limitation, non-Insider Transferred Employees), agents, attorneys, financial advisors, consultants, representatives, shareholders, partners, successors and assigns solely in their capacity as such (each, a “Buyer Released Person”), from any liability whatsoever on or otherwise in relation to all Seller Released Claims. For purposes of this Section 12.15, the term “Seller Released Claims” means any claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever and other similar rights, demands, lawsuits and complaints, debts, losses, obligations, liabilities, rights, rights of recovery and damages of every kind or nature whatsoever, whether known or unknown, asserted or un-asserted, and whether for general, special, statutory, punitive or other damages, sanctions, costs, or attorney’s fees, or for equitable, declaratory, injunctive, reimbursement, or other relief, in each case including all derivative claims and whether currently pending or in process and whether arising in the past, present or future and in respect of the Transaction or action or failure to take action at any time at or prior to the Closing that any Seller Releasing Person has or is entitled to make or assert, file or bring against any Buyer Released Person. Notwithstanding anything set forth herein to the contrary, the releases set forth herein do not extend to any obligations of the parties under this Agreement that survive the Closing pursuant to the terms hereof (and any Transaction Documents or instruments delivered pursuant hereto). For the avoidance of doubt, the definition of Buyer Released Person shall not include any Insider of Sellers.

(b) Without limiting in any way the scope of the release contained in subparagraph (a) of this Section 12.15 and effective upon the Closing, each Seller, on behalf of itself and each Seller Releasing Person, to the fullest extent allowed under applicable Law, hereby waives and relinquishes for itself and each Seller Releasing Person, as applicable, all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law which provides that a release may not apply to material unknown claims. Each Seller, on behalf of itself and each Seller Releasing Person, hereby affirms its intent to waive and relinquish such unknown claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

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12.16 Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Agreement” has the meaning set forth in the preamble.

(c) “Allocation Statement” has the meaning set forth in Section 4.2.

(d) “Alternative APA” has the meaning set forth in Section 2.3(c).

(e) “Alternative Purchaser” has the meaning set forth in Section 2.3(c).

(f) “Assumed Contracts” has the meaning set forth in Section 1.1(a)(iii).

(g) “Assumed Liabilities” has the meaning set forth in Section 1.1(c).

(h) “AT&T Contract” means that certain AT&T Authorized Dealer Agreement, effective October 1, 2019, by and between AT&T Mobility II, LLC (on behalf of itself and certain AT&T affiliates) and Enjoy Technology, Inc., as amended pursuant to that certain letter agreement amendment, dated April 27, 2022, by AT&T Mobility II, LLC to Enjoy Technology, Inc. (c/o Tim Roper) (such amendment, the “Letter Amendment”).

(i) “Avoidance Claims” has the meaning set forth in Section 1.1(a)(xii).

(j) “Bankruptcy Code” has the meaning set forth in the recitals.

(k) “Bankruptcy Court” has the meaning set forth in the recitals.

(l) “Bid Deadline” has the meaning set forth in Section 2.2(f).

(m) “Bidding Procedures” means those Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order.

(n) “Bidding Procedures Order” means the entry of an order approving the Bidding Procedures in the form of that proposed order (I) (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (II) Granting Related Relief [D.I. 86-2] filed with the Bankruptcy Court on July 3, 2022, or otherwise in form and substance acceptable to Buyer in its sole and absolute discretion.

(o) “Bill of Sale” has the meaning set forth in Section 3.1.

(p) “Breaching Party” has the meaning set forth in Section 11.1.

(q) “Break-Up Fee” has the meaning set forth in Section 2.5.

(r) “Business” has the meaning set forth in the recitals.

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(s) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(t) “Buyer” has the meaning set forth in the preamble.

(u) “Buyer Released Person” has the meaning set forth in Section 12.15(a).

(v) “Claim” has the meaning under section 101(5) of the Bankruptcy Code.

(w) “Closing” has the meaning set forth in Section 5.1.

(x) “Closing Cash Consideration” has the meaning set forth in Section 4.1.

(y) “Closing Date” has the meaning set forth in Section 5.1.

(z) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(aa) “Company Contracts” has the meaning set forth in Section 6.10(a).

(bb) “Confidentiality Agreement” has the meaning set forth in Section 8.9.

(cc) “Consideration” has the meaning set forth in Section 4.1.

(dd) “Contract” means any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument whether written or oral.

(ee) “Copyrights” has the meaning set forth in Section 12.16(qqq).

(ff) “Cure Cost and Deferred Revenue Certificate” has the meaning set forth in Section 1.2(a).

(gg) “Cure Costs” has the meaning set forth in Section 1.1(e).

(hh) “Customer Deferred Revenue” means, as of a particular date, the amount of all advanced compensation and other payments received by Sellers or any of their respective Affiliates pursuant to the AT&T Contract for which the final amount due from Material Customer with respect to such periods has not yet been calculated by Material Customer, including, without limitation, all advanced payments received pursuant to the Letter Amendment, with respect to the calendar month during which Closing occurs and regardless of whether such amounts have been retained, sold (including pursuant to any accounts receivable factoring arrangement or similar agreement) or utilized by Sellers as of the applicable measurement date.

(ii) “Customer Chargebacks” means all payment obligations, offsets, reimbursements, clawbacks, claims, charges or similar Liabilities arising, accruing or relating to periods prior to the Closing of any Seller (or, from and after the Closing, Buyer or any other assignee of the AT&T Contract) to or for the benefit of Material Customer, including all obligations with respect to compensation reconciliations and Chargebacks as defined in Section 6.4 of the AT&T Contract (without duplication of any AT&T Inventory Losses set forth in the Customer Holdback Statement).

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(jj) “Customer Holdback Amount” means $23,800,000 (or such lesser amount as may be determined by Buyer prior to Closing in its sole discretion based on the timing of Closing relative to receipt by Enjoy of Customer Deferred Revenue and information that may be received by Buyer from Material Customer prior to Closing that allows Buyer to determine with certainty portions of the Customer Post-Closing Revenue, the Customer Post-Closing Chargebacks, the Customer Post-Closing Residual and the Customer Inventory Losses that are unknown as of the date hereof).

(kk) “Customer Holdback Measurement Period” means the period beginning as of the Closing and ending on the last calendar day of the month that includes the date that is six months immediately following the Closing Date.

(ll) “Customer Holdback Statement” has the meaning set forth in Section 4.3.

(mm) “Customer Inventory Losses” means the (a) amount by which the inventory and other assets actually held on consignment pursuant to the AT&T Contract as of the Closing Date as determined by the Physical Inventory is less than the amount of inventory and assets consigned to Sellers pursuant to the AT&T Contract (other than inventory and assets held on consignment sold in accordance with valid orders pursuant to the terms of the AT&T Contract), plus (b) the amount of all other Liability of Sellers (or, following the Closing, Buyer or its Affiliates) for any other damage, loss, destruction or theft at or prior to the Closing of inventory or assets held on consignment pursuant to the AT&T Contract (including pursuant to Section 4.16.5 thereof), as determined by Buyer in good faith.

(nn) “Customer Net Seller Earned Revenue” has the meaning set forth in Section 4.3.

(oo) “Customer Post-Closing Chargebacks” has the meaning set forth in Section 4.3.

(pp) “Customer Post-Closing Residual” has the meaning set forth in Section 4.3.

(qq) “Customer Post-Closing Revenue” has the meaning set forth in Section 4.3.

(rr) “Data Room” has the meaning set forth in Section 9.4.

(ss) “DIP Facility” has the meaning set forth in the Interim DIP Financing Order or Final DIP Financing Order, as applicable.

(tt) “Disclosure Schedule” has the meaning set forth in Article VI.

(uu) “Domain Names” has the meaning set forth in Section 12.16(qqq).

(vv) “Employee” means, as of the applicable time of determination, any Person employed by any Seller.

(ww) “Employee Plan” means (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any retirement, welfare benefit, bonus, incentive, supplemental retirement, deferred compensation, retiree welfare, life insurance, severance, Code Section 125 flexible benefit or vacation or other paid time-off plan, program or agreement and (iii) any individual employment, retention, termination, severance or other similar agreement, in each case, pursuant to which Sellers or their Affiliates currently has any obligation with respect to any Employee, other than governmental plans or arrangements.

(xx) “Enjoy” has the meaning set forth in the preamble.

(yy) “Enjoy LLC” has the meaning set forth in the preamble.

(zz) “Enjoy Operating” has the meaning set forth in the preamble.

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(aaa) “Environmental Laws” has the meaning set forth in Section 6.14(a).

(bbb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ccc) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ddd) “Excluded Assets” has the meaning set forth in Section 1.1(b).

(eee) “Excluded Contracts” has the meaning set forth in Section 1.1(b)(iv).

(fff) “Excluded Employees” shall mean those Employees set forth on Section 12.16(eee) of the Disclosure Schedule.

(ggg) “Excluded Liabilities” has the meaning set forth in Section 1.1(d).

(hhh) “Expense Reimbursement” has the meaning set forth in Section 2.5.

(iii) “Field Employee” means an Employee that is not an HQ Employee.

(jjj) “Final DIP Financing Order” means a final order of the Bankruptcy Court approving the DIP Facility (as defined in the Interim DIP Financing Order), in form and substance acceptable to the DIP Lender (as defined in the Interim DIP Financing Order) in its sole and absolute discretion.

(kkk) “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, request for reargument or further review or rehearing, or file a motion for stay, modification, or amendment has expired and no appeal, petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification or amendment that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been or can be taken or granted.

(lll) “GAAP” has the meaning set forth in Section 6.8(a).

(mmm) “Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof.

(nnn) “Hazardous Substance” means (i) any petroleum or petroleum product, flammable explosive, radioactive material, medical waste, radon, asbestos or asbestos-containing material or polychlorinated biphenyls (PCBs); and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Entity to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning, including any element, compound, substance, waste or other material that is

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regulated under the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection Laws, each as amended.

(ooo) “HQ Employees” means Employees who, during the six month period immediately preceding the Closing, worked primarily out of Sellers’ headquarters office (3240 Hillview Avenue, Palo Alto, CA 94304).

(ppp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(qqq) “HSR Filing Fee” has the meaning set forth in Section 8.2(c).

(rrr) “Insider” has the meaning ascribed to it in the Bankruptcy Code.

(sss) “Intellectual Property” means all domestic and foreign, federal, state and/or provincial (i) patents and patent applications, and all patents issuing thereon, including without limitation utility, model, industrial design and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications, and goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and any and all other similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement associated with any of the foregoing.

(ttt) “Interim DIP Financing Order” means the Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Lender, and (E) Modifying the Automatic Stay, and (F) Granting Related Relief [D.I. 83], entered by the Bankruptcy Court on July 1, 2022.

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(uuu) “IP Licenses” means all Contracts pursuant to which Sellers have (i) acquired rights in (including usage rights) or to any Intellectual Property of a third-party; or (ii) licensed, granted or transferred the right to use any Sellers-Owned Intellectual Property to any Person.

(vvv) “IRS” means the United States Internal Revenue Service.

(www) “Johnson Note” means that certain Amended and Restated Promissory Note dated as of the date hereof, payable by Enjoy to the order of Ron Johnson, as may be amended, restated or otherwise modified from time to time only as expressly permitted pursuant to this Agreement.

(xxx) “Key Employee Agreements” means those certain offer letters, retention, employment and/or consulting agreements entered into prior to the date hereof by and between Buyer, on the one hand, and each Key Employee, on the other hand.

(yyy) “Key Employees” means the Persons listed on Section 12.16(yyy) of the Disclosure Schedule.

(zzz) “Knowledge of Sellers” means the actual knowledge of Ron Johnson, Anil Gandham, Kunal Malik and Tiffany Meriweather, each after due inquiry.

(aaaa) “Law” means any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity.

(bbbb) “Lease” means all leases of real property or personal property.

(cccc) “Leased Real Properties” has the meaning set forth in Section 6.5(b).

(dddd) “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(eeee) “Liability” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

(ffff) “Licensed Intellectual Property” has the meaning set forth in Section 6.12(f)(ix).

(gggg) “Lien” means any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind.

(hhhh) “Material Adverse Effect” means any event or change or circumstance, in respect of the operation of the Business and Transferred Assets that, individually or when aggregated with any one or more of the other such changes, events or circumstances, has had or could reasonably be expected to have a material adverse effect on (i) the Transferred Assets or the Business, or (ii) the ability of Buyer to own or use the Transferred Assets or operate the Business after the Closing; provided, however, that none of the following events, changes or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be deemed to be or constitute a Material Adverse Effect, and none of the following changes, events or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be taken into account when determining whether a Material Adverse Effect has occurred: (A) war, acts of nature, general strike, acts of

43

terror, (B) general economic, market or political changes or conditions, (C) events, changes or circumstances which generally affect the industries in which Sellers conduct business (unless such changes or conditions have a disproportionate impact on Sellers relative to other Persons operating in such industries), (D) changes in Laws, unless such Laws or conditions apply solely or principally to the Business or Sellers, or (E) actions or omissions taken or not taken by or on behalf of Sellers pursuant in compliance with a specific request from or consented to in writing by Buyer following the execution of this Agreement, or in compliance with an order from the Bankruptcy Court.

(iiii) “Material Customer” means AT&T Mobility II, LLC (and its affiliates).

(jjjj) “Material Suppliers” means the top 10 vendors and suppliers of goods and services to Sellers (other than legal and accounting services) based on accrued expenses with respect to such Persons over the 12-month period ended on December 31, 2021 and accrued expenses with respect to such Persons over the 6-month period ended on June 30, 2022.

(kkkk) “Non-Breaching Party” has the meaning set forth in Section 11.1.

(llll) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Sellers’ business, as conducted by Sellers consistent with past custom and practice (including with respect to quantity and frequency) prior to the date of the commencement of the Voluntary Bankruptcy Cases; provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract, or violation of any Permit.

(mmmm) “Outside Date” means August 29, 2022.

(nnnn) “Patent” has the meaning set forth in Section 12.16(sss).

(oooo) “Permit” means any license, permit, franchise, approval, authorization, registration, certification, accreditation and consent of any Governmental Entity.

(pppp) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(qqqq) “Personal Data” means any information processed, collected, created or otherwise used or disclosed by Sellers in connection with the Business (or any third party on behalf of Sellers) that relating to an identifiable natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, or (iii) health information; and (b) any information pertaining to an individual that is regulated or protected by one or more laws, ordinances, rules, regulations, orders, or directives.

(rrrr) “Physical Inventory” has the meaning set forth in Section 8.14.

(ssss) “Pre-Closing Compensation and Benefits Liabilities” has the meaning set forth in Section 8.7(b).

(tttt) “Privacy and Security Requirements” has the meaning set forth in Section 6.12(g).

(uuuu) “Privacy Policies” has the meaning set forth in Section 6.12(g).

44

(vvvv) “Purchase Price” has the meaning set forth in Section 4.1.

(wwww) “Qualified Bid” has the meaning set forth in the Bidding Procedures.

(xxxx) “Registered Intellectual Property” has the meaning set forth in Section 6.12(a).

(yyyy) “Release” and “Removal” as used herein shall have the same meaning and definition as set forth in paragraphs (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and any applicable Environmental Law.

(zzzz) “Required Consents” has the meaning set forth in Section 1.2(c).

(aaaaa) “Sale Hearing” has the meaning set forth in the Bidding Procedures.

(bbbbb) “Sale Motion” means the motion to be filed with the Bankruptcy Court by Sellers in accordance with Section 2.2 seeking (i) approval of the terms and conditions of the Transaction Documents, and (ii) authorization for (A) the sale of the Transferred Assets and pursuant to Section 363 of the Bankruptcy Code and (B) the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens.

(ccccc) “Sale Order” means an order of the Bankruptcy Court in a form acceptable to Buyer in its sole and absolute discretion), which shall, among other things, comply with Section 2.3(a).

(ddddd) “SEC” means the U.S. Securities and Exchange Commission.

(eeeee) “Securities Act” means the Securities Act of 1933, as amended.

(fffff) “Seller Released Claims” has the meaning set forth in Section 12.15(a).

(ggggg) “Seller Releasing Person” and “Seller Releasing Persons” has the meaning set forth in Section 12.15(a).

(hhhhh) “Seller Retained Employees” has the meaning set forth in Section 8.8.

(iiiii) “Seller SEC Reports” means all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Sellers under the Securities Act or the Exchange Act with the SEC since December 31, 2021, including all exhibits to the foregoing.

(jjjjj) “Sellers” has the meaning set forth in the preamble.

(kkkkk) “Sellers Intellectual Property” means all Intellectual Property used or held for use by Sellers in connection with the Business as currently conducted, including all Sellers-Owned Intellectual Property and Licensed Intellectual Property.

(lllll) “Sellers-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by or proprietary to Sellers, including without limitation all (i) Registered Intellectual Property; and (ii) Sellers-Owned Software.

(mmmmm) “Sellers-Owned Software” means all proprietary Software owned or developed by or on behalf of Sellers.

45

(nnnnn) “Software” has the meaning set forth in Section 12.16(sss).

(ooooo) “Subject Leases” means the oral or written Leases and other rights to occupancy, including month-to-month tenancies, pursuant to which the applicable Sellers occupy the Subject Properties.

(ppppp) “Subject Properties” has the meaning set forth in Section 8.13.

(qqqqq) “Subject Property Obligation” has the meaning set forth in Section 8.13.

(rrrrr) “Subsidiary” of any Person means any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(sssss) “Tangible Personal Property” has the meaning set forth in Section 1.1(a)(ii).

(ttttt) “Tax” means (i) all federal, state, local, foreign or other taxes of any kind and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, unclaimed property, escheatment or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and (ii) any Liability for the payment of amounts described in clause (i) as a result of being a successor, a transferee or a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing, indemnity or similar agreement or other Contract or arrangement.

(uuuuu) “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof.

(vvvvv) “Third-Party Sale” has the meaning set forth in Section 2.5.

(wwwww) “Trade Secrets” has the meaning set forth in Section 12.16(sss).

(xxxxx) “Trademark Assignment Agreement” has the meaning set forth in Section 3.1.

(yyyyy) “Trademarks” has the meaning set forth in Section 12.16(sss).

(zzzzz) “Transaction” has the meaning set forth in the recitals.

(aaaaaa) “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by Sellers in accordance with the provisions of this Agreement.

(bbbbbb) “Transfer Taxes” has the meaning set forth in Section 1.1(d)(i).

(cccccc) “Transferred Assets” has the meaning set forth in Section 1.1(a).

(dddddd) “Transferred Bank Accounts” has the meaning set forth in Section 1.1(a)(xi).

46

(eeeeee) “Transferred Employees” has the meaning set forth in Section 8.7(a).

(ffffff) “Transition Period” has the meaning set forth in Section 8.8.

(gggggg) “Transferred Leased Properties” means all Leased Real Properties subject to Leases included in the Assumed Contracts.

(hhhhhh) “Underground Storage Tank” means any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of Hazardous Substances, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is 10% or more below the ground.

(iiiiii) “Voluntary Bankruptcy Cases” has the meaning set forth in the recitals.

(jjjjjj) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Law relating to plant closings, relocations, mass layoffs, and employment losses.

(kkkkkk) “Websites” has the meaning set forth in Section 1.1(a)(v).

[The next page is the signature page.]

47

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Asset Purchase Agreement as of the day and year first written above.

ASURION, LLC

By:	/s Roger Anthony Detter
Name:	Roger Anthony Detter
Title:	Chief Executive Officer

[Signature page to Asset Purchase Agreement]

ENJOY TECHNOLOGY, INC.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY OPERATING CORP.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY LLC

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

[Signature page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE

[See Attached]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT1

This Bill of Sale, Assignment and Assumption Agreement (this “Bill of Sale”) is executed and entered into as of [•], 2022, by and between [•] (“Assignee”), Enjoy Technology, Inc., a Delaware corporation, and the subsidiaries of Enjoy Technology, Inc. identified on the signature pages hereto (collectively, “Assignors”) pursuant to that certain Asset Purchase Agreement, dated as of July [•], 2022, by and between [Assignee] and Assignors (the “Purchase Agreement”).

1. Defined Terms. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

2. [Transfer of Assets. For the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors do hereby sell, transfer, convey, assign and deliver to Assignee, its successors and assigns, forever, and Assignee does hereby purchase, acquire and take assignment and delivery from Assignors, effective as of the date hereof, all of Assignors’ rights, title and interest in, to and under the Transferred Assets, other than the Assumed Contracts.]

3. Assignment of Rights; Assumption. Subject to the terms and conditions set forth in the Purchase Agreement, as of the date hereof, (a) Assignors hereby irrevocably sell, transfer, convey, assign and deliver to Assignee all of Assignors’ rights, title and interest in, to and under the Assumed Contracts [(other than the Assumed Contracts specified on Exhibit A attached hereto)], free and clear of all Liens, and (b) Assignee hereby (i) purchases, acquires and takes assignment and delivery from Assignors of all of Assignors’ rights, title and interest in, to and under the Assumed Contracts set forth in clause (a) above, (ii) assumes and shall thereafter pay, discharge and perform in accordance with their terms all Liabilities of Assignors to the extent first arising and accruing (and relating to periods) after the Closing under the Assumed Contracts which relate to periods of time on or after the Closing Date (other than Excluded Liabilities). Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Assignee does not hereby assume, and shall not be bound by or be obligated or responsible for, any Excluded Liabilities.

4. Appointment. Assignors hereby appoint Assignee and its successors and assigns as Assignors’ true and lawful attorneys as of the date of this Agreement, with full power of substitution by, on behalf of, and for the benefit of Assignee and its successors and assigns, to enforce any claim or right hereby sold, transferred, conveyed, assigned and delivered pursuant to the terms of this Agreement. The foregoing powers are coupled with an interest and shall be irrevocable by Assignors for any reason whatsoever.

5. Further Assurances; Successors and Assigns. Assignors do hereby covenant and agree that they will execute and deliver such other instruments of conveyance and transfer or other instruments and documents, and take or arrange for such other actions, as may be reasonably required to effectively transfer to, and vest in, Assignee, its successors and permitted assigns all of Assignors’ rights, title and interest in, to and under the Transferred Assets described herein. This instrument shall be binding on Assignors and their respective successors and permitted assigns, and the covenants and agreements of the Assignors set forth herein shall inure to the benefit of Assignee and its successors and permitted assigns.

[1]	Note to Draft: To be updated, as requested by Buyer, to reflect allocation of Transferred Assets among Buyer and itsdesignee(s), as applicable, including with respect to Assumed Contracts.

1

6. Conflict with Purchase Agreement. The terms of this Bill of Sale are subject to the terms, provisions, conditions and limitations set forth in the Purchase Agreement, and this Bill of Sale is not intended to alter the obligations of the parties to the Purchase Agreement. In the event the terms of this Bill of Sale conflict with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

7. Severability. If any provision of this Bill of Sale or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bill of Sale and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not (a) materially alter the terms of this Bill of Sale, (b) diminish the benefits of this Bill of Sale or (c) increase the burdens of this Bill of Sale, for any Person.

8. Amendments. No alteration, modification or change of this Bill of Sale shall be valid except by an agreement in writing executed by the parties hereto.

9. Governing Law. This Bill of Sale and the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflicts or law).

10. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one instrument. Facsimile and/or PDF signatures shall be deemed original signatures.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Assignors and Assignee have executed this Bill of Sale as of the date first written above.

ASSIGNEE:

[•]

By:
Name:
Title:

[Signature page to Bill of Sale]

ASSIGNORS:

ENJOY TECHNOLOGY, INC.

By:
Name:
Title:

ENJOY TECHNOLOGY OPERATING CORP.

By:
Name:
Title:

ENJOY TECHNOLOGY LLC

By:
Name:
Title:

[Signature page to Bill of Sale]

EXHIBIT A

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[See Attached]

TRADEMARK ASSIGNMENT AGREEMENT2

This TRADEMARK ASSIGNMENT AGREEMENT (“Trademark Assignment”), dated as of [__], 2022, is made by Enjoy Technology, Inc., a Delaware corporation, (“Assignor”) in favor of the [Asurion Entity] (“Assignee”), the purchaser of certain assets of Assignor pursuant to an Asset Purchase Agreement, dated [__], 2022 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Assignor is the owner of all right, title and interest in and to the trademarks set forth on the attached Schedule 1 and the listed registration therefor (the “Trademarks”);

WHEREAS, Assignor and Assignee have entered into the Purchase Agreement, pursuant to which Assignor has agreed to assign to Assignee the Trademarks, along with the goodwill pertaining thereto and associated therewith, as the successor in interest to that portion of Assignor’s business associated with the Trademarks; and

WHEREAS, Assignee desires to acquire all right, title and interest in and to Assignor’s Trademarks, along with the goodwill pertaining thereto and associated therewith, as the successor in interest to that portion of Assignor’s business.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignment. Assignor hereby irrevocably conveys, transfers and assigns to Assignee, and Assignee hereby accepts, all right, title and interest in and to the Trademarks, together with the goodwill pertaining thereto and associated therewith, and symbolized by, the Trademarks, including:

(a) the trademarks and trademark registrations set forth on Schedule 1, including all issuances, extensions and renewals thereof;

(b) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and

(c) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Assignor hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office to record and register this Trademark Assignment upon request by Assignee. Following the date hereof, upon Assignee’s reasonable request, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignee and its successors, assigns and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence or perfect the assignment of the Trademark to Assignee, or any assignee or successor thereto.

[2]	Note to Draft: To be updated, as requested by Buyer, to reflect allocation of Intellectual Property among Buyer and its designee(s), as applicable.

3. Terms of the Purchase Agreement. The parties hereto acknowledge and agree that this Trademark Assignment is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Assignor and Assignee with respect to the Trademarks. The representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall control.

4. Counterparts. This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Trademark Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Trademark Assignment.

5. Successors and Assigns. This Trademark Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This Trademark Assignment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Trademark Assignment and the transactions contemplated hereby shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

[SIGNATURE PAGE FOLLOWS]

2

Assignor has duly executed and delivered this Trademark Assignment as of the date first written above.

ENJOY TECHNOLOGY, INC.,

By:

Name:

Title:

AGREED TO AND ACCEPTED:

[ASURION ENTITY]

By:

Name:

Title:

[Signature page to Trademark Assignment Agreement]

STATE OF                          )

COUNTY OF                             )

Before me, ____________________________ of the state and county aforesaid, personally appeared ____________________________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged himself to be president (or other officer authorized to execute the instrument) of Enjoy Technology, Inc., the within named bargainor, a corporation, and that he as such ______________, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as ______________.

Witness my hand and seal, at office in ______________, this _____ day of [__], 2022.

Notary Public

My Commission Expires:

[Signature page to Trademark Assignment Agreement]

SCHEDULE 1

TRADEMARK REGISTRATIONS AND APPLICATIONS

[***]

Exhibit 10.2

SECURED SUPER-PRIORITY DEBTOR IN POSSESSION

CREDIT, GUARANTY AND SECURITY AGREEMENT

BY AND AMONG

ENJOY TECHNOLOGY, INC.,

ENJOY TECHNOLOGY OPERATING CORP.,

ENJOY TECHNOLOGY LLC,

THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO AS BORROWERS,

THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO AS GUARANTORS,

AND

ASURION, LLC

Dated as of July 25, 2022

i

Exhibits

Exhibit A	Defined Terms

Exhibit B	Budget

Exhibit C	Form of Compliance Certificate

Schedules

Schedule 8(a)	Existence, Qualification and Power

Schedule 8(d)	Existing Investments

Schedule 8(e)(iii)	Material Adverse Events

Schedule 8(e)(v)	Existing Indebtedness

Schedule 8(f)	Litigation

Schedule 8(h)(ii)	Leased Locations

Schedule 8(h)(iii)	Existing Liens

Schedule 8(i)	Insurance

Schedule 8(m)	Intellectual Property

Schedule 8(p)	Material Contracts

Schedule 8(s)	Subsidiaries

Schedule 8(u)	Deposit Accounts

ii

SECURED SUPER-PRIORITY DEBTOR IN POSSESSION

CREDIT, GUARANTY AND SECURITY AGREEMENT

THIS SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT, GUARANTY AND SECURITY AGREEMENT (the “Agreement”), is made and entered into as of the 25th day of July, 2022 (the “Effective Date”), by and between Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”), Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and together with Enjoy, Enjoy Operating and each other Person who joins in the execution hereof after the Effective Date as a borrower pursuant to the terms hereunder, each individually a “Borrower” and collectively “Borrowers”), the other Loan Parties party hereto, and Asurion, LLC, a Delaware limited liability company (“Asurion” or “Lender”).

RECITALS

WHEREAS, on June 30, 2022 (the “Petition Date”), the Borrowers and the other Loan Parties (collectively, the “Debtors” and, each individually, a “Debtor”) each commenced a chapter 11 case, which are being jointly administered under Case No. 22-10580 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”); and each Debtor continues to operate its businesses and manage its properties as a debtor and debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lender (in such capacity, the “Prepetition Lender”) provided financing to the Borrowers pursuant to that certain Senior Credit, Guaranty and Security Agreement, dated as of June 29, 2022, among the Borrowers, the other Loan Parties party thereto and the Prepetition Lender (as amended from time to time, and as may be further amended, restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Credit Agreement”);

WHEREAS, as of the closing of business on the day immediately prior to the Initial Funding Date, the Borrowers owed the Lender $2,500,000 in Prepetition Obligations (the “Prepetition Amount”), plus fees, expenses, and interest.

WHEREAS, the Borrowers have requested, and, upon the terms set forth in this Agreement (and in the case of the Initial Loans, the Initial Loan Documents), the Lender has agreed to make available to the Borrower, a senior secured, superpriority debtor-in-possession term loan facility in an aggregate principal amount of up to $55,000,000 (the “DIP Facility”), consisting of: (i) a new money multiple-draw secured term loan in an aggregate principal amount not to exceed $32,500,000, (ii) a secured term loan facility equal to the Interim Loan (as defined below) and (iii) a secured term loan facility equal to the Prepetition Amount (together, the “Rolled Up Amount”) resulting from the roll-up and refinancing of all Prepetition Obligations, in each case subject to the conditions set forth herein, pursuant to the DIP Order, the proceeds of which shall be used to fund the Permitted Uses pursuant to an in accordance with the Budget;

WHEREAS, on July 1, 2022 (the “Initial Funding Date”), the Borrowers borrowed $19,999,178.08 (the “Interim Loan”) and paid a closing fee in an amount equal to $1,100,000 (the “Closing Fee”), which Closing Fee was paid, in lieu of cash payment of such fee, as an additional amount added to the principal amount of the Interim Loan borrowed on the Initial Funding Date under the DIP Facility pursuant to the Initial Loan Documents and the parties desire to document such borrowings in this Agreement;

WHEREAS, the Guarantors will guaranty all of the Obligations under the Loan Documents;

WHEREAS, in order to secure the Obligations of the Borrowers and the other Guarantors under the Loan Documents, the Borrowers and the Guarantors have reaffirmed and otherwise granted (and in furtherance thereof will grant hereunder) to the Lender a security interest in and DIP Lien upon substantially all of the now existing and hereafter acquired personal and real property of the Borrowers and the Guarantors;

WHEREAS, the Lender is willing to extend such credit to the Borrowers and the other Loan Parties on the terms and subject to the conditions set forth herein and the DIP Orders, as applicable.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lender is willing to extend such credit to the Borrowers on the terms and conditions set forth in this Agreement and the other Loan Documents, and accordingly the undersigned hereby agree as follows:

1.	Construction and Defined Terms.

(a) General Interpretive Principles. If the context requires, the use of any gender shall also refer to any other gender, and the use of either number shall also refer to the other number. All accounting terms not specifically defined have the meanings determined by reference to generally accepted accounting principles consistently applied (“GAAP”). Terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the state of New York (the “UCC”) shall have the same meanings herein, except as otherwise expressly provided or amplified (but not limited) herein. The word “including” is not exclusive; if exclusion is intended, the word “comprising” is used instead. The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(b) Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the terms and definitions set forth on Exhibit A attached hereto shall have the meanings herein, unless the context expressly requires otherwise.

2.	Loans and Commitments.

(a) Advances and Repayment.

(i) Subject to the terms and conditions of the Initial Loan Documents, and pursuant to and solely in accordance with the Budget, on the Initial Funding Date, the Lender made an Initial Loan to and for the account of the Borrowers as provided in the Initial Loan Documents, in the aggregate principal amount equal to the Interim Loan plus the Rolled Up Amount, as described in the Recitals to this Agreement (and for the avoidance of doubt, including the roll-up of the Prepetition Amount).

(ii) Subject to the terms and conditions of this Agreement, and pursuant to and solely in accordance with the Budget, during the Availability Period, upon the satisfaction of the conditions set forth in Section 4(b), the Lender agrees to make a Final DIP Loan to and for the account of the Borrowers as provided herein, in the aggregate amount not to exceed the Lender’s Final DIP Loan Commitment. The Final DIP Loans shall be made in one draw on the Final DIP Funding Date, and the Final DIP Loan Commitments shall be immediately terminated on the earlier of (a) the funding of the Final DIP Loans and (b) the Commitment Expiration Date.

(iii) Once repaid, no part of the Initial Loans or Final DIP Loans may be reborrowed.

(b) Disbursement of Loans.

(i) Pending use in accordance with the Budget and subject to Section 9(n), all DIP Proceeds (including any intra-company transfers of such DIP Proceeds) shall be deposited into a Blocked Account (to the extent requested by the Lender) and invested at all times by the applicable Loan Party in accordance with the Debtors’ “first day” pleadings governing cash management. Any such DIP Proceeds may only be used by the Borrowers in accordance with the Budget.

(c) Payment of Loans.

(i) The Borrowers hereby, jointly and not severally, unconditionally promises to pay to the Lender the then unpaid principal amount of, and unpaid accrued interest on, each Loan of such Lender made to the Borrowers, along with all other Obligations owing under any Loan Document, on the DIP Termination Date (or such earlier date on which the Loans become due and payable in accordance hereof) in cash without further application to or order of the Bankruptcy Court.

(ii) Amounts repaid or prepaid in respect of Loans may not be reborrowed.

(d) Prepayments of Loans.

(i) The Borrowers shall have the right at any time and from time to time, without premium or penalty, to prepay the Loans in whole or in part, as selected and designated by the Borrowers, subject to the requirements of this Section 2, including Section 2(j)(ii).

(ii) In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrowers or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, upon receipt of such Net Proceeds, promptly prepay and in any event within three (3) Business Days the outstanding Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided if such Net Proceeds are received by or on behalf of the Specified Foreign Subsidiaries, Section 2(e) shall apply.

(iii) Enjoy shall notify the Lender in writing of any prepayment hereunder not later than 1:00 p.m., Central Time, one (1) Business Day before the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each prepayment of the Loans shall be applied ratably. Prepayments shall be accompanied by accrued interest to the extent required by Section (i).

(e) If the Borrower reasonably determines that any prepayment required under Section 2(d)(ii) from Net Proceeds received by or on behalf of a Specified Foreign Subsidiary would be prohibited by the Specified Foreign Limitations, then after the Borrower’s use of reasonable best efforts to eliminate such prohibition, the amount of any prepayment required under Section 2(d)(ii) from Net Proceeds received by or on behalf of such Specified Foreign Subsidiary shall be reduced to the extent required to comply with the Specified Foreign Limitations. The Borrower’s determinations pursuant to this paragraph shall be set forth in a reasonably detailed certificate of a Responsible Officer of the Borrower, delivered to the Lender prior to the date the prepayment would otherwise be due.

(f) Making the Loans.

(i) A Responsible Officer on behalf of the Borrowers shall give the Lender written notice , which may be by email (a “Borrowing Request”), not later than 1:00 p.m., Central Time, two (2) Business Days prior to the Final DIP Loan Funding Date with respect to the Borrowing of the Final DIP Loans. The Borrowing Request shall be irrevocable and shall specify (i) the principal amount of the proposed Loan (which shall be denominated in Dollars), (ii) the Borrowers’ wiring instructions, (iii) confirmation that the Borrowing Request complies with the then-applicable Budget and (iv) the proposed borrowing date, which must be an applicable Business Day. The Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrowers until the Lender receives written notice to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on the written Borrowing Request.

(ii) The Borrowing Request pursuant to this Section 2(f) shall be irrevocable and the Borrowers shall be bound to make a Borrowing in accordance therewith.

(g) No Discharge; Survival of Claims.

(i) Until indefeasible payment in full (other than contingent obligations not yet due and payable) in cash of the Loans and all other Obligations, each of the Borrowers and the Guarantors agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case (and each of the Borrowers and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the DIP Credit Facility Super-Priority Claims and the DIP Liens granted to the Lender pursuant to the DIP Orders and described in Section 5 shall not be affected in any manner by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case, and such claims and Liens shall be paid in full in cash by any such plan.

(ii) The total principal amount of the Loan outstanding at any time (including for the avoidance of doubt, the Initial Loans, PIK Interest and the Final DIP Loans) is deemed by Borrowers and Lender to be a single loan.

(h) Note.

(i) The Loan may, at Lender’s request, be evidenced by the Note of even date herewith, executed by Borrowers and payable to the Lender, in the maximum principal amount (excluding any PIK Interest) of $55,000,000. Each Borrower jointly and severally agrees to repay to Lender the outstanding principal balance and all accrued interest on the Loan according to the terms of the Note and this Agreement.

(i) Interest Rate and Payment of Interest.

(i) Interest shall accrue on the outstanding balance of the Loan at a rate of twelve percent (12%) per annum, compounded monthly from the date of the applicable Borrowing.

(ii) Interest shall be payable monthly in arrears on the first (1st) calendar day of each month, commencing July 1, 2022, and shall, in lieu of cash payment of such interest, be added to the principal amount of the Loan and accrue interest in accordance with the terms hereof (the “PIK Interest”). Notwithstanding the foregoing, all principal of, and all interest on, any Loan or any other amount (including any fees) payable by the Borrowers hereunder or under any other Loan Document shall automatically bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate following the occurrence and during the continuance of an Event of Default (regardless of whether notice thereof has been given to any Borrower) and shall be payable in cash on written demand. Notwithstanding anything to the contrary, in the event of any repayment or prepayment of any Loan, accrued (but not yet compounded) interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(A) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made. For purposes of the calculation of the outstanding amount and interest on each Loan, all payments made by or on account of the Borrowers shall be deemed to have been applied to the applicable Loan on the date of receipt of such payments by Lender (as such receipt is determined pursuant to Section 2(k)). Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(j) Principal Payments.

(i) Loan Repayment Requirement. Unless prepaid in accordance with Section 2(d) or accelerated by the Lender pursuant to the terms of the Loan Documents, all amounts owed by Borrowers to Lender pursuant to this Agreement, the Note or any Loan Document (including, for the avoidance of doubt, all principal (including PIK Interest) and unpaid interest accrued (including interest accrued at the Default Rate)) shall be due and payable in full on the Maturity Date.

(ii) Termination Fee. On the DIP Termination Date, including as a result of an acceleration of the Loans, the Borrowers shall pay to the Lender a fee (the “Termination Fee”) equal to Four and 00/100 percent (4.00%) of the amount of Loans outstanding on such DIP Termination Date. In the event that prior to the DIP Termination Date, the Borrowers prepay all or part of the Loans pursuant to Section 2(d), then the Borrowers shall pay a fee equal to Four and 00/100 percent (4.00%) of the amount of the Loans so prepaid.

(k) Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to Lender to which such payment is owed, at the Lender’s office in Dollars and in immediately available funds not later than 2:00 p.m. Central Time on the date specified herein. All payments received by Lender (i) prior to or at 2:00 p.m. Central Time, shall be deemed received on the same Business Day, and (ii) after 2:00 p.m. Central Time, shall be deemed received on the next succeeding Business Day; any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2(i). If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.	Maturity(a) .

(a) The Loan shall mature and be due and payable, by each Borrower to Lender, in full on the date (the “Maturity Date”) that is the earlier of: (a) September 30, 2022 and (b) the date on which the Obligations are accelerated pursuant to Section 11.

4.	Conditions.

(a) Conditions of Effectiveness. Prior to the effectiveness of this Agreement, Borrowers shall satisfy the following conditions precedent (unless Lender expressly and specifically waives any of the same in writing), all of which are subject to the complete approval of Lender and its counsel in all respects:

(i) The Lender (or its counsel) shall have received from the Borrowers a counterpart of this Agreement and each other Loan Document signed on behalf of each applicable party, in form and substance satisfactory to the Lender.

(ii) Other than the DIP Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the Lender of its rights as a secured party with respect to the Collateral.

(iii) Since the Petition Date, other than the Known Events, there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(iv) Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed to the Lender prior to the Petition Date, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

(v) Other than as a result of or in connection with the Chapter 11 Cases, all governmental and third-party consents and approvals reasonably necessary to be obtained by the Borrowers in connection with the DIP Facility, if any, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) or permitted via the Interim DIP Order or the Final DIP Order, as applicable, and shall remain in effect.

(vi) The Lender shall have a valid and perfected lien on and security interest in the Collateral of the Debtors on the basis and with the priority set forth herein.

(vii) No Default or Event of Default shall have occurred and be continuing.

(viii) The Lender (or their counsel) shall have received: (i) a copy of each organizational document of each of the Borrowers as of the Effective Date; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Effective Date; (iii) resolutions of the board of directors or similar governing body of each of the Borrowers approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date, certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable governmental authority of the Borrowers’ respective jurisdiction of incorporation, organization or formation dated a recent date prior to the Effective Date.

(ix) Financing statements, which Lender shall have the right to file with the Secretaries of State in each jurisdiction of organization of each Loan Party, and such other locations as Lender may require (including, for the avoidance of doubt, security agreement and assignment documentation to be filed with the PTO).

(x) The representations and warranties of each Loan Party set forth in Section 8 and in each of the Loan Documents shall be true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(xi) The Lender shall have received a Budget Update in form and substance satisfactory to the Lender, and such Budget Update shall become the “Budget” for the purposes of the DIP Facility in accordance with Section 9(b)(iii).

(xii) The Loan Parties shall be in compliance with (i) the Interim DIP Order, and (ii) the Budget (subject to Permitted Variances).

(xiii) A certificate signed by a Responsible Officer of Enjoy certifying that the conditions specified in Sections 4(a)(ii), 4(a)(iv), 4(a)(v), 4(a)(vi), 4(a)(viii) and 4(a)(x) have been satisfied.

(b) Conditions to Extension of Final DIP Loans. The obligation of the Lender to make the Final DIP Loans on the Final DIP Loan Funding Date and on or prior to the Commitment Expiration Date shall include the satisfaction of the following conditions precedent in a manner satisfactory to the Lender:

(i) At least two (2) Business Days prior to the anticipated funding of the Final DIP Loans, the Lender shall have received a Borrowing Request relating to the Final DIP Loans, in accordance with Section 2(f), which shall be in accordance with the then-applicable Budget Update.

(ii) At the time of and immediately after giving effect to the Final DIP Loans, no Default or Event of Default shall have occurred and be continuing.

(iii) The representations and warranties of each Loan Party set forth in Section 8 and in each of the Loan Documents shall be true and correct in all material respects on and as of the Final DIP Loan Funding Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(iv) The making of the Loans shall not violate any requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

(v) The making of the Loans shall be authorized pursuant to the Final DIP Order.

(vi) Other than the Final DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits or restricts the DIP Facility or the exercise by the Lender of its rights as a secured party with respect to the Collateral.

(vii) The entry of the Final DIP Order, in form and substance satisfactory to the Lender, which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender.

(viii) Other than the Known Events, since the Petition Date there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(ix) Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed to the Lender prior to the Petition Date, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

(x) The Loan Parties shall be in compliance with (i) the applicable DIP Order, and (ii) the Budget (subject to Permitted Variances).

(xi) the Bankruptcy Court shall have entered the Final DIP Order within twenty-one (21) calendar days following the Petition Date, in form and substance satisfactory to the Lender, which Final DIP Order shall include, a Budget Update, as necessary, as an exhibit thereto, entered on notice to such parties as may be satisfactory to the Lender and otherwise as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules of the Bankruptcy Court, (i) authorizing and approving, on a final basis, the DIP Facility and the transactions contemplated hereby, including, without limitation, the granting of the superpriority claim status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) authorizing, on a final basis, the lifting or modification of the automatic stay to permit the Borrowers and the Guarantors to perform their obligations, and the Lender to exercise their rights and remedies, with respect to the DIP Facility; (iii) authorizing, on a final basis, the use of cash collateral; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the Lender and the Debtors, in their respective discretion, in each case, which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Lender.

(xii) All reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses, accrued and unpaid as of the Final DIP Loan Funding Date, of (i) the Lender (limited, in the case of counsel, to all reasonable and documented out-of-pocket fees, costs, disbursements and expenses of the Lender’s outside counsel, Gibson, Dunn & Crutcher LLP and Bass, Berry & Sims PLC, and of the Lender’s local counsel, Pachulski Stang Ziehl & Jones LLP in connection with the Chapter 11 Cases) and (ii) any other professional advisors retained by the Lender in its reasonable discretion, shall have been paid in full in cash (which payment may be made from DIP Proceeds), in each case to the extent invoices for any such accrued and unpaid amounts are provided to the Debtors no later than one (1) Business Day prior to the Final DIP Loan Funding Date, in each case, to the extent permitted under, and in accordance with, the Final DIP Order.

(c) A Borrowing Request submitted by the Borrowers shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 4 with respect to such Borrowing have been satisfied on and as of the date of such Borrowing. The making of any Loans shall not be deemed a modification or waiver by Lender of the provisions of this Section 4 on any future occasion or a waiver of any rights or Lender as a result of any such failure to comply.

5.	Super-Priority; Security Interest.

(a) Super Priority Nature of Obligations and Lenders’ DIP Liens.

(i) The priority of the DIP Secured Parties’ DIP Liens on the Collateral owned by the Loan Parties shall be set forth in the DIP Orders.

(ii) All Obligations shall constitute DIP Credit Facility Super-Priority Claims.

(iii) Pursuant to the Interim DIP Order, the DIP Liens granted to the Lender on the Collateral shall be valid and automatically perfected on the basis with the priority set forth in the DIP Orders.

(iv) Except as set forth herein or the DIP Orders, the Debtors shall not seek approval of any other claim having a priority superior or pari passu to that granted to the Lender by the DIP Orders while any Obligations remain outstanding.

(v) All Obligations shall (1) constitute an allowed administrative expense claim in each of the cases, as applicable, pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over all administrative expenses of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code, subject only to the Carve-Out; and (2) be secured by a perfected, first-priority lien, pursuant to section 364(c)(2) of the Bankruptcy Code, upon all property of Borrowers and the other Loan Parties, including the Collateral and any other real and tangible personal property subject to liens or security interests which may be avoided pursuant to avoidance actions, subject only to the Carve-Out and the priorities set forth in the DIP Orders.

(vi) The DIP Liens shall be senior in all respects to all of the Liens securing the pre-petition obligations of any Borrower and to any liens granted after the Petition Date for any reason, except as set forth in clause (v) above.

(b) Release.

(i) Each of the Borrowers and the Guarantors hereby acknowledge subject to the terms of the Interim DIP Order, and of the Final DIP Order and subject, in the case of the Specified Foreign Entities to the Specified Foreign Limitations, that the Borrowers, the Guarantors and any of their Subsidiaries have no defense, counterclaim, offset, recoupment, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrowers’, the Guarantors’ or any Subsidiaries’ liability to repay the Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Lender. The Borrowers and the Guarantors, each in their own right and on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Lender and all of the Lender’s officers, directors, servants, agents, advisors, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them of and from any and all actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, in each case, existing at the time of the Interim DIP Order was entered, whether in law, equity or otherwise (including, without limitation, any so-called “lender liability” or equitable subordination or recharacterization claims or defenses and those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional costs, and incidental, consequential and punitive damages payable to third parties), directly or indirectly arising out of, connected with or relating to this Agreement, the DIP Orders and the transactions (including, for avoidance of doubt, the Transactions) contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Notwithstanding anything herein to the contrary, the Borrowers and Guarantors shall not have any obligation to indemnify or hold harmless the Lender with respect to liabilities to the extent they result from gross negligence or willful misconduct of the Lender, as finally determined by a court of competent jurisdiction.

(c) Waiver of Certain Rights.

(i) Since the Initial Funding Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, the Borrowers and the other Loan Parties hereby irrevocably waive any right, pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the DIP Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

(ii) The DIP Orders shall provide that in no event shall the Lender be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the Collateral and all proceeds thereof shall be received and applied pursuant to the DIP Orders and the Loan Documents, as applicable, notwithstanding any other agreement or provision to the contrary.

(iii) Upon entry of the Final DIP Order, subject to the Carve-Out, the Debtors (on behalf of themselves and their estates) shall irrevocably waive, and shall be prohibited from asserting in the Chapter 11 Cases or any successor cases, (i) any surcharge claim under sections 105(a) or 506(c) of the Bankruptcy Code for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the Lender upon the Collateral and (ii) the Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Lender with respect to proceeds, product, offspring or profits of any of the Collateral.

(d) Reaffirmation and Grant of Security; Security for Obligations; Debtors Remain Liable.

(i) Pursuant to the DIP Orders, each Debtor (a) hereby reaffirms each Lien granted by it to the Lender and the guaranties made by it pursuant to the Guaranty, and acknowledges and agrees that the grants of security interests by and the guaranties of the Loan Parties contained in the Interim DIP Order are, and shall remain, in full force and effect and (b) without limiting the foregoing, hereby grants to the Lender, for the benefit of the DIP Secured Parties, a security interest in all of such Debtor’s right, title and interest in and to all of the following real and personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located, including any such property in which a security interest is granted to the Lender pursuant to, as applicable, the Loan Documents, the DIP Orders, or any other order of the Bankruptcy Court to secure the Obligations (all of which collectively shall hereinafter be referred to as the “Collateral”):

(A) all Accounts;

(B) all Chattel Paper;

(C) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(D) all Documents;

(E) all General Intangibles, including Payment Intangibles and all Intellectual Property;

(F) all Goods, including Inventory, Equipment and Fixtures;

(G) all Instruments;

(H) all Intellectual Property;

(I) all Investment Property;

(J) all Letter-of-Credit Rights and other Supporting Obligations;

(K) all Records;

(L) all Commercial Tort Claims;

(M) all books and records relating to any of the foregoing;

(N) all leasehold interests in real property;

(O) rights, claims or causes of action that the Loan Parties may have with respect to Collateral;

(P) all present and future claims, rights, interests, assets and properties recovered by or on behalf of the Loan Parties or any trustee of any Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including, without limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 544, 545, 547, 548, 549, 550, 552 and 553 of the Bankruptcy Code, and the proceeds thereof, subject to the terms of the DIP Orders; and

(Q) all Proceeds and Accessions with respect to any of the foregoing Collateral.

(ii) Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Debtors that the description of the Collateral set forth above be construed to include the broadest possible range of assets, in all instances as more fully set forth in the DIP Orders.

(iii) Notwithstanding anything herein to the contrary, and subject to the terms of the DIP Orders, in no event shall the Collateral include (nor shall any defined term used therein include), and no Debtor shall be deemed to have granted a security interest in, any of such Debtor’s rights or interests in any Excluded Assets.

(e) Other Collateral Matters.

(i) Anything contained herein to the contrary notwithstanding, (a) each Debtor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, subject to the DIP Orders and any order approving bidding procedures for the sale of the Debtor’s assets, (b) the exercise by the Lender of any of its rights hereunder or under any other Loan Document shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral unless the Lender has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations and (c) the Lender shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless the Lender has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations.

(ii) Each Loan Party agrees to hold the Collateral in trust for and subject to the security interest of Lender. If any Collateral remains in the possession or control of any Loan Party’s agents or processors, such Loan Party shall notify such agents or processors of Lender’s security interest, and upon Lender’s request, shall instruct them to hold such Collateral for Lender’s account and subject to Lender’s instructions.

(iii) Each Loan Party will advise Lender promptly, in sufficient detail, of any change relating to the type, quantity or quality of the Collateral, or any event which could have a Material Adverse Effect on the value of the Collateral or the security interest herein granted to Lender.

(iv) Upon request by Lender, with respect to any Proceeds from all Account Debtors and other persons, entities and third parties (collectively, the “Payors”), each Loan Party shall enter into a customary lockbox agreement in form and substance satisfactory to Lender and in compliance with all applicable laws and regulations with respect to any Deposit Accounts into which any proceeds or reimbursements from Payors are deposited. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Blocked Account Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person.

(f) Credit Bidding.

(i) The Borrowers and Guarantors acknowledge that Lender may (a) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code and any similar laws in any other jurisdictions in which a Loan Party is subject, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any other sale or foreclosure conducted in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (x) the Obligations owed to the Lender shall be entitled to be, and shall be, credit bid (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of the Lender to credit bid or purchase at such sale or other disposition of the DIP Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of the Lender to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the DIP Collateral that is the subject of such credit bid or purchase) and the Lender shall be entitled to receive interests in the DIP Collateral that is the subject of such credit bid or purchase (or in the equity interests of the any entities that are used to consummate such credit bid or purchase), and (y) the Lender may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith the Lender may reduce the Obligations based upon the value of such non-cash consideration.

6.	Other Actions Regarding Attachment, Perfection and Priority.

(a) Collateral in the Possession of a Third Party. If any goods constituting Collateral at any time are in the possession of a third party, each Loan Party shall promptly notify Lender thereof and, if requested by Lender, shall use its commercially reasonable efforts to obtain an acknowledgement from such person, in form and substance satisfactory to Lender, that such person holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Loan Parties.

(b) Other Actions as to Any and All Collateral. Loan Parties further agree to take any other action requested by Lender to insure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including (i) authorizing, executing (to the extent that any Loan Party’s signature is required), delivering and filing financing statements and amendments relating thereto under the UCC, (ii) causing Lender’s name to be noted as Lender on any certificate of title for titled goods if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, rule, regulation or treaty of any jurisdiction as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iv) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender, (v) delivery of original certificates evidencing any pledged equity and applicable equity powers in form and substance satisfactory to Lender, and (vi) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(c) No Filings Required. Notwithstanding anything else to the contrary herein, the liens, security interests and administrative super-priority claim status granted under the Initial Loan Documents and reaffirmed or otherwise granted herein shall be deemed to have been valid and perfected by entry of the Interim DIP Order, which occurred on the Initial Funding Date. Lender shall not be required to file any financing statements, mortgages, deeds of trust notices of lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the lien and security interest granted by or pursuant to this Agreement, the Initial Loan Documents and the Final DIP Order, or any other Loan Document. The liens and security interests in favor of Lender set forth herein and in the Loan Documents shall continue to be valid and perfected without the necessity that Lender file financing statements, mortgages, deeds of trust or otherwise perfect its liens under applicable nonbankruptcy law.

(d) Validity and Perfection of Security Interest. The DIP Orders grant DIP Liens with respect to the Collateral, and the Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. It is the intention of the parties that if the Lender shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, the provisions of this Agreement and/or the other Loan Documents, together with the DIP Orders, all financing statements and other public financing relating to Liens filed or recorded by the Lender against the Loan Parties and, with respect to all Loan Parties, the DIP Orders and any other order entered by the Bankruptcy Court to secure the Obligations, would be sufficient to create a perfected first priority DIP Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral.

7.	Authorization to File Financing Statements.

Loan Parties hereby irrevocably authorize Lender at any time and from time to time to file, in any jurisdiction, financing statements (including any amendments thereto) that cover the Collateral and that (a) indicate the Collateral as all assets of Loan Parties or words of similar effect, or as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether each Loan Party is an organization, the type of organization and any organization identification number issued to each Loan Party. Each Loan Party agrees to furnish any such information to Lender promptly upon request.

8.	Representations.

To induce Lender to enter into this Agreement and to make the Loan hereunder, each Loan Party represents and warrants to Lender that:

(a) Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company or other entity validly organized under the laws of the state set forth after its name in the introductory paragraph hereof, in good standing under such laws, and duly qualified to conduct business in each state in which a failure to so qualify would have a Material Adverse Effect on such Loan Party’s or Subsidiary’s business and (b) subject to any entry of any required orders of the Bankruptcy Court, including, without limitation, the entry of the Final DIP Order, as applicable, each Loan Party has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party. Schedule 8(a) annexed hereto sets forth, as of the Effective Date, each Loan Party’s and each Subsidiary’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number. Schedule 8(a) contains a true, complete and correct identification of each Subsidiary of each Loan Party, and no Loan Party has any other Subsidiaries not set forth on Schedule 8(a).

(b) Authorization; No Conflict. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents have each been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Loan Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement or other governing documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any contract or Indebtedness to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Loan Party or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of Lender); or (d) violate any law or regulation of any governmental authority.

(c) Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Final DIP Order, as applicable, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created hereunder (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

(e) Financial Information.

(i) All financial statements delivered to Lender, including with respect to periods ended prior to the Initial Funding Date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or permitted by Section 9(b)(i) hereof; (ii) fairly present the financial condition of each Loan Party and its respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or permitted by Section 9(b)(i) hereof; and (iii) show in accordance with GAAP consistently applied throughout the period covered thereby all Indebtedness and other liabilities, direct or contingent, of each Loan Party and their respective Subsidiaries as of the date thereof, including all liabilities for taxes, material commitments and Indebtedness, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments and applicable exclusions set forth in Section 9(b)(i) hereof .

(ii) The initial Budget is attached hereto as Exhibit B, which was furnished to Lender on or prior to the Initial Funding Date, and each subsequent Budget delivered to Lender upon approval by Lender, has been prepared in good faith, with due care and based upon assumptions each Borrower believed to be reasonable assumptions on the date of delivery of the then-applicable approved Budget. To the knowledge of the Borrowers, as of the Effective Date, no facts exist that (individually or in the aggregate) would result in any material change in the Budget.

(iii) Except for the Known Events and as otherwise set forth on Schedule 8(e)(iii), since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect.

(iv) To the best knowledge of the Borrowers, no event exists or has occurred since the Petition Date (other than the Known Events and as set forth on Schedule 8(e)(iii)) that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) of any financial information delivered to Lender, (ii) of the Budget, (iii) [reserved], or (iv) of any information provided by or on behalf of Borrowers regarding the assets, liabilities, financial condition or results of operations of the Borrowers and their Subsidiaries on a consolidated basis.

(v) Schedule 8(e)(v) attached hereto sets forth a complete and accurate list of all Indebtedness of each Borrower or any Subsidiary of a Borrower on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity thereof. The Loan Parties and their Subsidiaries have no Indebtedness other than Indebtedness existing as of the Initial Funding Date set forth on Schedule 8(e)(v).

(f) Litigation. Except for those listed on Schedule 8(f) attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any governmental authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues.

(g) No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h) Ownership of Property; Liens.

(i) Subject to Permitted Liens, each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the ordinary conduct of its business.

(ii) Schedule 8(h)(ii) sets forth the address (including street address and state) of all leases of real property of each Loan Party, together with a list of the lessor with respect to each such lease as of the Effective Date. Each such lease is in full force and effect and no Loan Party is in default of the terms thereof as of the Petition Date.

(iii) Schedule 8(h)(iii) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower or such Subsidiary subject thereto. The property of each Borrower and each of its Subsidiaries is subject to no Liens, other than the Liens set forth on Schedule 8(h)(iii) existing as of the Effective Date.

(i) Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties and their Subsidiaries operate. Schedule 8(i) sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. Each insurance policy listed on Schedule 8(i) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(j) Taxes. The Loan Parties and their Subsidiaries have filed all federal, state and all other tax returns and reports required to be filed, and have paid all federal, state and all other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrowers, there is no Tax assessment proposed in writing against any Borrower or any Subsidiary. Other than the Intercompany License, no Borrower or any Subsidiary thereof is a party to any tax sharing agreement.

(k) Borrower Offices. Each Borrower maintains its place of business and keeps all tangible Collateral, books of account and records only at: 3240 Hillview Avenue, Palo Alto, CA 94304 (the “Borrower Offices”).

(l) Compliance with Laws. Each Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws (including without limitation, the provisions of the Bankruptcy Code) and all orders, writs, injunctions and decrees applicable to it or to its properties.

(m) Intellectual Property; Licenses, Etc. Schedule 8(m) sets forth a description of all Intellectual Property owned or licensed by any Loan Parties and their Subsidiaries. The Loan Parties and their Subsidiaries own, or possess valid and enforceable rights to use, all of the Intellectual Property, licenses, permits and other authorizations that are necessary or useful for the operation of their respective businesses, without conflict with the rights of any other person. No slogan or other advertising device, product, process, method, substance, part or other material, conduct of the business or Intellectual Property now or previously employed, or now contemplated to be employed, by any Borrower or any Subsidiary infringes, misappropriates or violates upon any rights held by any other person. No person is infringing, violating or misappropriating the Intellectual Property of the Loan Parties and their Subsidiaries. Except as specifically disclosed in Schedule 8(m), no claim or litigation regarding any Intellectual Property is pending, asserted or threatened by or against any Loan Party or Subsidiary. The Loan Parties and their Subsidiaries have taken all actions reasonable necessary to protect their respective Intellectual Property, including to the extent necessary, (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Loan Parties and their Subsidiaries, (ii) taking commercially reasonable steps to prevent any trade secret of the Loan Parties and its Subsidiaries from falling into the public domain and (iii) protecting the secrecy and confidentiality of all software and technology of which any Loan Party or Subsidiary is the owner. The Loan Party and their Subsidiaries are in compliance with all material agreements related to the license and transfer of Intellectual Property to or from the Loan Parties or any Subsidiary, and to the knowledge of the Loan Parties, no third party is in breach of any such agreement.

(n) Customer and Trade Relations. There exists no actual or threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower with any supplier material to its operations.

(o) Material Contracts. Schedule 8(p) sets forth all Material Contracts to which any Borrower is a party or is bound as of the Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to Lender on or before the Effective Date. Except as disclosed to the Lender prior to the Initial Funding Date, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract. To the Loan Parties’ knowledge, after due inquiry of all Key Persons, officers and employees that may have information related to such Material Contracts, none of the other parties to any Material Contract are currently in or expected to be in default in any material respect of or under any Material Contract.

(p) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Borrower nor any of its Subsidiaries is in violation of any Sanctions. No Borrower nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Borrower and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Borrower or other individual or entity participating in any transaction).

(q) Disclosure. Each Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken together with together with all other such report, financial statements, certificates and information furnished to Lender and the reports of Enjoy publicly filed with the SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(r) Security Interests. This Agreement, the DIP Orders and the Security Documents, subject to entry of the DIP Orders, are effective to create in favor of the Lender, for the benefit of the DIP Secured Parties legal, valid, and enforceable first-priority Liens on, and security interests in, the Collateral pledged hereunder or thereunder, in each case, with respect to priority, subject to no Liens other than the Carve-Out and Permitted Prior Liens with the relative priorities granted pursuant to the terms of the DIP Orders. Pursuant to the terms of the DIP Orders, no filing or other action will be necessary to perfect or protect such DIP Liens and security interests. Pursuant to and to the extent provided in the DIP Orders, the Indebtedness of the Debtors under this Agreement and the other Loan Documents will constitute part of the DIP Credit Facility Super-Priority Claims.

(s) Chapter 11 Case. The Chapter 11 Cases were commenced on the Petition Date in accordance with the applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents and the DIP Orders and (ii) the hearing for the entry of the Final DIP Order.

(t) Deposit Accounts. Annexed hereto as Schedule 8(s) is a list of all Deposit Accounts maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and the identification of each Blocked Account Bank. The DIP Orders grant the Lender “control” (as such term is used in the UCC) over such Deposit Accounts for the benefit of the DIP Secured Parties.

(u) Subsidiaries; Equity Interests. As of the Petition Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 8(u), which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized equity interests of each such Subsidiary. All of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 8(u) free and clear of all Liens except for the DIP Liens and Permitted Prior Liens. There are no outstanding rights to purchase any equity interests in any Subsidiary. As of the Petition Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 8(u). All of the outstanding equity interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 8(u) free and clear of all Liens except for the DIP Liens and Permitted Prior Liens. The copies of the organizational documents of each Loan Party and each amendment thereto provided on the Petition Date are true and correct copies of each such document, each of which is valid and in full force and effect.

(v) Bankruptcy Matters.

(i) The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and notice of (i) the motion seeking approval of the Loan Documents and the Interim DIP Order and the Final DIP Order, (ii) the hearing for the entry of the Interim DIP Order, and (iii) the hearing for the entry of the Final DIP Order has been or will be given. The Borrowers shall give, on a timely basis as specified in the Interim DIP Order or the Final DIP Order, as applicable, all notices required to be given to all parties specified in the Interim DIP Order or Final DIP Order, as applicable.

(ii) Pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, the Obligations constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims (other than (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve and (y) the Permitted Prior Liens) and unsecured claims against the Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the priorities set forth in the Interim DIP Order or the Final DIP Order, as applicable.

(iii) Pursuant to and to the extent provided in the Interim DIP Order and the Final DIP Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only, to (x) the Carve-Out up to, at any date of determination and (y) the Permitted Prior Liens, if any.

(iv) The Interim DIP Order (prior to the Final DIP Order Entry Date) or the Final DIP Order (with respect to the period on and after the Final DIP Order Entry Date), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended.

(v) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim DIP Order or Final DIP Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Lender shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Loan Documents or under applicable law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

(vi) As of the date of each Borrowing, the Loan Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (from and after the date the Final DIP Order is entered), as applicable, is in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender.

(w) Environmental Compliance.

(i) No Loan Party (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has become subject to any Environmental Liability, (3) has received notice of any claim with respect to any Environmental Liability or (4) knows of any basis for any Environmental Liability, except, in each case (1) to (4), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) none of the properties currently owned or operated by any Loan Party is listed or, to the knowledge of the Loan Parties proposed for listing, on the NPL or on the CERCLIS; (2) to the knowledge of the Loan Parties, there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any property currently owned or operated by any Loan Party; (3) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (4) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party in violation of any Environmental Law.

(iii) No Loan Party is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental authority or the requirements of any Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

(x) ERISA Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state Laws, except where any failure could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) (1) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (2) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (3) none of the Borrowers and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (4) none of the Borrowers and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (5) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except, in each of clauses (1) through (5), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv) The Borrowers, jointly and severally, represent and warrant as of the Petition Date that the Borrowers were not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans.

(y) Margin Regulations; Investment Company Act.

(i) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB ), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loan shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loan to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(ii) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(z) Use of Proceeds. The proceeds of the Initial Loans have been used solely for Permitted Uses in accordance with the Budget and otherwise in accordance with Section 9(i) hereof.

All representations and warranties made by each Loan Party in this Agreement shall survive the making of the Loans contemplated hereby, and the closing, execution, and delivery of this Agreement and the Loan Documents and shall be deemed re-made by each Loan Party at the time of making each Loan by Lender hereunder.

9.	Affirmative Covenants. Each Loan Party covenants that:

(a) Payment of Obligations. Each Borrower will pay, or cause to be paid, to Lender the Obligations as and when the same shall be due and payable, whether at maturity, by acceleration or otherwise, and will promptly perform all of Borrowers’ Obligations under this Agreement and the other Loan Documents to which it is a party.

(b) Reporting; Certificates; Other Information.

(i) Monthly. Within 30 days after the end of each month, a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such month, and the related consolidated statements of income or operations and cash flows (which will be prepared using the direct method of accounting) for such month, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous fiscal year and (B) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Enjoy as fairly presenting the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the end of such fiscal month in accordance with GAAP (except that requirements under GAAP regarding impairment on long-life assets, accounting under bankruptcy pursuant to ASC 842, discontinued operations and tax implications resulting from the foregoing and applicable bankruptcy proceedings, in each case, shall not be required for the monthly financial statements for the month ending June 30, 2022; provided that such financial statements will be reflected in the subsequent quarterly financial statements required to be delivered by Section 9(b)(ii)), subject only to normal year-end audit adjustments and the absence of footnotes.

(ii) Quarterly. Within 45 days after the end of each fiscal quarter of the Borrowers (or such later date as may be approved in writing by the Lender in its sole discretion), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Enjoy as fairly presenting the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the end of such fiscal quarter in accordance with GAAP with respect to U.S. financial statements, subject only to normal year-end audit adjustments and the absence of footnotes.

(iii) Budget. The Borrowers shall deliver, by not later than 5:00 p.m. Central Time on the third Business Day of the second full calendar week following the Initial Funding Date and by not later than 5:00 p.m. Central Time on the third Business Day of each calendar week thereafter following the end of each Testing Period, a Budget Update, in each case, in form and substance reasonably satisfactory to the Lender for the subsequent 13-week period consistent with the form of the Budget, and such Budget Update shall become the “Budget” for the purposes of the DIP Facility upon the Lender’s acknowledgement that the proposed Budget Update is substantially in the form of the Budget and in substance satisfactory to the Lender (provided, that, until a new Budget has been approved by the Lender, the most recently approved Budget shall govern); and

(iv) Beginning on July 7, 2022 (by not later than 5:00 p.m. Central Time), and on the third Business Day of each week thereafter following the end of each Testing Period (by not later than 5:00 p.m. Central Time), a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements and cash flows of the Debtors for the prior Testing Period and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the applicable approved Budget delivered by the Debtors, in each case, on a cumulative rolling two-week and four-week basis, as applicable (and each such Variance Report shall include explanations for all variances (including whether they are permanent or temporal in nature) and shall be certified by the Chief Financial Officer of the Debtors). Variances will be carried over across Applicable Rolling Periods solely to the extent they are permanent in nature.

(v) Each Borrower agrees to furnish weekly to Lender, not later than 5:00 pm Central Time on the third (3rd) Business Day of each week, commencing on July 7, 2022, a detailed report, in a form acceptable to Lender, of (1) all Proceeds collected by Borrowers, (2) the balance of all Accounts, Deposit Accounts, (3) [reserved] and (4) a current employee census for the Loan Parties and their Subsidiaries showing a week over week comparative census data.

(vi) Each Borrower will furnish to Lender a detailed report, in a form acceptable to Lender, such financial and business information and reports as and when Lender may from time to time require, including but not limited to each of the following within thirty (30) days after the end of each calendar month: a detailed report showing Loan Party’s accounts receivables, in form and substance acceptable to Lender in all respects.

(vii) The Borrowers shall deliver to the Lender, in form and detail satisfactory to the Lender, concurrently with the delivery of the financial statements referred to in Section 9(b)(i) and Section 9(b)(ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a statement of reconciliation conforming such financial statements to GAAP.

(viii) Each Borrower shall deliver to Lender promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent governing body) (or the audit committee of the board of directors (or equivalent governing body)) of any Borrower by its accounting firm of recognized national standing in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them.

(ix) Each Borrower shall deliver to Lender promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to Lender pursuant hereto.

(x) Each Loan Party shall deliver to Lender promptly (and in any event not more than three (3) Business Days after request) after Lender’s request therefor, copies of all Material Contracts, documents evidencing Indebtedness of any Loan Party and documents evidencing Liens on any assets of any Loan Party.

(xi) Each Loan Party shall deliver to Lender promptly, and in any event within two (2) days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any governmental authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such governmental authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could have a Material Adverse Effect; provided that if the relevant Subsidiary is a Specified Foreign Entity, the forgoing shall apply to the extent not prohibited under any Specified Foreign Limitations.

(xii) Each Loan Party shall (and, with respect to any such information with respect to any foreign Subsidiary, shall use commercially reasonable efforts to and if such Subsidiary is a Specified Foreign Entity, otherwise be subject to the Specified Foreign Limitations) deliver to Lender promptly (and in any event not more than three (3) Business Days after request), such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time request. Without limiting the foregoing, and subject to the Specified Foreign Limitations, each Loan Party shall cause its foreign Subsidiaries to deliver promptly (and in any event not more than three (3) Business Days after request), detailed information and account balances for all Deposit Accounts of each such foreign Subsidiary held in banks not organized in the United States.

(xiii) Each Loan Party shall deliver to Lender promptly (and in any event not more than three (3) Business Days after receipt thereof by any Loan Party or Subsidiary thereof), copies of each notice or other correspondence and communication received with the counterparties of each Material Contract to the extent such communication indicates a breach or potential breach, a change or potential change in the terms, a deviation from the ordinary course of business or any other communication that has the potential to have an adverse effect on the Material Contract from either party’s perspective.

(c) Notices.

(i) Promptly, and in any event not more than three (3) Business Days after any Loan Party or Subsidiary (subject, in the case of a Specified Foreign Subsidiary, to the Specified Foreign Limitations) obtains knowledge thereof, each Loan Party shall notify Lender: (A) of the occurrence of any Default or Event of Default; (B) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; (C) of any actual or anticipated breach or nonperformance of, or any default under, or any termination of, a Material Contract or any agreement with respect to Indebtedness (it being understood that, for purposes of this Section 9(c)(i)(C) only, all trade account payables in the ordinary course of business shall be excluded from clause (d) of the definition of Indebtedness); (D) of any dispute, claim, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any governmental authority or the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof; (E) of the occurrence of any ERISA Event; (F) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; (G) of any change or proposed change in any Key Person of any Loan Party; (H) of the discharge by any Loan Party of its present accounting firm or any withdrawal or resignation by such accounting firm; (I) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; (J) of the filing of any Lien encumbering assets of any Loan Party or any Subsidiary thereof; (K) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; (L) of any claim made in respect of directors and officer’s insurance; and (M) of (i) any failure by any Loan Party to pay rent or any other amounts due under any Lease at any of such Loan Party’s locations beyond any grace period under the Lease governing such rent or other amounts, and (ii) notice of termination of any Lease. Each notice pursuant to this Section 9(c)(i) shall be accompanied by a statement of an executive officer of Enjoy setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to this Section 9(c)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been or may be breached.

(ii) Without limiting any other provisions of this Agreement, each Loan Party will give Lender not less than ten (10) days prior written notice of (i) any change in its places of business, including the establishment of new places of business and the closing of existing places of business; (ii) any change in its name, corporate or other business structure, including changes in personnel which may affect the legality of this or subsequent documents furnished to Lender pursuant to this Agreement; (iii) any change in the location of any Loan Party’s Collateral; and (iv) any change in the location of any Loan Party’s mailing address, chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any addition of office, store or facility at which Collateral owned by it is located (including the establishment of any such new office or facility).

(d) Payment of Obligations.

(i) Each Loan Party will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits or property as well as all other material claims of any kind (including claims for labor, materials, supplies, and rent) prior to the date when such Taxes, assessments or charges shall become due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. Lender may, at its option (but in no event shall have any obligation), discharge any Tax liens, security interests or other encumbrances levied or placed on the Collateral, pay for the maintenance and preservation of the Collateral or pay for insurance on the Collateral. Any amounts so paid by Lender pursuant to this Section 9(d) shall be treated as part of the Loan made hereunder, shall accrue interest at the applicable rate set forth in this Agreement, shall be repaid by Loan Party immediately on demand and shall become part of the Obligations secured hereby.

(ii) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(iii) The Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(iv) The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(v) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9(e) (including by the payment of additional amounts pursuant to this Section 9(e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (iv) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (iv), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (iv) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Preservation of Existence; Maintenance of Property. Other than in connection with the implementation of a Permitted Reorganization and subject to the Specified Foreign Limitations, each Loan Party shall, and shall cause its respective Subsidiaries to (A) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization or formation; (B) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (C) preserve or renew all of its rights in all Intellectual Property, including by making all payments, filings and recordations necessary to protect and maintain its interest in all such Intellectual Property; (D) not permit the inclusion any contract to which it becomes a party hereafter any provision that could or may in any way materially impair or prevent the creation of a security interest in, or assignment of such Loan Party’s rights and interests in any property included within the definition of Intellectual Property acquired under such contracts; (E) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (F) make all necessary repairs thereto and renewals and replacements thereof.

(f) Compliance with Laws. Each Loan Party will comply in all material respects with all laws and governmental regulations of all federal, state and local governmental authorities, including but not limited to any and all applicable federal, state and local environmental waste and hazardous substance and disposal laws and regulations.

(g) Books and Records. Each Loan Party will maintain complete and accurate books of account and records, and its principal books of account and records, including all records concerning the Collateral, shall be kept and maintained at Borrower Offices. All accounting records and financial reports furnished to Lender shall be maintained and prepared in accordance with GAAP, consistently applied. Unless an Event of Default has occurred, upon reasonable advance notice to Loan Parties and during regular business hours, and at the expense of the Loan Parties, Lender shall have access to the Collateral and all books of account and records of each Loan Party and their Subsidiaries (subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations) for inspection, verification, examination and audit, and may discuss Loan Party’s affairs, finances and accounts with its officers, shareholders and employees. Upon the occurrence of an Event of Default, no such notice shall be required and Lender shall have the right to enter and expect all books and records of each Loan Party at any time, at the expense of the Loan Parties. At the expense of the Loan Parties, Lender shall have the ability to conduct occasional field audits of Borrower Offices and the Collateral, wherever located, and Borrowers shall use commercially reasonable efforts to assist in such audits.

(h) Maintenance of Insurance. Each Loan Party shall maintain all of its properties in good condition and repair and shall insure and keep insured all such properties against such risks and in such amounts as are customary for similar businesses in Loan Party’s industry. Without limiting the foregoing, each Loan Party shall maintain (i) all risks insurance, (ii) commercial general liability and broad form property damage insurance and (iii) all other insurance required by any other documents executed in connection with this Agreement, whether different from or in addition to the insurance above mentioned. All required policies of property and casualty insurance, and any endorsements, renewals or replacements thereof, shall list Lender as additional insured and lender’s loss payee. All policies of property and casualty insurance shall contain a written obligation on the part of the insurance carrier to notify Lender in writing not less than thirty (30) days prior to the effective date of any cancellation or modification of any such insurance coverage. Each insurance company is hereby authorized and, after notice from Lender, directed to make payment for all losses directly to Lender. After deducting from said insurance proceeds any expenses incurred by Lender in collection or handling of the loans hereunder, Lender will apply the net proceeds as a credit on any portion of the Note (and interest thereon) selected by Lender, whether then matured or to mature in the future. Lender shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy, regardless of the cause of such failure. At all times prior to the Obligations being paid in full, each insurance company is directed to make payment for all insured losses with respect to property and casualty insurance jointly to Lender and each Loan Party.

(i) Use of Proceeds.

(i) The proceeds of the Loans shall be used to provide working capital, for general corporate purposes and to fund the Chapter 11 Cases, solely in accordance with the Budget (including Permitted Variances) and the terms and conditions of this Agreement and the DIP Orders, including, without limitation, (but subject to the Budget) to (i) upon the entry of the Interim DIP Order, conversion of the Prepetition Obligations into Obligations, (ii) provide working capital and for other general corporate purposes of the Debtors; (iii) fund the costs of the administration of the Chapter 11 Cases (including professional fees and expenses); and (iv) fund interest, fees, and other payments contemplated in respect of the DIP Facility (collectively, the “Permitted Uses”).

(ii) Without in any way limiting the foregoing, and otherwise in accordance with the DIP Orders, no Collateral, DIP Proceeds or any portion of the Carve-Out may be used directly or indirectly by any of the Debtors, the Committee, if any, or any trustee or other estate representative appointed in the Chapter 11 Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to or pari passu with the DIP Liens; or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counterclaim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, the Lender and each of its officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing (all in their capacities as such), with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Obligations, the DIP Credit Facility Super-Priority Claims, the DIP Liens, the Loan Documents or the Prepetition Obligations; (iv) any

action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the Obligations; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either the Lender hereunder or under any of the Loan Documents; or (vi) objecting to, contesting, or interfering with, in any way, the Lender’s enforcement or realization upon any of the Collateral once an Event of Default has occurred; provided, however, that no more than $50,000 in the aggregate of the Collateral, DIP Proceeds or any portion of the Carve-Out may be used by the Committee, if any, to investigate claims and/or liens of the Prepetition Lender under the Prepetition Loan Documents.

(j) Material Contract. Each Loan Party shall (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time reasonably requested by Lender with respect to such Material Contracts, (e) upon request of Lender, make, to each other party to each such Material Contract, such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing, in each case, subject, if the applicable Subsidiary is a Specified Foreign Subsidiary, to the Specified Foreign Limitations.

(k) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party shall (i) comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws; (ii) implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(l) Employee Benefit Plans. Except as otherwise allowed in connection with the Permitted Reorganization and subject, solely in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, each Loan Party shall (i) maintain, and cause each ERISA Affiliate to maintain, each Pension Plan in substantial compliance with all applicable laws, (ii) make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan and (iii) not, and not permit any ERISA Affiliate to (1) seek a waiver of the minimum funding standards of ERISA, (2) terminate or withdraw from any Pension Plan or Multiemployer Plan, or (3) take any other action with respect to any Pension Plan that would, or could be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan.

(m) Further Assurances.

(i) At any time and from time to time, upon reasonable request of Lender in writing, and at the sole expense of the Loan Parties, each Loan Party will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may, in its sole discretion, deem desirable in obtaining the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the joinder of any and all additional Subsidiaries and Affiliates of each Loan Party as additional Loan Parties hereunder, the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Liens and security interests granted hereby, transferring Collateral to Lender’s possession and using its commercially reasonable efforts to obtain waivers from landlords and mortgagees.

(n) Cash Management. The Loan Parties shall:

(i) Cause all Deposit Accounts of the Loan Parties to be maintained pursuant to such documentation as the Lender may reasonably request, including, without limitation, if requested by the Lender, a Blocked Account Agreement satisfactory in form and substance to the Lender with respect to each such Deposit Account (collectively, the “Blocked Accounts”); it being understood that no Blocked Account Agreements or other control agreements shall be required in respect of the Excluded Accounts.

(ii) Maintain a cash management system as in effect on the Petition Date and as required by the DIP Orders and as authorized by the Bankruptcy Court pursuant to orders approving the first day motions filed by the Loan Parties.

(iii) Upon the request of the Lender, cause bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(iv) Upon the request of the Lender, cause bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(v) Maintain in Blocked Accounts an amount of unrestricted cash and cash equivalents (tested at the close of business on each Business Day) equal to no less than $7,500,000.

(o) Post-Closing Covenants. In each case below, unless otherwise agreed by Lender (which may be granted or withheld in Lender’s sole discretion) the Loan Parties shall deliver by a date later than the deadline set forth below:

(i) Not later than five (5) Business Days after the Effective Date, original signature pages to the Loan Documents to be delivered to Lender.

(ii) Not later than five (5) Business Days after the Effective Date, a signed deposit account control agreement for all Deposit Accounts held with Silicon Valley Bank in form and substance satisfactory to Lender.

(iii) Not later than ten (10) Business Days after the Effective Date (except, with respect to Deposit Accounts of the Specified Foreign Subsidiaries, to the extent prohibited by the Specified Foreign Limitations), sweep agreements pursuant to which all deposits in each Deposit Account held in a depository bank outside of the United States are swept daily into a Deposit Account held in a depository bank subject to a signed deposit control agreement located in the United States.

(iv) Not later than five (5) Business Days after the Effective Date, insurance certificates and endorsements in favor of Lender, in form and substance reasonably satisfactory to Lender.

(p) Permitted Reorganization. Subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, the Loan Parties shall cause their foreign Subsidiaries, to diligently prepare and implement the Permitted Reorganization in accordance with this Agreement. Subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, the Loan Parties shall cause their foreign Subsidiaries to not engage in any business activities other than those in furtherance of the preparation and implementation of the Permitted Reorganization.

(q) Lender Meetings. During the continuance of the Chapter 11 Cases, the Loan Parties shall cause their senior management and their advisors (including any investment banker and/or financial advisor) to make themselves available each Monday (or, in the event that such day is not a Business Day then on the Business Day immediately following), for a conference call with the Lenders and their representatives for purposes of discussing (x) any information contained in any Budget and any other report delivered pursuant to Section 9(b)(i) and Section 9(b)(ii), including the Permitted Variances, and (y) any other information regarding the Loan Parties’ and their estates’ business results and operations reasonably requested by the Lender.

(r) Milestones. Each of the Borrower and the Guarantors covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash (other than contingent obligations not yet due and payable), each of the Borrowers and the Guarantors shall and shall cause each of the Subsidiaries to ensure that each of the Milestones is achieved in accordance with the applicable timing referred to therein (or such later dates as may be approved in writing by the Lender in its sole discretion).

(s) Bankruptcy Covenants. The Loan Parties shall comply with (a) the terms and conditions of the DIP Orders, as then in effect, in all respects, and shall not seek (or permit to be sought) any reversal, vacatur, stay, amendment or modification thereto without the prior written consent of Lender; and (b) all terms and conditions of all other orders entered by the Bankruptcy Court, unless otherwise agreed to in writing by Lender.

(t) Chapter 11 Cases.

(i) Each Debtor shall deliver or cause to be delivered for review and comment, as soon as commercially reasonable and in any event at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstance) prior to filing, all material pleadings, motions and other documents (provided that any of the foregoing relating to the DIP Facility shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court to the Lender and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. If not otherwise provided by the Bankruptcy Court’s electronic docketing system, the Borrowers shall provide copies to the Lender of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court, distributed by or on behalf of the Debtors to any Committee, filed with respect to the Chapter 11 Cases or filed with respect to any Loan Document. In connection with the Chapter 11 Cases, the Debtors shall give the proper notice for (x) the motions seeking approval of the Loan Documents and the DIP Orders and (y) the hearings for the approval of the Final DIP Order.

(ii) Each Loan Party shall deliver or cause to be delivered to the Lender, in accordance with the Bid Procedures, copies of any term sheets, proposals, presentations, amendments to any asset purchase agreement(s) or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or more of the Debtors. Notwithstanding the foregoing, the Debtors will not provide copies of any term sheets, proposals, presentations, amendments to any asset purchase agreement(s), bids or other confidential information to the Lender if the Lender is an active bidder or involved in the bidding process as to the relevant asset(s) at the applicable time.

(iii) Except to the extent permitted (or required) hereunder, under the DIP Orders and under the Budget, no Loan Party shall, without the express prior written consent of the Lender or pursuant to an order of the Bankruptcy Court after notice and a hearing, use the DIP Proceeds or cash Collateral to make any critical vendor payment with respect to any prepetition amount.

(u) Budget Matters.

(i) The Borrowers each hereby acknowledges and agrees that any updated Budget (each such updated Budget, a “Budget Update”) provided to the Lender shall not amend and supplement the applicable approved Budget until the Lender delivers a notice (which may be delivered by electronic mail) to the Borrowers stating that the Lender has approved of such Budget Update in accordance with Section 9(b)(iii); provided, that if the Lender does not deliver a notice of approval to the Borrowers, then the existing approved Budget shall continue to constitute the applicable approved Budget until such time as the subject Budget Update is agreed to among the Borrowers and the Lender in accordance with Section 9(b)(iii). Once such Budget Update is so approved in writing by the Lender, it shall supplement or replace the prior approved Budget, and shall thereafter constitute the approved Budget.

(ii) Perform in accordance with the Budget, including having made all scheduled payments to Lender, as and when required, subject solely to those permissible variance amounts referred to in this Agreement or the DIP Orders, applicable. Each such budget variance covenants shall be tested as of Saturday of each week (commencing with the first (1st) full calendar week after the entry of the Interim DIP Order), pursuant to the Variance Report delivered by the Borrowers to Lender in accordance with Section 9(b)(iv). Lender (i) may assume that the Borrowers will comply with the Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to the Budget. The line items in the Budget for payment of interest, expenses and other amounts to Lender are estimates only, and the Borrowers remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the DIP Orders regardless of whether such amounts exceed such estimates. Nothing in the Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

(v) AT&T Contract. The Borrowers shall use commercially reasonable efforts to facilitate meaningful discussions between the Lender and appropriate senior executives and employees of AT&T with respect to the AT&T Contract and its renewal.

10.	Negative Covenants. Each Loan Party covenants that:

(a) Indebtedness; Prepayment of Other Indebtedness. Without the express prior written consent of Lender, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to (i) create, incur or assume Indebtedness of any description whatsoever, except for Permitted Indebtedness or (ii) prepay, redeem, purchase, defease or otherwise satisfy in any manner any Indebtedness (including the Johnson

Note and any other Indebtedness set forth on Schedule 8(e)(v)), or make any payment in violation of any subordination terms of any Subordinated Indebtedness; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(b) Liens. Except for Permitted Liens, Loan Party shall be the owner of such Collateral free from any Lien, lease, security interest or encumbrance and Loan Party shall defend the Collateral and the proceeds and products thereof against any claim and demand of all persons at any time claiming the same or any interest therein adverse to Lender. Except for Permitted Liens, no Loan Party shall, nor shall any Loan Party permit its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file any such financing statement; or assign or otherwise transfer any accounts or other rights to receive income; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender(or as soon thereafter as is reasonably practicable under the circumstance).

(c) Dispositions. Except for Permitted Dispositions, it shall not, except as expressly permitted by this Agreement and the other Loan Documents, sell, transfer, lease, mortgage, encumber, grant a security interest in, permit a Lien to attach to or otherwise dispose of the Collateral (in each case, a “Disposition”), or any part thereof or any interest therein or remove the Collateral from such premises or attempt any such sale, transfer, lease, mortgage, encumbrance, removal or other disposition of the Collateral without the prior written consent of Lender.

(d) Fundamental Changes. Without the prior written consent of Lender, no Loan Party shall, and no Loan Party shall permit any Subsidiary to (i) change its type of organization, jurisdiction of organization or other legal structure, (ii) consolidate or merge with another person, (iii) acquire the stock of, or all or substantially all of the assets of, any other corporation, person or entity, (iv) make any Investment (including the creation or formation of any Subsidiary that is not in existence as of the Initial Funding Date), other than Permitted Investments, (v) discontinue business, dissolve, divide, liquidate, sell, transfer, assign or otherwise dispose of any assets other than in its normal course of business, (vi) preclear or permit any trades in Enjoy’s common stock by Enjoy’s directors, executive officers or any Person who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (vii) engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Initial Funding Date or (viii) amend (whether by merger, consolidation or otherwise) or cause to be amended the certificate of incorporation, bylaws, limited liability agreement or equivalent organizational documents of any Loan Party or any Subsidiary of any Loan Party; provided that, notwithstanding the above, Permitted Reorganization shall be permitted in strict compliance with this

Agreement; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(e) Restricted Payments. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any equity interests or accept any capital contribution except for Restricted Payments made (i) between the Loan Parties, (ii) from a Loan Party to a non-Loan Party Affiliate in the ordinary course and in accordance with the Budget and (iii) from a Subsidiary of a Loan Party to a Borrower; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(f) Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any Subsidiary to enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (i) transactions on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (ii) transactions among the Loan Parties, including, without limitation, the Intercompany License and to the extent applicable, any Permitted Reorganization conducted in strict compliance with the terms of this Agreement, (iii) reasonable and customary employment and compensation arrangements and benefit plans for officers, consultants and other employees of the Loan Parties entered into or maintained in the ordinary course of business, (iv) reasonable and customary fees and expenses paid to directors in the ordinary course of business and (v) Johnson Note, subject to the Subordination Agreement described in Section 4(a); provided that any payment under the arrangements specified in the foregoing clauses (iii) and (iv) shall be permitted only to the extent they constitute a Permitted Use and are included in the Budget or otherwise permitted pursuant to Section 9(i) hereof.

(g) Material Contracts. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, amend, modify or waive any Loan Parties’ rights under, or otherwise terminate or cancel any Material Contract without the prior written consent of Lender, which Lender may withhold in its sole discretion; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(h) Intellectual Property. Except for any arrangement under the Intercompany License, no Loan Party shall, and no Loan Party shall permit any Subsidiary to (i) sell, assign, lease, license, abandon or permit to lapse, transfer or otherwise dispose of any Intellectual Property, or (ii) disclose any trade secrets, other than pursuant to a written nondisclosure agreement entered into in the ordinary course of business and approved by Lender; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(i) Reorganization. Except for the Bankruptcy Proceeding and Permitted Reorganization conducted in strict compliance with the terms of this Agreement, no Loan Party shall, and no Loan Party shall permit any Subsidiary to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Loan Party or any of their Subsidiaries.

(j) Reclamation Claims. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition trade payables or other Prepetition claims under Section 546(c) of the Bankruptcy Code or agree to allow any creditor to take any setoff or recoupment against any of its Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $50,000.

(k) Designation of Senior Debt. Designate any Indebtedness (other than the Obligations) of any Loan Party or any of its Subsidiaries as “Designated Senior Debt” (or any similar term).

(l) Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Lender; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(m) Deposit Accounts. Open new Deposit Accounts (other than the Excluded Account) unless the Loan Parties shall have delivered to the Lender appropriate Blocked Account Agreements as required pursuant to Section 9(n) and otherwise satisfactory to the Lender.

(n) Permitted Variances. Permit (i) actual aggregate disbursements to exceed the aggregate amount of disbursements in the Budget for the applicable period by more than the Permitted Variances, and (ii) actual aggregate cash receipts (excluding DIP Proceeds that may be deemed a receipt) during the applicable period to be less than the aggregate amount of such cash receipts in the Budget for such period by more than the Permitted Variances.

(o) Employee Matters. (i) Make, commit to make, or permit to be made any bonus payments (including retention and incentive bonuses) to any executive officers or employees of the Borrowers or any of their Subsidiaries (in excess of the amounts set forth in the Budget on an aggregate basis) or (ii) terminate any executive officers or other Key Persons of the Borrowers and their Subsidiaries without the Lender’s prior written consent.

(p) Change of Control. Not permit any Change in Control of any Debtor or any Subsidiary.

(q) Change in Fiscal Year. Change the fiscal year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

(r) Bankruptcy-Related Negative Covenants. Seek, consent to, or permit to exist any of the following:

(i) any modification, stay, vacation or amendment to the DIP Orders to which Lender has not consented in writing;

(ii) a priority claim or administrative expense or unsecured claim against any Borrower (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 of the Bankruptcy Code) equal or superior to the priority claim of Lender and Lenders in respect of the Obligations, subject to (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve and (y) Permitted Prior Liens, and except as otherwise set forth in the DIP Orders;

(iii) any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations, including any adequate protection Liens, subject to (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve, and (y) Permitted Prior Liens, and except as otherwise set forth in the DIP Orders;

(iv) any order which authorizes the return of any Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(v) any order which authorizes the payment of any indebtedness (other than Pre-Petition Indebtedness reflected in the Budget) incurred prior to the Petition Date, except as set forth in the orders entered into in connection with the first day motions and the DIP Orders and the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien;

(vi) any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents; or

(vii) any claims other than that of the Lender entitled to a superpriority under Section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with the Lender’s section 364(c)(1) claim, except for the Carve-Out.

11.	Events of Default and Remedies.

(a) The following shall be events of default (hereinafter referred to as an “Event of Default”) under this Agreement:

(i) failure of any Loan Party or any Subsidiary thereof to pay when due any Indebtedness to Lender or any Affiliate of Lender, including but not limited to all payments of principal, interest or other expenses and amounts due under the Note and the other Loan Documents;

(ii) the occurrence of a default under any other agreement between Lender or any of its Affiliates, on the one hand, and Borrowers or any of their Affiliates, on the other;

(iii) failure of any Loan Party to perform any covenant or agreement contained in this Agreement, any other Loan Document or in any other agreement with Lender or any of its Affiliates;

(iv) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any of their Affiliates contained herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(v) the uninsured loss, theft, damage, destruction, sale (except as permitted in this Agreement) or encumbrance of the Collateral, or the making of any levy, seizure or attachment thereon;

(vi) any Loan Party or any Subsidiary thereof shall default in the timely payment or performance of any Obligation now or hereafter owed to Lender in connection with the Loan Documents;

(vii) [reserved];

(viii) any impairment of the security interest in the Collateral, including, without limitation, the existence of Liens or security interests in the Collateral in favor of any party other than Lender except for Permitted Liens;

(ix) other than with respect to the Chapter 11 Cases, any filing by or against any Borrower or Guarantor of any voluntary or involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or for any other relief under any state or federal bankruptcy law or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or the appointment of a receiver, custodian or trustee of any Borrower or any Guarantor or for all or a substantial part of any Borrower’s property and assets, in each case, to the extent without written approval by Lender in advance (for the avoidance of doubt, the Bankruptcy Proceeding or any Permitted Reorganization conducted in strict accordance with the terms of this Agreement shall not constitute an Event of Default pursuant to this Section 11(a)(ix));

(x) the entry of a judgment or the issuance of a warrant of attachment, execution or similar process against any Loan Party or any of its assets, which shall not be dismissed, discharged or bonded within fifteen (15) days;

(xi) any default (including any event or condition that, with the giving of any notice, the passage of time, or both, would be a default), or termination of (or written threat of termination by AT&T of), the AT&T Contract;

(xii) [reserved];

(xiii) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000 or which would reasonably likely result in a Material Adverse Effect; or

(xiv) (a) Any provision of any Loan Document, at any time after its execution and delivery, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created hereunder or under any other Loan Document; or (b) any Lien purported to be created hereunder or under any other Loan Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Loan Document;

(xv) (a) any Loan Party shall be enjoined, restrained or in any way prevented by the order of any governmental authority from conducting any part of their business; or (b) except for a Permitted Reorganization, unless consented to by the Lender in its sole discretion, there shall otherwise be a voluntary suspension of the conduct of business, closure of, disposition of or a liquidation of any Loan Party (or any Loan Party shall take action in furtherance of the foregoing by vote of its board of directors (or equivalent governing body));

(xvi) the indictment or institution of any legal process or proceeding against any Key Person of any Loan Party, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony;

(xvii) Other than a Known Event, there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(xviii) a Change of Control shall occur;

(xix) (a) The subordination provisions of any Subordination Agreement or other documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (b) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions;

(xx) Other than with respect to the Chapter 11 Cases, (i) any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy;

(xxi) Except as otherwise expressly permitted hereunder and subject to any applicable cure period in connection with a breach of any applicable covenant with respect to the same, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course or liquidate all or a material portion of their assets or business; or

(xxii) Chapter 11 Cases. The occurrence of any of the following in any Chapter 11 Case:

(A) termination of the Asset Purchase Agreement due to a breach thereunder by any Debtor;

(B) filing of a plan of liquidation under Chapter 11 of the Bankruptcy Code by the Debtors that has not been consented to by the Lender;

(C) filing of a plan of reorganization by the Debtors that does not propose to indefeasibly pay the Obligations in full in cash, unless otherwise consented to by the Lender;

(D) any of the Debtors shall file a pleading seeking to vacate or modify any of the DIP Orders over the objection of the Lender;

(E) entry of an order without the prior written consent of the Lender amending, supplementing or otherwise modifying the DIP Orders;

(F) reversal, vacatur or stay of the effectiveness of the DIP Orders except to the extent stayed or reversed within five (5) Business Days;

(G) a failure by the Loan Parties to comply with any material provision of the DIP Orders (except where such failure would not materially and adversely affect the Lender);

(H) dismissal of the Chapter 11 Case of a Debtor with material assets or conversion of the Chapter 11 Case of a Debtor with material assets to a case under Chapter 7 of the Bankruptcy Code;

(I) appointment of a Chapter 11 trustee or examiner with enlarged powers relating to the operation of the business of any Borrower or any other Loan Party or any Debtor shall file a motion or other pleading seeking such appointment;

(J) any sale of all or substantially all assets of the Debtors pursuant to Section 363 of the Bankruptcy Code, unless such sale is conducted in accordance with the Bid Procedures and consented to by the Lender;

(K) failure to meet a Milestone, unless extended or waived pursuant by the prior written consent of the Lender;

(L) granting of relief from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on assets of any Borrower or any other Loan Party, in each case, with a fair market value in excess of $50,000;

(M) any Debtor’s filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order by the Bankruptcy Court, granting any superpriority claim or lien (except as contemplated herein) which is senior to or pari passu with the Lender’ claims under the DIP Facility, without the consent of the Lender (and excluding, for the avoidance of doubt, the AT&T Claim with respect to the AT&T Collateral);

(N) an order shall be entered in any of the Chapter 11 Cases, without the prior written consent of the Lender (i) to permit any administrative expense or any claim (now existing or hereafter arising of any kind or nature whatsoever) to have administrative priority equal or superior to the DIP Credit Facility Super-Priority Claims (other than the Carve-Out or (ii) granting or permitted grant of a lien that is equal in priority or senior to the DIP Liens (other than the Carve-Out);

(O) any Debtor’s filing of (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, without the prior written consent of the Lender;

(P) any Debtor shall seek, or shall support any other person’s motion seeking (in any such case, verbally in any court of competent jurisdiction or by way of any motion or pleading with the Bankruptcy Court, or any other writing to another party in interest by Debtors) to challenge the validity or enforceability of any of the Lien or obligations of the parties under the Prepetition Loan Documents;

(Q) the Debtors shall assert in any pleading filed in any court that the guarantee contained in the Loan Documents is not valid and binding, for any reason, to be in full force and effect, other than pursuant to the terms hereof;

(R) payment of or granting adequate protection with respect to prepetition debt, other than as expressly provided herein or in the DIP Orders or consented to by the Lender;

(S) expiration or termination of the period provided by section 1121 of the Bankruptcy Code for the exclusive right to file a plan, with respect to a Debtor with material assets unless such expiration or termination was sought by the DIP Secured Parties;

(T) cessation of the DIP Liens or the DIP Credit Facility Super-Priority Claims to be valid, perfected and enforceable in all respects;

(U) Permitted Variances under the Budget are exceeded for any period of time without consent of or waiver by the Lender;

(V) any uninsured judgments are entered with respect to any post-petition non-ordinary course claims against any of the Debtors or any of their respective affiliates in a combined aggregate amount in excess of $50,000 unless stayed;

(W) other than in the ordinary course and consistent with past practice, any Debtor asserting any right of subrogation or contribution against any other Debtor until all borrowings under the DIP Facility are paid in full in cash and the commitments are terminated;

(X) subject to entry of the Final DIP Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Lender;

(Y) the commencement of a suit or action against any Lender and, as to any suit or action brought by any person other than any Debtor or an officer or employee of any Debtor, the continuation thereof without dismissal for thirty (30) days after service thereof on the Lender, that asserts or seeks by or on behalf of the Debtors, any Committee or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would (i) have the effect of subordinating any or all of the Obligations or DIP Liens of the Lender under the Loan Documents to any other claim or (ii) have a material adverse effect on the rights and remedies of the Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(Z) the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under the DIP Credit Agreement or the other Loan Documents;

(AA) an order shall have been entered by the Bankruptcy Court prohibiting, limiting or restricting the right of the Lender to credit bid for any or all of the Debtors’ assets; and

(BB) the payment of any prepetition claim other than (i) as consented to by the Lender, (ii) as authorized by the Budget, (iii) permitted under the terms of this Agreement or (iv) as authorized by the Bankruptcy Court pursuant to the “first day” or “second day” orders or the DIP Orders and reflected in the Budget.

(b) If any Event of Default occurs and is continuing, the Lender may, in accordance with and subject to the DIP Orders, take any or all of the following actions:

(i) take any action permitted under, and in accordance with, the DIP Orders;

(ii) declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations (including, for the avoidance of doubt, any amounts required to be paid pursuant to Section 2(j)(ii), in each case, determined in respect of such principal amount (to the full extent permitted by applicable law)), to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Lender under this Agreement, any of the other Loan Documents, the DIP Orders or law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender; and

(iv) whether or not the maturity of the Obligations shall been accelerated pursuant hereto, without further order from the Bankruptcy Court, and subject to the terms of the Interim DIP Order and the Final DIP Order (including in respect of any required notices), the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the Lender to exercise, upon the occurrence and during the continuance of any Event of Default under the Loan Documents, all rights and remedies provided for in the Loan Documents, and to take any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable): (a) immediately terminate the Debtors’ limited use of any cash collateral; (b) cease making any Loans under the DIP Facility to the Debtors; (c) [reserved]; (d) freeze monies or balances in the Debtors’ accounts (and, with respect to this Agreement and the DIP Facility, sweep all funds contained in the Deposit Accounts and Securities Accounts subject to Blocked Account Agreements); (e) immediately set-off any and all amounts in accounts maintained by the Debtors with the Lender against the Obligations, or otherwise enforce any and all rights against the Collateral in the possession of the Lender, including, without limitation, disposition of the Collateral solely for application towards the Obligations; and (f) take any other actions or exercise any other rights or remedies permitted under the Interim DIP Order and the Final DIP Order, the DIP Loan Documents or applicable law to effect the repayment of the Obligations; provided, however, that the Lender must provide the Debtors with three (3) business days’ written notice (which may be by email) before exercising any enforcement rights or remedies; provided, further, that neither the Debtors, the Committee nor any other party-in-interest shall have the right to contest the enforcement of the remedies set forth in the Interim DIP Order and the Final DIP Order and the DIP Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable DIP Loan Documents. The Debtors shall cooperate fully with the Lender in its exercise of rights and remedies, whether against the Collateral or otherwise;

(v) provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party under Section 11, the unpaid principal amount of the Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable without further act of the Lender.

(c) Lender, beginning three (3) business days following notice to the Bankruptcy Court, shall have the right to require Loan Parties to assemble any Collateral and make such Collateral available at a location or locations designated by Lender. In the event Lender acquires possession of the Collateral or any portion thereof, as herein before provided, Lender may, in its sole discretion (i) sell the same or any portion thereof, after ten (10) days’ written notice, at public or private sale without the consent of any Loan Party, (ii) declare this Agreement and Lender’s obligations in connection herewith to be terminated and canceled and (iii) enforce any other remedy that Lender may have under applicable law. Each Loan Party understands and agrees, however, that such means of disposal shall not be exclusive, and that Lender shall have the right to dispose of any Collateral repossessed hereunder by any commercially reasonable means. In addition to its obligations pursuant to Section 14 of this Agreement, each Loan Party agrees to pay reasonable attorneys’ fees and legal expenses incurred by Lender in connection with the repossession and sale of any such Collateral. Lender’s remedies hereunder are cumulative and may be enforced successively or concurrently.

(d) Each Loan Party agrees to deliver to Lender at its request copies of all Accounts or lists of all Account Debtors and Lender may, at any time after the occurrence and continuance of an Event of Default, notify such Account Debtors that the Accounts have been assigned to Lender and the payments shall be made directly to Lender. Upon the request of Lender after the occurrence and continuance of an Event of Default, each Loan Party shall promptly notify any Account Debtors of the assignment of their account to Lender. Lender may in its own name communicate and verify with such Account Debtors without the consent of or prior notice to any Loan Party.

(e) In addition to all other rights and remedies which it may have, Lender shall have all rights and remedies granted to secured parties by the UCC.

(f) Lender, beginning three (3) business days following notice to the Bankruptcy Court, may take immediate possession of the Collateral by any means not involving a breach of immediate peace and may sell the same pursuant to applicable law, and for such purpose, Lender may enter upon the premises on which the Collateral shall be situated (including but not limited to Borrower Offices) and remove the same to such other places selected by Lender.

(g) Lender, beginning three (3) business days following notice to the Bankruptcy Court, may take exclusive possession of the premises on which the Collateral is located (including but not limited to Borrower Offices) prior to any sale thereof by Lender, store the Collateral on such premises for so long as is reasonably necessary free of rent and conduct such sale of the Collateral on the premises.

(h) The rights and remedies of Lender shall be cumulative, and no failure or delay in exercising any option, right or remedy shall be deemed a waiver thereof or a waiver of any event of default. To the extent allowed by law, each Loan Party hereby waives the right to any hearing that may be held relating to foreclosure or any other such act and the right to any notice that may be required to be given by Lender prior to such hearing. Each Loan Party hereby expressly releases Lender and its agents from any and all liability relating to such foreclosure and any other acts described above. Lender may setoff against all obligations owed by any Loan Party to Lender all monies of any Loan Party held by Lender.

(i) Lender may hold Loan Parties jointly and severally liable for any deficiency in the amounts owed to Lender after sale of the Collateral and application of such sale proceeds to the amounts owed to Lender.

12.	Limitation on Lender’s Duty in Respect of Collateral.

(a) Beyond the safe custody thereof, Lender shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

13.	Lender’s Appointment as Attorney-In-Fact.

(a) Provided that Lender has provided three (3) business days’ notice to the Bankruptcy Court, each Loan Party hereby irrevocably constitutes and appoints Lender, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, from time to time in Lender’s discretion, to carry out the terms of this Agreement. Lender may, for and in the name of such Loan Party, endorse and assign any obligation transferred to Lender by such Loan Party and any check for other medium of payment intended to apply upon such obligation. Lender may complete any blank space and fill in omitted information on any document or paper furnished or provided to Lender by any Loan Party or otherwise.

14.	Expenses and Offset.

(a) Subject to Section 23(l), each Loan Party agrees to pay on demand all taxes, fees and other reasonable out-of-pocket expenses in connection with (a) the preparation, execution, delivery and administration any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers) and (b) the enforcement, defense or any other matter arising out of, or in connection with this Agreement, the Note and other Loan Documents (including any enforcement or defense arising in any bankruptcy proceedings). Such fees, costs and expenses shall include but not be limited to all reasonable fees, costs and expenses incurred in connection with (a) Lender’s attorneys and other advisors, (b) efforts to provide additional Collateral for the Loan, (c) payment or performance of any obligation of Loan Party, (d) collections or obtaining payment of any Account for any Loan Party, (e) repossession and sales of all or any part of the Collateral, (f) the prosecution or defense of any action or proceeding relating in any way to this Agreement, and (g) the care, safekeeping, storage, preparation for sale and delivery of the Collateral.

(b) The Borrowers and each Guarantor shall jointly and severally pay (i) (x) all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender (including, but limited in the case of counsel, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender’s counsels, GDC and BBS, and, to the extent necessary, one firm of local counsel engaged by the Lender in connection with the Debtors’ Chapter 11 Cases, and any successor counsel to each), in each case in connection with the negotiations, preparation, execution and delivery of the DIP Loan Documents and the funding of all Loans under the DIP Facility, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Lender and its counsels and professional advisors in connection with the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Loan Documents and (ii) without duplication, all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender (including, but limited in the case of counsels, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of GDC and BBS (and any successor counsel) as outside counsels to the Lender (and any successor counsel), and, to the extent necessary, one firm of local counsel engaged by the Lender in each relevant jurisdiction, and any successor counsel to such primary counsel and local counsel, in each case in connection with (A) the enforcement of any rights and remedies under the DIP Loan Documents, (B) the Chapter 11 Cases, including attendance at all hearings in respect of the Chapter 11 Cases; and (C) defending and prosecuting any actions or proceedings arising out of or relating to the Obligations, the Liens securing the Obligations, or any transaction related to or arising in connection with the DIP Credit Agreement or the other DIP Loan Documents.

15.	Indemnification.

(a) The Debtors shall jointly and severally indemnify and hold harmless the Lender and each of its affiliates and each of their respective officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, or any use made or proposed to be made with the DIP Proceeds, whether or not such investigation, litigation or proceeding is brought by any Debtor or any of its subsidiaries, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the DIP Loan Documents are consummated, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third party advisors. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Debtor or any of its subsidiaries or any shareholders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except, with respect to any Indemnified Party, to the extent such liability is found in a final non appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third-party advisors. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

16.	No Duty to Inspect.

(a) Neither Lender nor any representative or employee of Lender shall at any time have any duty or obligation to any Loan Party, any of their Subsidiaries, or any other third party to inspect the Collateral, the financial and other business records, or operations of any Loan Party.

17.	Termination.

No termination of this Agreement shall relieve any Loan Party from any obligation to Lender arising out of Lender’s advances or commitments made prior to the effective date of the termination. Notwithstanding anything else in this Agreement or the other Loan Documents to the contrary, if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party or any Affiliate of Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for any Loan Party, any Affiliate of any Loan Party or any substantial part of their respective property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until Lender has been indefeasibly repaid in full for all such payments made.

18.	Maximum Interest Rate.

Lender and Borrowers intend to conform strictly to applicable usury laws as presently in effect. Accordingly, Borrowers and Lender agree that, notwithstanding anything to the contrary herein or in any agreement executed in connection with or as security for this Agreement, the sum of all consideration that constitutes interest under applicable law (including but not limited to interest, fees and other loan charges) which is contracted for, charged, or received in connection herewith shall under no circumstance, including without limitation any circumstance in which the Obligations has been accelerated or prepaid, exceed the maximum lawful rate of interest permitted by applicable law

19.	No Advisory of Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and Lender, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their Affiliates, stockholders, creditors or employees or any other person; (iii) Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby; (iv) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty.

20.	[reserved]

21.	Joint and Several Liability of Borrowers.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement and the other Loan Documents, for the mutual benefit, direct and indirectly, of each Borrower and in consideration for the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as surety but also as co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such obligation. Subject to the terms and conditions hereof, the obligations of each Borrower under the provisions of this section constitute the absolute and unconditional, full recourse obligations of each of Borrowers enforceable against such person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. The provisions of this section are made for the benefit of Lender and its successors and assigns, and may be enforced by them from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of Lender or such successor or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust such remedies available to it or them against any of the other Borrowers hereunder or to elect any other remedy. The provisions of this section shall remain in effect until all of the Obligations shall have been indefeasibly paid in full or otherwise satisfied.

22.	Guaranty.

(a) Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally and irrevocably guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all reasonable costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations

(such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of Lender that extended any portion of the Guaranteed Obligations.

(b) Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender to sue any Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

(c) No Discharge or Diminishment of Guaranty.

(i) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(ii) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(iii) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, nonperfection, or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

(d) Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

(e) Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to Lender.

(f) Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Lender.

(g) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

(h) Termination. Lender may continue to make loans or extend credit to the Borrowers based on this Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to Lender for any Guaranteed Obligations created, assumed or committed to prior to the 15th day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

(i) Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 22(i) with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 22(i) with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of Lender hereunder, provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(j) Liability Cumulative. The liability of each Loan Party as a Guarantor under this Section 22 is in addition to and shall be cumulative with all liabilities of each Loan Party to Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

23.	Miscellaneous.

(a) Lender may treat an Event of Default by Loan Party under this Agreement as a default under all Indebtedness or other obligations owed by Loan Party to Lender. Lender may, at Lender’s option, apply any payments or credits to any particular portion of any Indebtedness of Loan Party to Lender.

(b) Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing and shall be delivered personally, via electronic mail or sent by certified mail or nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or electronic mail or the date of mailing (or delivery to such courier service), as the case may be, shall be the date of such notice, election or demand, and rejection, refusal to accept or inability to deliver because of a changed address of which no notice was sent shall not affect the validity of any notice, election or demand given in accordance with the provisions of this Agreement. For the purposes of this Agreement, the notice addresses for the parties hereto are as follows:

If to Lender:	Asurion, LLC
140 11th Ave. N
Nashville, TN 37203
Attn: ***
Email: ***

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193

Attn: ****
Email: ***

If to any Borrower:	Enjoy Technology, Inc.
3240 Hillview Avenue
Palo Alto, CA 94304
Attn: ***
Email: ***

with a copy to:	Centerview Partners LLC
31 West 52nd Street, 23rd Floor
New York, NY 10019
Attn: ***
Email: ***

and

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attn: [***]
Email: [***]

(c) This Agreement, including all exhibits and other documents related hereto, contains all the terms of the Loan and the Obligations, and Loan Party has not relied on any oral representations of Lender concerning the terms of the Loan and the other Obligations. Time shall be of the essence hereof. Any delay on the part of Lender in the exercise of any right or remedy shall not operate as a waiver thereof. Notwithstanding any required consents or approval by Lender for the assignment of any Obligations by any Loan Party hereunder, subject to Section 23(l), all covenants and conditions of this Agreement and the other Loan Documents shall apply to and be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of Lender and its successors and assigns.

(d) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies, powers and privileges of Lender provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e) To the extent that any payment by or on behalf of any Loan Party is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its sole discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(f) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM EXERCISING JURISDICTION, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF EXCEPT TO THE EXTENT THAT THE PROVISIONS OF THE BANKRUPTCY CODE ARE APPLICABLE AND SPECIFICALLY CONFLICT WITH THE FOREGOING, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH BANKRUPTCY COURT OR NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(h) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(i) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(j) NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 10.14, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(k) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l) This Agreement and each other Loan Document may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records (including facsimile and electronic mail), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

(m) This Agreement contains all the terms of the Loan, and no Loan Party has relied on any oral representations of Lender concerning the terms of the Loan.

(n) Subject to Section 23(1), this Agreement binds the Borrowers and the Guarantors and their respective representatives, successors and assigns, and inures to the benefit of Lender and its successors and assigns. No Loan Party may assign this Agreement or any rights or obligations under it without the prior written consent of Lender (which may be granted or withheld in Lender’s sole discretion). Subject to Section 23(1), Lender has the right to transfer, assign or grant participation in its obligations, rights, and benefits under this Agreement and the other Loan Documents, without any Borrower’s consent to a Subsidiary of the Lender that is organized or formed in the United States, any State thereof or the District of Columbia, without any Borrower’s consent.

(o) Lender and each of its successors and assignees shall deliver to Borrowers, and participants shall (and Lender shall cause participants to) deliver to the Lender granting the participation, on or about the date on which such Lender, successor, assignee or participant becomes a Lender, successor, assignee or participant, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed copies of IRS Form W-9 certifying that such Lender, successor, assignee or participant, as applicable, is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and is exempt from U.S. federal backup withholding tax.

[Signature Pages Follow]

IN WITNESS WHEREOF, Borrowers, Guarantors and Lender have caused their names to be signed by their duly authorized officers as of the day and year first above written.

BORROWERS:	ENJOY TECHNOLOGY, INC.

ENJOY TECHNOLOGY OPERATING CORP.

ENJOY TECHNOLOGY LLC

	By:	/s/ Ron Johnson
	Name:	Ron Johnson
	Title:	Chief Executive Officer

[Signature Page to Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement]

IN WITNESS WHEREOF, Borrowers and Lender have caused their names to be signed by their duly authorized officers as of the day and year first above written.

LENDER:	ASURION, LLC

a Delaware limited liability company

	By:	/s/ Roger Anthony Detter
	Name:	Roger Anthony Detter
	Title:	Chief Executive Officer

[Signature Page to Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement]

Exhibit A

Defined Terms

“Acquired Assets” means the assets identified as such in the Bid Procedures Order.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with another Person. “Agreement” has the meaning set forth in the introductory clause of this Agreement.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Rolling Period” means, (i) for the Initial Testing Period, the most recently completed full calendar week, (ii) for the second full calendar week after the Initial Funding Date, the most recently completed two calendar weeks, (iii) for the third full calendar week after the Initial Funding Date, the most recently completed three calendar weeks and (iv) for each full calendar week thereafter, the most recently completed four calendar weeks.

“Applicable Variance” means, (i) for the first full calendar week after the Initial Funding Date, 30%, (ii) for the second full calendar week after the Initial Funding Date, 25%, (iii) for the third full calendar week after the Initial Funding Date, 20% and (iv) thereafter, 15%.

“Asset Purchase Agreement” has the meaning set forth in clause (a) of the definition of Milestones.

“Asurion” has the meaning set forth in the introductory clause of this Agreement.

“AT&T Claim” means the obligations of the Debtors owed to AT&T pursuant to the AT&T Contract.

“AT&T Collateral” means Inventory under the AT&T Contract that is held on consignment.

“AT&T Contract” means that certain AT&T Authorized Dealer Agreement effective as of October 1, 2019 by and between Enjoy Technology, Inc. and AT&T Mobility II, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Availability Period” means the period commencing on the Effective Date and ending on the Commitment Expiration Date.

“Bankruptcy Code” has the meaning set forth in the Recitals of this Agreement.

Exhibit-A

“Bankruptcy Court” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Proceeding” means a voluntary chapter 11 proceeding commenced in the United States Bankruptcy Court for the District of Delaware.

“Bid Procedures” has the meaning set forth in clause (b) of the definition of Milestones.

“Bid Procedures Motion” has the meaning set forth in clause (b) of the definition of Milestones.

“Blocked Account” has the meaning provided in Section 9(n) of this Agreement.

“Blocked Account Agreement” means with respect to an account established by a Loan Party (other than Excluded Accounts), an agreement, in form and substance reasonably satisfactory to the Lender establishing control (as defined in the UCC) of such account by the Lender and whereby the Blocked Account Bank agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the Lender without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom Deposit Accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” and “Borrowers” have the meaning set forth in the introductory clause of this Agreement.

“Borrower Officers” has the meaning set forth in Section 8(k).

“Borrowing” means the making of Loans on the Initial Funding Date or the Final DIP Loan Funding Date.

“Borrowing Request” has the meaning set forth in Section 2(f)(i).

“Budget” means the Initial Budget, as amended and supplemented by any Budget Update delivered in accordance with Section 9(b) and approved by the Lender in accordance with Section 9(b).

“Budget Update” has the meaning set forth in Section 9(u)(i) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee or New York.

“Carve-Out” has the meaning set forth in the then-applicable DIP Order.

“Carve-Out Reserve” means, at any time of determination, a reserve in the amount of the Carve-Out.

“Change of Control” means an event or series of events by which:

(a) any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall be granted the authority to nominate a majority of the members of the board of directors of Borrower;

Exhibit-A

(b) a “person” or a “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 20% of the then-outstanding voting stock of Enjoy;

(c) any other Loan Party or any Subsidiary of any Loan Party assigns, sells, transfers, licenses, or sublicenses all or substantially all of the assets or Intellectual Property of Enjoy and its Subsidiaries on a consolidated basis;

(d) Enjoy fails at any time to own, either directly or indirectly, one hundred percent (100%) of the equity interests of each other Loan Party, free and clear of all Liens (other than the Liens in favor of Lender);

(e) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Enjoy, or control over the equity securities of Enjoy entitled to vote for members of the board of directors or equivalent governing body of Enjoy on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35.0%) or more of the combined voting power of such securities;

(f) any “change in control” or similar event as defined in any organizational document of any Loan Party or in any Material Contract, or any document governing any Indebtedness of any Borrower; or

(g) any Key Person shall for any reason either cease to hold such office or be actively engaged in the day-to-day management of any Loan Party, unless a successor with similar industry experience, reputation and expertise is appointed within thirty (30) days of such cessation and such successor is approved by Lender in its sole discretion.

For purposes of this definition, “control of” any Person shall mean the power, direct or indirect (x) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Citibank Agreement” means that certain Supplier Agreement dated as of May 30, 2018 by and between Enjoy and Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means all of the “Collateral” as defined in Section 5(d), and assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a DIP Lien is granted or purported to be granted by such Person in favor of the Lender, for the benefit of itself and the other DIP Secured Parties, under any of the Loan Documents. For the avoidance of doubt, the Collateral shall not include (and the DIP Liens shall not extend to) Excluded Assets.

Exhibit-A

“Commitment Expiration Date” means the earliest to occur of (i) the date on which the entire amount of the Final DIP Loan Commitment has been drawn (after giving effect to such drawing), (ii) the DIP Termination Date and (iii) the date that is ten (10) days prior to the Maturity Date.

“Committee” has the meaning set forth in the then-applicable DIP Order.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto

“Credit Party Expenses” means all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of Lender (including all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of counsel to the Lenders) in connection with (i) the negotiations, preparation, execution and delivery of the Loan Documents and the funding of all Loans, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Lender and its counsel and professional advisors in connection with the Loan Documents or the transactions contemplated thereby, the administration of this Agreement and any amendment or waiver of any provision of the Loan Documents, and, without duplication, (ii) (A) the enforcement of any rights and remedies under the Loan Documents, (B) the Chapter 11 Cases, including attendance at all hearings in respect of the Chapter 11 Cases; and (C) defending and prosecuting any actions or proceedings arising out of or relating to the Obligations, the Liens securing the Obligations, or any transaction related to or arising in connection with this Agreement or the other Loan Documents.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to such portion of the Obligations, plus two percent (2.00%) per annum.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Lender shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“DIP Credit Facility Super-Priority Claims” has the meaning set forth in the then-applicable DIP Order.

“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

Exhibit-A

“DIP Liens” shall have the meaning assigned to such term in the then-applicable DIP Order.

“DIP Order” means the Interim DIP Order or the Final DIP Order, as applicable, or each of them as the context may require.

“DIP Proceeds” shall mean the proceeds received by the Borrowers from the Loans (including, for the avoidance of doubt, the Prepetition Obligations).

“DIP Secured Parties” means, collectively, the Lender and each Indemnified Party, and their respective successors and assigns.

“DIP Termination Date” shall mean the date that all Obligations will be due and payable in full in cash unless otherwise agreed to by the Lenders on the earliest of (i) September 30, 2022, (ii) if the Final DIP Order has not been entered, twenty-one (21) calendar days after the Petition Date, (iii) the acceleration of the Loans and the termination of the Final DIP Loan Commitments hereunder, (iv) the effective date of any plan of reorganization, (v) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, (vi) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (vii) any Event of Default, (viii) the consummation of the sale of all or substantially all of the Borrowers’ and their subsidiaries assets and (ix) the date an order is entered in any Chapter 11 Case appointing a Chapter 11 trustee or examiner with enlarged powers.

“Disposition” has the meaning set forth in Section 10(c) of this Agreement. “Dispose” shall have a meaning correlative thereto.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy LLC” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy Operating” has the meaning set forth in the introductory clause of this Agreement.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Exhibit-A

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Excluded Account” means any Deposit Account established solely for payroll purposes.

“Excluded Assets” means, collectively, (i) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is binding on such assets (x) on the Petition Date or (y) on the date of the acquisition thereof and not entered into in contemplation thereof (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC), or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received, (ii) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or an Affiliate thereof) after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC, including any goods held on consignment, (iii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC, (iv) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (vi) Excluded Accounts, (vii) AT&T Collateral and (viii) the PMA Collateral (as defined in the Final DIP Order); provided that the Collateral shall include any proceeds or reimbursements of or with respect to the PMA Collateral to the extent not paid or payable to the PMA Companies (as defined in the Final DIP Order).

Exhibit-A

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 23(o) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means (i) proceeds of insurance (other than to the extent such insurance proceeds are (1) immediately payable to a Person that is not a Borrower or any of Subsidiary of the Borrowers in accordance with applicable requirements of law or with Contractual Obligations entered into in the ordinary course of business or (2) received by any Borrower or any of Subsidiary of a Borrower as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds, (ii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iii) condemnation awards (and payments in lieu thereof) and (iv) any cash received by the Borrowers or any of their Subsidiaries not in the ordinary course of business, including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, and (c) indemnity payments (other than to the extent such indemnity payments are (1) immediately payable to a Person that is not an Affiliate of the Borrowers or any of their Subsidiaries, or (2) received by the Borrowers or any of their Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person); provided, that, in each case, “Extraordinary Receipts” shall exclude (x) any cash not otherwise constituting Extraordinary Receipts received by a Loan Party from any other Loan Party and (y) any purchase price adjustment received in connection with any purchase agreement.

“Event of Default” has the meaning assigned to such term in Section 11(a) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Final DIP Loan Commitment” means the Lender’s commitment to make a Final DIP Loan, which commitment is in the amount of the lesser of (a) the DIP Facility in excess of the Initial Loans and (b) such amount as approved by the Bankruptcy Court for funding pursuant to the Final DIP Order.

Exhibit-A

“Final DIP Loan Funding Date” means the date on which the conditions under Section 4(b) are first satisfied or waived as determined by the Lender.

“Final DIP Loans” means the term loans to be made on the Final DIP Loan Funding Date and on or prior to the Commitment Expiration Date, in one drawing in an aggregate principal amount not to exceed such Lender’s Final DIP Loan Commitment.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases substantially in the form of the Interim DIP Order (with only such modifications thereto as are necessary to convert the Interim DIP Order to a final order and other modifications as are satisfactory in form and substance to the Lender in its sole discretion).

“Final DIP Order Entry Date” means the date on which the Bankruptcy Court enters the Final DIP Order.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” has the meaning set forth in Section 1(a) of this Agreement.

“Global Note” means that certain Global Intercompany Note of even date herewith, executed by each Loan Party, including all amendments, restatements, supplements, joinders or other modifications thereto.

“Guaranteed Obligations” has the meaning set forth in Section 22(a) of this Agreement.

“Guarantor” means any Person who may as of the Effective Date or hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

Exhibit-A

“Guaranty” means the guaranty provisions contained in Section 22 of this Agreement, and each other guaranty agreement executed by any Guarantor hereunder, whereby each Guarantor unconditionally guarantees the payment and performance of all of the Obligations of Borrowers to Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) any obligations of such person incurred in connection with any consignment arrangement, conditional sale, or similar title retention program;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital lease and financing lease obligations of such Person (including, for the avoidance of doubt, any leased vehicles and equipment);

(g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person (including, without limitation, any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Exhibit-A

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Budget” shall mean a 10-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 10-week period beginning the week prior to the Petition Date, broken down by week, including the line item details for and anticipated weekly uses of the DIP Proceeds for such period (and draws under this Agreement), which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses and total expenses, fees and expenses relating to this Agreement, fees and expenses related to the Chapter 11 Cases (including professional fees), and working capital and other general corporate needs, which forecast shall be in form and substance satisfactory to the Lender. Such Initial Budget shall be in the form set forth in Exhibit B hereto and also attached as an exhibit to the Interim DIP Order. Until supplemented pursuant to Section 9(b) and approved by the Lender in accordance with this Agreement, the Initial Budget shall constitute the Budget.

“Initial Loan Documents” means the Interim DIP Order and the DIP Term Sheet (as defined in the Interim DIP Order).

“Initial Loans” means the Interim Loan and Rolled Up Amount advanced by the Lender to the Borrowers pursuant to the Initial Loan Documents and described in Section 2(a)(i).

“Initial Funding Date” has the meaning set forth in the Recitals to this Agreement.

“Initial Testing Period” means the first full calendar week period commencing after the Petition Date.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights; unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income, royalties or amounts therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany License” means that certain Intra-Group Licence between Enjoy (UK) Limited and Enjoy Technology, Inc., dated October 19, 2018.

“Interim DIP Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases, on July 1, 2022, which shall be in full force and effect until the entry of the Final DIP Order approving this Agreement and other Loan Documents and the Lien granted hereunder and thereunder and the other transactions contemplated hereby and thereby, and which shall not have been stayed, reversed, vacated or otherwise modified (other than with the consent of Lender in its sole discretion).

Exhibit-A

“Interim Loan” has the meaning set forth in the Recitals to this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interest of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any acquisition, (d) the formation of any joint ventures or partnerships or (e) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Johnson Note” means that certain Amended and Restated Promissory Note dated as of June 29, 2022, payable by Enjoy to the order of Ron Johnson, as may be amended, restated or otherwise modified from time to time only as expressly permitted pursuant to this Agreement.

“Key Person” means each of (a) any person serving as Enjoy’s Chief Executive Officer (or similar position) from time to time, (b) any person serving as Enjoy’s Chief Operating Officer (or similar position) from time to time and (c) any person serving as Enjoy’s Chief Legal Officer (or similar position) from time to time.

“Known Event” means the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in which the Borrower operates in as existing on the Initial Funding Date and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings reviewed by the Lender or as disclosed to the Lender prior to the Petition Date.

“Lease” means each lease of real property pursuant to which a Loan Party operates its business, maintains books and records or otherwise conducts its operations.

“Lender” has the meaning set forth in the introductory paragraph hereto.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, consignment, capital lease obligations, financing lease obligations, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean, collectively, the Initial Loans, the term loans made by the Lender to the Borrowers pursuant to Section 2(a) and any PIK Interest added to the aggregate principal amount of such term loans in accordance with Section 2(h)(ii).

“Loan Party” means each Borrower and each Guarantor, and any other Person who becomes a party as a borrower or guarantor to this Agreement and their successors and assigns.

Exhibit-A

“Loan Document” means this Agreement, the Note, the Guaranty, the Global Note, the Security Documents, each Subordination Agreement, the Perfection Certificate, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Material Adverse Effect” means (i)(a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Borrower; (b) the legality, validity, binding effect or enforceability of the Loan Documents or the DIP Orders; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (d) a material impairment of the rights and remedies of the Lender under any Loan Document; or (e) the perfection or priority of the DIP Liens granted pursuant to the Loan Documents or the DIP Orders; or (ii) a Material Adverse Effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; except in each case those events, circumstances or conditions relating to the commencement and continuation of the Chapter 11 Cases. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Contracts” means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, including, without limitation, any contract or agreement of any Loan Party, the loss of which could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, each of the AT&T Contract, the warehouse and vehicle fleet leases used to service the AT&T Contract, and any other agreement or license used to service the AT&T Contract that cannot be easily and quickly replaced in the ordinary course of business shall constitute a Material Contract for all purposes hereunder and under the other Loan Documents.

“Maturity Date” has the meaning set forth in Section 3(a) of this Agreement.

“Maximum Liability” has the meaning set forth in Section 22(i) of this Agreement.

“Milestones” has the meaning assigned to such term in the then-applicable DIP Order, except to the extent modified by written agreement of the Lender and the Debtors. As of the date hereof, the following milestones related to the Debtors’ Chapter 11 Cases:

(a) By 10 a.m. EST on July 25, 2022, the Debtors shall have filed with the Bankruptcy Court a stalking horse asset purchase agreement for the Acquired Assets with the Lender consistent with the proposed Bid Procedures (the “Asset Purchase Agreement”), pursuant to which the Lender will agree to credit bid its Loans pursuant to Section 363(k) of the Bankruptcy Code.

(b) By July 26, 2022, the Bankruptcy Court shall have entered the Bid Procedures Order;

(c) By July 26, 2022, the Bankruptcy Court shall have entered the Final DIP Order;

Exhibit-A

(d) By August 14, 2022, the Bankruptcy Court shall have entered one or more final, non-appealable sale order(s) (which shall be in form and substance reasonably acceptable to the Lender) approving each of the winning bid(s) resulting from the auction; and

(e) By August 29, 2022, the Asset Sale Effective Date (as defined in the Bid Procedures Order) shall have occurred.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Proceeds” means, with respect to the proceeds received by any Loan Party during the term of this Agreement from any Disposition, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) if applicable, the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Lender’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) taxes paid or payable by such Loan Party in connection with such Disposition, and (C) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such Disposition (including, without limitation, appraisals, and brokerage, legal, agents and title expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) to the extent in accordance with the Budget.

“Note” means that certain $55,000,000 Senior Secured Promissory Note of even date herewith issued by Borrowers to the Lender, as such may be amended and/or restated from time to time.

“Obligated Party” has the meaning set forth in Section 22(b) of this Agreement.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Borrower or any Affiliate thereof arising under any Loan Document or otherwise with respect to the Loan thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Exhibit-A

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment).

“Payors” has the meaning set forth in Section 5(e)(iv) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which such Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means that certain Collateral Information and Perfection Certificate, executed by the Loan Parties and dated as of the date hereof.

“Permitted Disposition” means:

(i) any Disposition of Intellectual Property pursuant to the Intercompany License;

(ii) any Subsidiary of a Borrower may Dispose of assets to a Borrower;

(iii) any Loan Party or any Subsidiary may liquidate cash equivalents into cash; and

(iv) any Disposition made under and in strict accordance with the terms of the Citibank Agreement.

“Permitted Indebtedness” means:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness existing as of the Initial Funding Date and described on Schedule 8(e)(v), in such amounts that shall not exceed those as of the Initial Funding Date;

(iii) trade accounts payable and accrued expenses incurred in accordance with the Budget;

Exhibit-A

(iv) the indorsement of negotiable instruments payable to Loan Party for deposit or collection in the ordinary course of business;

(v) Johnson Note, subject to the Subordination Agreement described in Section 4(a);

(vi) Indebtedness under cash management agreements, bank overdrafts, returned items or like items incurred in the ordinary course of business that are repaid within three (3) Business Days of becoming due, provided that such cash management and similar arrangements shall not involve any Affiliates of the Borrower (other than Loan Parties); and

(vii) Indebtedness incurred by the Borrowers in respect of letters of credit with an aggregate stated amount not to exceed $1,820,000 in respect of casualty or liability insurance.

“Permitted Investments” means each of the following:

(i) Investments that existed on the Initial Funding Date in cash and cash equivalents;

(ii) advances made in connection with purchases of goods or services in the ordinary course of business and in accordance with the Budget;

(iii) Investments existing on the Initial Funding Date, as set forth on Schedule 8(d) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(iv) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and in accordance with the Budget;

(v) advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business and in accordance with the Budget;

(vi) purchases of assets in the ordinary course of business, consistent with past practice and in accordance with the Budget;

(vii) Investments made by a Loan Party into another Loan Party; and

(viii) deposits made in the ordinary course of business to secure the performance of leases or other obligations pursuant to Section 10(a).

“Permitted Liens” are:

(i) the security interests and Liens granted in the Loan Documents;

(ii) Liens existing as of the Initial Funding Date and described on Schedule 8(h)(iii);

Exhibit-A

(iii) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens;

(iv) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the applicable Loan Party operating at such leased location, and any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrowers and their Subsidiaries;

(v) Liens in favor of financial institutions arising in connection with a Loan Party’s (or any of its Subsidiaries’) deposit accounts and/or securities accounts held at such institutions;

(vi) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any leases entered into by Borrowers or their Subsidiaries in the ordinary course of business;

(vii) Liens on cash collateral securing letters of credit permitted to be incurred under clause (vii) of the definition of Permitted Indebtedness; provided that such cash collateral shall not exceed 100% of the stated amount of such letters of credit.

“Permitted Prior Lien” shall mean any of those existing Liens that, under applicable law, are senior to and have not been subordinated to the DIP Liens granted in favor of the Lender under the Loan Documents and the DIP Orders, but only to the extent that such Liens are valid, perfected, enforceable and non-avoidable Liens as of the Petition Date as permitted by section 546 of the Bankruptcy Code.

“Permitted Reorganization” means a liquidation, dissolution or consolidation of ENJOY (UK) LIMITED and ENJOY TECHNOLOGY CANADA; provided that (i) after giving effect to such liquidation, dissolution or consolidation, any remaining assets of such Subsidiary shall be transferred to Borrowers and (ii) in the case of consolidation or merger between a foreign Subsidiary and a Borrower, such Borrower shall be the surviving entity.

“Permitted Uses” has the meaning set forth in Section 9(i)(i).

“Permitted Variance” shall mean, for the applicable Testing Period: (a) all favorable variances, and (b) an unfavorable variance (other than disbursements for Professional Fees of the Lender and fees of the Office of the United States Trustee) of no more than (x) the Applicable Variance for actual receipts under the AT&T Contract, (y) the Applicable Variance for actual operating disbursements (on an aggregate basis) and (z) 20% for actual professional fee disbursements (on an aggregate basis), in each case as compared to the budgeted receipts and disbursements, respectively, set forth in the Budget with respect to the applicable Testing Period; provided, that any disbursements in such Testing Period made from proceeds of favorable variances with respect to receipts in such Testing Period shall not be counted as disbursements for purposes of calculating unfavorable variances; notwithstanding the foregoing, the Carve-Out shall be excluded from the determination of Permitted Variances. The Permitted Variances with respect to each Testing Period shall be determined and reported to the Lender (and its advisors) not later than 5:00 p.m. Central Time on the third Business Day of the week immediately following the end of each such Testing Period. Additional variances, if any, from the Budget, and any proposed changes to the Budget, shall be subject to the approval of the Lender.

Exhibit-A

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Petition Date” has the meaning set forth in the Recitals of this Agreement.

“PIK Interest” has the meaning set forth in Section 2(h)(ii)(b) of this Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Event” means:

(i) any Disposition of Collateral other than Dispositions permitted by Section 10(b);

(ii) the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts;

(iii) the receipt of (i) any cash or cash equivalents cash collateralizing any letter of credit that are returned to a Borrower or any Guarantor for its own account and (ii) any cash or cash equivalents returned to a Borrower or any Guarantor from rent reserves or security deposits returned to a Borrower or any Guarantor upon the assignment of a lease or otherwise;

(iv) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral of Borrower or any Subsidiary; or

(v) the incurrence by a Borrower or any Subsidiary of any Indebtedness (other than Permitted Indebtedness) or the receipt of Net Proceeds from the issuance of equity interests.

“Prepetition” means the time period ending immediately prior to the commencement of the Chapter 11 Cases.

“Prepetition Amount” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Credit Agreement” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Lender” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Loan Documents” means the Prepetition Credit Agreement and all the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Obligations” means the outstanding principal amount and all other obligations under the Prepetition Loan Documents.

Exhibit-A

“PTO” means the United States Patent and Trademark Office.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include (a) all payments made by such Person with any proceeds of a dissolution or liquidation of such Person, and (b) any repurchase of equity securities of Borrowers deemed to occur upon the withholding of a portion of equity securities that are granted, awarded or paid to a current or former officer, director, employee or consultant (any of the foregoing, a “Grantee”, and such equity, “Incentive Equity”) (i) to pay any taxes (withholding or otherwise) payable by such Grantee in connection with such grant, award or payment (or upon vesting thereof) of such Incentive Equity, or (ii) to pay the exercise price of any stock options of any Grantee, it being understood that any obligations of any Grantee with respect to such taxes or such exercise prices shall be funded by such Grantees in cash or such other manner that does not require the withholding of shares.

“Responsible Officer” means president, chief financial officer, controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Rolled Up Amount” has the meaning set forth in the Recitals to this Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any governmental authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

Exhibit-A

“Sanctions” means, individually and collectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other governmental authority with jurisdiction over any member of any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the DIP Orders and any other security agreement or other instrument or document executed and delivered to the Lender pursuant to this Agreement or any other Loan Document granting a DIP Lien to secure any of the Obligations.

“Specified Foreign Entities” means ENJOY (UK) LIMITED and ENJOY TECHNOLOGY CANADA.

“Specified Foreign Limitations” means, with respect solely to the Specified Foreign Entities, that the applicable provision shall be subject to, and applicable solely to the extent permitted under, applicable foreign law and the relevant liquidation proceedings for each such entity.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated with respect to collateral rights and/or in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by Lender. For the avoidance of doubt, the Johnson Note shall constitute Subordinated Indebtedness for all purposes hereunder and under each other Loan Document.

“Subordination Agreements” means, collectively, any subordination agreement entered into in connection with Subordinated Indebtedness, as amended from time to time. For the avoidance of doubt, the Subordination Agreement related to the Johnson Note executed on the date hereof shall constitute a Subordination Agreement for all purposes hereunder and under each other Loan Document.

“Subordination Provisions” has the meaning set forth in Section 11(a)(xix) of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” means the Initial Testing Period and each Applicable Rolling Period thereafter.

“Termination Fee” has the meaning set forth in Section 2(i)(ii) of this Agreement.

Exhibit-A

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, (b) the commencing and filing of the Chapter 11 Cases and (c) the payment of fees and expenses in connection with the consummation of the Transaction.

“UCC” has the meaning set forth in Section 1(a) of this Agreement.

“Variance Report” has the meaning assigned to such term in Section 9(b)(iv) of this Agreement.

Exhibit-A

Exhibit B

Budget

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Exhibit C

Form of Compliance Certificate

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Schedules

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